As filed with the Securities and Exchange Commission on June 13, 2014
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Silenseed Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	–––––––––	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Amotz Shemi, Ph.D, Chief Executive Officer Silenseed Ltd. The Goldyne Savad Institute of Gene Therapy Hadassah Hebrew University Medical Center Jerusalem 9112001, Israel Tel: +972 (2) 6743430	Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.5000
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Edwin L. Miller Jr.	Eran Ben-Dor	Henry I. Rothman, Esq.	Barry Levenfeld
Oded Har-Even	Zysman, Aharoni, Gayer & Co.	Joseph Walsh, Esq.	Eric Spindel
Shy S. Baranov	41-45 Rothschild Blvd.	Troutman Sanders LLP	Yigal Arnon & Co.
Zysman, Aharoni, Gayer and	Beit Zion	The Chrysler Building	1 Azrieli Center
Sullivan & Worcester LLP	Tel Aviv, Israel 65784	405 Lexington Avenue	Tel Aviv, Israel 67021
1633 Broadway	Tel: +972.3.795.5555	New York, NY 10174	Tel: +972.3.608.7777
New York, NY 10019		Tel: 212.704.6000
Tel: 212.660.5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement .

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary shares, par value NIS 0.01 per share (2) (3)	$34,500,000	$4,443.60
Representative’s warrants to purchase ordinary shares (4)	-	-
Ordinary shares underlying Representative’s warrants (5)	1,875,000	241.50
TOTAL	$36,375,000	$4,685.10
______________________

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3) Includes shares of ordinary shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4) In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s ordinary shares underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5) As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the warrants are exercisable at a per share exercise price equal to 125% of the public offering price, and the proposed maximum aggregate offering price of the Representative’s warrants is $     .

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 13, 2014

Ordinary Shares

Silenseed Ltd. is offering its ordinary shares in an initial public offering.  No public market currently exists for our ordinary shares. The estimated initial public offering price is between $    and $     per share.

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “RNAI”.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) and, therefore, will be subject to reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk.  See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses)	$	$

(1) The underwriters will receive compensation in addition to the underwriting discounts and commissions.  See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to            additional ordinary shares solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about               , 2014.

Aegis Capital Corp

The date of this prospectus is   , 2014.

Our LODERTM drug delivery system is designated to be implanted directly into the core of solid tumor cancers, such as pancreatic, prostate, brain and breast cancers. The implanted LODER enables effective use of new drugs in development that use the body’s own genetic mechanism, through a molecule called siRNA. The LODER enables the extended release of such cancer drugs into the entire tumor. Our new drugs and delivery system candidates have the potential to be an effective drug-based treatment for a number of types of solid tumor cancers, including our first target disease – pancreatic cancer, and our secondary target diseases – prostate cancer and certain brain cancers. We currently do not have any product that has received regulatory approval, and none of our products are being commercialized.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our ordinary shares, and seeking offers to buy our ordinary shares, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.

Until and including                     , 2014, 25 days after the date of this prospectus, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

For investors outside of the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Silenseed” refer to Silenseed Ltd.

Our reporting currency and functional currency is the U.S. dollar.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our ordinary shares. Therefore, you should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 10 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our ordinary shares.

THE COMPANY

Overview

We are an emerging biopharmaceutical company discovering and developing proprietary RNA interference (RNAi)-based cancer drugs and delivery systems designed to effectively penetrate and treat malignant solid tumors. Our new drugs used with our new delivery system have the potential to be one of the most highly effective treatments for solid tumor cancers, including our first target disease – pancreatic cancer, and our secondary target diseases – prostate cancer and certain brain cancers. In the future, we plan to target breast cancer, cervical cancer, esophageal cancer and other solid tumor cancers. Our entire current product candidate pipeline has been developed internally.

RNA interference is a naturally occurring mechanism within cells that de-activates (“silences” or interferes with) specific genes that are implicated in a number of diseases. Design of therapies based on RNAi did not begin in earnest until 2002. RNAi is widely believed to be the most promising platform for next generation cancer therapies, with the objective of replacing non-specific chemotherapy and its severe side effects with highly potent and safe new drugs. The design of the siRNA based drugs is rational and very specific, based on the genetic code of the cancer protein (oncoprotein). The effective delivery of such RNAi-based drugs to organs in the body, and specifically to tumors, however, continues to be the main barrier in converting RNAi technologies into effective therapies.

Current drug delivery methods, such as oral, intravenous or subcutaneous delivery, are limited in their effectiveness due to systemic and complex barriers within the tumor. To date, direct injection of drugs into solid tumors has not been effective since the tumor microenvironment cannot contain the drugs long enough for the drugs to take effect. Our platform, which we call LODER, (Local Drug EluteR), combines discovery of new RNAi-based drugs with customized delivery for the particular tumor type.  LODER is the first cancer drug delivery platform, including RNAi delivery mechanisms, to enable implantation of the therapeutic pharmaceuticals directly into the core of solid tumors for extended periods of time. The approach is not simply the injection of the drug into the tumor but rather the implantation of a specialized polymer “scaffold” containing the drug into the solid tumor core. Implantation of LODER requires only minimally invasive procedures and avoids surgery. For example, in pancreatic cancer, a gastroenterologist would implant the proprietary LODER into the core of the solid tumor, which is designed to safely provide direct and extended release of drugs in extremely low but effective dosages. This is done as an ambulatory procedure, simulating the current standard practice of performing a tumor biopsy. Our treatment approach involves the development of delivery platforms that are specific to the structure of each tumor and new drugs that are separately designed to silence the targeted cancer gene.

Despite differences in their physiology and growth mechanisms, solid cancer tumors have one very common characteristic – they have all so far eluded safe and effective treatment.  Our initial development programs for these cancers involve our development of drugs that are specific to the targeted gene and a delivery platform that is specific to the structure of each tumor. We attempt to design the structure of our drug molecules to be as natural as possible, avoiding or minimizing chemical modifications required in systemic delivery.  Although we initially intend to develop and manufacture our own pharmaceuticals, in the future we may collaborate with other pharmaceutical companies to apply the LODER platform to deliver their promising RNAi-based cancer drugs.

Lead Programs

SiG12D-LODER for pancreatic cancer. We have combined our new drug siG12D and our LODER platform as a treatment for pancreatic cancer. By 2020, pancreatic cancer is forecasted to become the second most fatal cancer after only lung cancer. We have completed pre-clinical studies and an open label Phase 1 clinical trial in Israel in patients with locally advanced non-operable pancreatic cancer.

Prostate-LODER. Our second target disease is prostate cancer. We have identified a few targets and currently are focusing on two new targets, and we are developing two proprietary siRNA drugs which, once embedded within our LODER and delivered regionally over and extended release period, may have a strong therapeutic potential in halting this disease. Prostate cancer is the third most common cause of death from cancer in men of all ages and the most common cause of death from cancer in men over age 75.

GBM-LODER for brain cancer. Our third target disease is Glioblastoma Multiform (GBM). GBM is the most common and most aggressive malignant primary brain tumor.

Strategy

Our strategy is to discover, develop, manufacture and commercialize innovative RNAi-based treatments for different types of solid tumor cancers in the United States, the European Union, and selected international markets, with the goal of becoming a leading RNAi biotechnology company.  Our entire current product candidate pipeline has been developed internally. We also plan to manufacture our products in-house.  Where possible, and specifically for indications such as pancreatic cancer that affect a medium population size, we plan to retain substantially all global commercialization rights to our products to maximize long term value. In more prevalent oncology diseases, such as prostate cancer and breast cancer, we may choose to out-license our technology or otherwise collaborate with large pharmaceutical companies. In addition, there might be other indications where patient prevalence is relatively low, but we will find a commercialization advantage for collaboration. For example, training of physicians and/or administration of our products in combination with specific drug marketed by a large pharmaceutical company, for example in GBM.

The key elements of our strategy are:

•	Focus on solid tumors. While our platform may be able to be used effectively in a number of different diseases, our prime focus is on solid cancer tumors.

•
Ease of adoption.  Our goal is to make our system easy to adopt in order to achieve wide implementation. Our Phase 1 clinical trial in pancreatic cancer is already raising the awareness of pharmaceutical companies and in the medical community.

•
Validate our product candidates and our platform in clinical proof-of-concept studies. Since 2011, we have been studying our treatment approach in humans. Subject to regulatory approval, we intend to conduct a multinational controlled Phase 2 clinical trial that might be extended later to a full Phase 2/3 clinical trial in patients with locally advanced pancreatic cancer. To optimize the study’s design and data analysis, we intend to collaborate with tier-one cancer medical centers in the United States and Europe. In connection with the Phase 2 clinical trial, we intend to submit an Investigational New Drug Application to the U.S. Food and Drug Administration (FDA) by the end of the first quarter of 2015.

•
Continue to invest in our LODER technology platform. We will continue to invest in expanding and improving our LODER delivery technologies in order to develop new product candidates in indications that we are currently exploring and that we intend to explore in the future. Building on what we believe are our advantages in potency and delivery, we seek to develop product candidates that will have a dramatic impact on the treatment of various types of solid tumors.

•	Extend the LODER platform to additional cancers. We intend to extend our LODER technology platform to additional solid tumor cancers, including breast cancer, cervical cancer and esophageal cancer.

•
Continue to develop product candidates for oncology while retaining meaningful commercial rights. We seek to maintain significant commercial rights to our key development programs. Specifically, in pancreatic cancer, we intend to retain full commercial rights in key markets. In other oncology indications we may seek to partner our product candidates while retaining meaningful commercial rights.

•
Enter into partnerships with pharmaceutical companies either on our RNAi technology platform or specific indications outside of our core therapeutic areas. We may choose to establish platform partnerships with pharmaceutical companies across multiple indication areas or in therapeutic areas outside of oncology depending on the attractiveness of the opportunities. These partnerships will provide us with validation of our technology platform, funding to advance our primary product candidates and access to development, manufacturing and commercial expertise and capabilities.

•
Continue to both leverage and fortify our LODER and RNAi intellectual property portfolio.  We currently have seven families of patent applications, and intend to continue to aggressively protect our technology.

•
Continue to invest in full GMP (good manufacturing practice) manufacturing of our LODER technology. We intend to establish and maintain manufacturing facilities meeting all regulatory standards, and for the delivery products (for example apart of raw materials including the drug molecules, excipients and process materials) we do not intend to rely on outside manufacturing sources. The ability to manufacture in-house will solve potential issues that recently become apparent in the growing RNAi field. Unlike traditional manufacturing, every RNAi delivery platform relies on a specific customized process, and subcontracting might adversely affect our performance as a supplier. Moreover,  through in-house manufacturing, we will be able to control and reduce costs and improve economics.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors” immediately following this prospectus summary.  These are not the only risks we face.  These risks include, among others:

•
We are a development-stage biopharmaceutical company and have a limited operating history on which to assess our business, have incurred significant losses since our inception, and anticipate that we will continue to incur significant losses for the foreseeable future.

•	Even if this offering is successful, we expect that we will need to raise additional funding to complete our clinical trials.

•
All of our product candidates are in the early stages of clinical development, and we cannot provide any assurance that any of our product candidates will receive any regulatory approvals after extended periods of clinical trials.

•	The feasibility of developing drugs using RNAi, including siRNA, is both preliminary and limited. No such product has ever been approved for commercial sale.

•
If we are unable to obtain and maintain effective intellectual property rights for our technologies, product candidates, or any future product candidates, we may not be able to compete effectively in our markets.

•
Our future success depends in part upon our ability to retain our business and scientific teams, and to attract, retain and motivate other qualified personnel. We particularly rely on the services of our chief executive officer, Dr. Amotz Shemi.

Corporate Information

We are an Israeli corporation based in Jerusalem, Israel, and were incorporated on November 30, 2008.  Our principal executive offices are located at the Goldyne Savad Institute of Gene Therapy, Hadassah Hebrew University Medical Center, Jerusalem 9112001 Israel. Our telephone number is +972 (2) 6743430.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•
 providing only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We intend to take advantage of these and other exemptions available to “emerging growth companies. ” We could remain an “emerging growth company” for up to five years following the completion of this offering.

The JOBS Act permits an "emerging growth company" like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards.

Furthermore, our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the Securities and Exchange Commission (SEC) and certain regulations of the NASDAQ Stock Market, including the proxy rules, the short-swing profits recapture rules, the composition of various board committees and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as registered United States companies. These exemptions will be available to us as long as we qualify as a foreign private issuer. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary shares offered by us	ordinary shares
Ordinary shares to be outstanding after this offering	ordinary shares
Over-allotment option	The underwriters have an option for a period of 45 days to purchase up to additional ordinary shares to cover over-allotments, if any.
Use of proceeds
We expect to receive approximately $       million in net proceeds from the sale of        ordinary shares offered by us in this offering (approximately $       million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the shares are offered at $         per share, the midpoint of the estimated price range set forth on the cover of this prospectus. We currently expect to use the net proceeds from this offering for:

•      completing clinic studies for our pancreatic cancer project (siG12D-LODER), through preparation of and submission to the FDA of a new drug application, estimated at $16,000,000;

•      research and development for pre-clinical studies in prostate cancer and GBM, estimated at $6,000,000; and

•      the remainder for working capital and general corporate purposes.

Risk factors	You should read the “Risk Factors” section starting on page 10 of this prospectus for a discussion of factors to consider carefully before deciding to invest in ordinary shares.
Proposed NASDAQ Capital Market Symbol	“RNAI”

The number of our ordinary shares to be outstanding immediately after this offering is based on 197,431 ordinary shares outstanding as of March 31, 2014, and assumes: (i) the exercise of 33,108 fully vested options that may be exercised at a nominal exercise price; and (ii) the exercise for cash of warrants to purchase 7,621 ordinary shares.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•	the conversion, on a one-for-one basis, of each outstanding ordinary-1 share into one ordinary share, which will occur automatically immediately prior to the closing of this offering;

•	the filing of our amended and restated articles of association, which will occur immediately prior to the effectiveness of the registration statement of which this prospectus is a part;

•
the issuance of bonus shares under Israeli law to all of our shareholders on a basis of         bonus shares for each ordinary share outstanding (equivalent to a     -for-1 stock split) immediately prior to the effectiveness of the registration statement of which this prospectus is a part and the customary adjustments to our outstanding options and warrants; and

•	no exercise of the underwriters’ over-allotment option.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2013 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

(in thousands of U.S. dollars, except share and per share amounts)	Years Ended December 31,
	2013	2012
Statements of Operations Data:

Research and development expenses, net	$1,122	$787

General and administrative expenses	236	166

Financial income, net	(3)	(15)

Loss	1,355	938

Weighted average number of ordinary shares used in computing basic and diluted loss per share	149,081	128,411

(in thousands of U.S. dollars)	As of December 31, 2013
	Actual	Pro Forma (unaudited)(1)	As Adjusted (unaudited)(2)
Balance Sheet Data:

Total current assets	$928	$1,428	$

Total long-term assets	9	9

Total current liabilities	241	241

Shareholders’ equity	696	1,196

(1)	Gives effect to the issuance of 7,621 ordinary-1 shares in March 2014 at the price of $65.61 per share, as if the issuance of the shares had occurred on December 31, 2013.

(2)
Gives effect to the sale of       ordinary shares in this offering at the initial public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 2013.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements and related notes thereto, before deciding to invest in our ordinary shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We are a development-stage company and have a limited operating history on which to assess our business. We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a development-stage biopharmaceutical company with a limited operating history focused on the discovery and development of treatments based on the emerging therapeutic modality RNA interference (RNAi), a biological process in which ribonucleic acid (RNA) molecules inhibit gene expression. We have incurred net losses since our inception in November 2008, including net losses of  $1.4 million for the year ended December 31, 2013. As of December 31, 2013, we had an accumulated deficit of $4.5 million.

We have devoted substantially all of our financial resources to design and develop our product candidates, including conducting preclinical and clinical studies and providing general and administrative support for these operations. To date, we have financed our operations primarily through the sale of equity securities and through royalty-bearing grants that we received from Israel's Office of the Chief Scientist of the Ministry of Economy, or the OCS. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are in the early stages of clinical and preclinical development for our product candidates, we have not yet commenced pivotal clinical studies for any product candidate and it may be several years, if ever, before we complete pivotal clinical studies and have a product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for our product candidates in those markets.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•	continue and expand our research and preclinical and clinical development of our product candidates;

•	initiate additional preclinical, toxicology, clinical, or other studies for our product candidates;

•	continue to improve our quality standards and change or add additional manufacturers or suppliers;

•	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

•	establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

•	seek to identify, assess, acquire, license, and/or develop other product candidates;

•	enter into license agreements;

•	seek to maintain, protect, and expand our intellectual property portfolio;

•	seek to attract and retain skilled personnel;

•	create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts; and

•
experience any delays or encounter issues with any of the above, including but not limited to failed studies, complex results, safety issues, or other regulatory challenges that require longer follow-up of existing studies, additional major studies, or additional supportive studies in order to pursue marketing approval.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.

We have never generated any revenue from product sales and may never be profitable.

We have no products approved for commercialization and have never generated any revenue. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of our product candidates. We do not anticipate generating revenue from product sales for the foreseeable future. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

•	completing research and preclinical and toxicology and clinical development of our product candidates;

•	obtaining regulatory and marketing approvals for our product candidates, if and when we complete clinical studies;

•
developing a sustainable and scalable in-house manufacturing process, meeting all regulatory standards for our approved product candidates, and in some instances, establishing and maintaining supply and manufacturing relationships with third parties that can conduct the process and provide adequate (in amount and quality) products to support clinical development and the market demand for our product candidates, if approved;

•	launching and commercializing our product candidates, if and when we obtain regulatory and marketing approval, either directly or with a collaborator or distributor;

•	exposing, educating and training physicians to use our products;

•	obtaining market acceptance of our product candidates as viable treatment options;

•	addressing any competing technological and market developments;

•	identifying, assessing, acquiring and/or developing new product candidates;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter;

•	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•	attracting, hiring, and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency (EMA) or other regulatory agencies, domestic or foreign, or ethical committees in medical centers, to change our manufacturing processes or assays or to perform clinical, nonclinical, or other types of studies in addition to those that we currently anticipate. In cases where we are successful in obtaining regulatory approvals to market one or more of our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether we own the commercial rights for that territory. If the number of our addressable disease patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved. Additionally, there might be changes in supply or other changes in the approved drugs of which our products will be administrated in combination, where such changes can affect our revenues. Further, if we are not able to generate revenue from the sale of any approved products, we may be forced to cease operations.

Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to become profitable from product sales. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations.

We are currently advancing our LODER platform product candidates through preclinical and clinical development and, in addition, are engaged in a number of other pre-clinical research projects.   Developing our product candidates is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates through clinical studies.

If our product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with other organizations to provide these capabilities for us. We have used substantial funds to develop our product candidates and delivery technologies and will require significant funds to conduct further research and development and preclinical testing and clinical trials of our product candidates, to seek regulatory approvals for our product candidates and to manufacture and market products, if any, which are approved for commercial sale.

As of December 31, 2013, our cash and cash equivalents were $0.8 million.   Upon the completion of this offering, based upon our currently expected level of operating expenditures, we expect that our existing cash, cash equivalents and marketable securities will be sufficient to fund our current operations for at least the next 12 months; however, we expect that we will require substantial additional capital to advance manufacturing capabilities for, to obtain regulatory approval for, and to commercialize, our product candidates. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

•	the scope, rate of progress, results and cost of our clinical studies, preclinical testing, toxicology studies, and other related activities;

•	the cost of manufacturing clinical supplies, and establishing commercial supplies of our product candidates and any future products;

•	the number and characteristics of product candidates that we pursue;

•	the cost, timing, and outcomes of regulatory approvals;

•	the cost and timing of establishing sales, marketing, and distribution capabilities; and

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell, or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay, or discontinue one or more of our research, development or manufacturing programs or the commercialization of any product candidates, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.

Raising additional capital will cause dilution to our existing shareholders, and may restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Risks Related to the Discovery and Development of Our Product Candidates.

The approach we are taking to discover and develop novel RNAi therapeutics is unproven and may never lead to marketable products.

    We have concentrated our efforts and therapeutic product research on RNAi technology, and RNAi drug delivery and our future success depends on the successful development of this technology and products based on it. Neither we nor any other company has received regulatory approval to market therapeutics utilizing RNAi based drugs, including siRNAs, the class of molecule we are trying to develop into drugs. The scientific discoveries that form the basis for our efforts to discover and develop new drugs are relatively new. The scientific evidence to support the feasibility of developing drugs and the delivery of such drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing RNAi therapeutics has been expressed in scientific literature. For example, there are potential challenges to achieving safe RNAi therapeutics based on the so-called off-target effects and activation of the interferon response, and other potential challenges to achieve safe and potent levels of RNAi drugs due to complications associated with drug delivery. In addition, decisions by other companies with respect to their RNAi development efforts may increase skepticism in the marketplace regarding the potential for RNAi therapeutics.

Relatively few product candidates based on these discoveries have ever been tested in animals or humans. siRNAs may not naturally possess the inherent properties typically required of drugs, such as the ability to be stable in the body long enough to reach the tissues in which their effects are required, or the ability to enter cells within these tissues in order to exert their effects. We currently have only limited data, and no conclusive evidence, to suggest that we can introduce these drug-like properties into siRNAs. We may spend large amounts of money trying to introduce these properties, and may never succeed in doing so. In addition, these compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product, we may not become profitable and the value of our ordinary shares may decline.

The FDA has relatively limited experience with RNAi and siRNA based therapeutics. No regulatory authority has granted approval to any person or entity, including us, to market and commercialize therapeutics using RNAi based drugs including siRNA, which may increase the complexity, uncertainty and length of the regulatory approval process for our product candidates. Further, siRNA therapies are part of a broader therapeutic category called oligonueciotides, and there are only a few approved  drugs based on this therapeutic category. We may never receive approval to market and commercialize any product candidate.

Further, our focus on RNAi technology for developing drugs, as opposed to multiple, more proven technologies for drug development, increases the risks associated with the ownership of our ordinary shares. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

We are heavily dependent on the success of our product candidates, which are in the early stages of preclinical or clinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested a substantial amount of our efforts and financial resources to: (i) identify and develop our product candidates, including conducting preclinical and clinical studies and providing general and administrative support for these operations; and (ii) develop and secure our intellectual property portfolio for our product candidates. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more product candidates. We currently generate no revenue from sales of any drugs or technology platforms, and we may never be able to develop or commercialize a marketable drug.

Each of our product candidates is in the early stages of development and will require additional clinical development (and in some cases additional preclinical development), management of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenue from product sales. We currently have completed Phase 1 clinical studies in Israel for locally advanced pancreatic cancer. None of our product candidates have advanced into a pivotal study and it may be years before such study is initiated, if at all. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates.

We have never submitted marketing applications to the FDA or comparable foreign regulatory authorities. We cannot be certain that any of our product candidates will be successful in clinical studies or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical studies. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the EU and in additional foreign countries.  To obtain regulatory approval in other countries, we must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing, and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. If we are unable to obtain approval for our product candidates in multiple jurisdictions, our revenue and results of operations could be negatively affected.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies, and depends upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical studies;

•	we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s safety-benefit ratio for its proposed indication is acceptable;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical studies;

•
the data collected from clinical studies of our product candidates may not be sufficient to support the submission of a new drug application (NDA) or a biologics license application (BLA) or other submission or to obtain regulatory approval in the United States or elsewhere;

•
the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of product candidates often are not predictive of the results of later-stage clinical studies. In general, even product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent registration clinical studies. For example, the safety or efficacy results generated to date in preclinical and clinical studies for siG12-LODER do not ensure that later clinical studies will demonstrate similar results. There is a high failure rate for drugs and biologics proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical studies. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase 1, Phase 2, Phase 3 or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our drug candidates.

Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of human clinical studies;

•	delays in reaching a consensus with regulatory agencies on study design;

•
delays in reaching agreement on acceptable terms with prospective contract research organizations (CROs) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required Institutional Review Board (IRB) approval at each clinical study site;

•
imposition of a clinical hold by regulatory agencies, after review of an investigational new drug (IND) application, or equivalent application, or an inspection of our clinical study operations or study sites;

•	difficulty collaborating with patient groups and investigators;

•	failure by our CROs, other third parties, or us to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s good clinical practices requirements or applicable regulatory guidelines in other countries;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	the cost of clinical studies of our drug candidates being greater than we anticipate;

•
clinical studies of our drug candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon drug development programs; and

•	failures associated with data interpretation, data management and data storage of such studies.

If we ultimately are unable to successfully complete clinical development of our product candidates, we would be forced to cease operations. Clinical study delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to obtain orphan exclusivity and to successfully commercialize our product candidates.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical studies if we encounter difficulties in enrollment.

Some of the conditions for which we plan to evaluate our current product candidates are relatively rare diseases. For example, according to the National Cancer Institute, approximately 45,000 patients were diagnosed with pancreatic cancer and approximately 23,000 patients were diagnosed with GBM in the U.S. in 2013.  Accordingly, there are limited patient pools from which to draw for clinical studies. In addition to the relative rarity of these diseases, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a study. We also may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians.

In addition, even for the more prevalent diseases which we target, such as prostate and breast cancer, enrolling patients in our clinical studies may be difficult.  There may be several ongoing clinical studies for these diseases (both RNAi based and otherwise), and we may face competition in enrolling patients.  The number of patients in such clinical studies might be significantly large. In addition, the time period required to achieve indications of safety and efficacy in such studies may be very long. Some of these competing studies may be conducted by other biopharmaceutical companies with more experience in clinical testing and with much greater financial, technical and human resources than we have.

If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of potential products will be delayed.

Our product candidates and the administration of our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects including toxicology caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. For example, there are known immune stimulation and other side effects associated with RNAi. The implantation of our LODERs may entail the use of endoscopic ultrasound (EUS) needles, which may cause pancreatitis, bleeding or other procedural related safety issues. In addition, the presence of a foreign body (such as our LODER) in human tissue may cause inflammation. Five of the patients that participated in our Phase 1 trial experienced serious adverse events (SAEs), such as pancreatitis, cholangitis, pancytopenia abdominal pain and colonic obstruction. However, none of the SAEs were considered to be related to our siG12d-LODER, and were rather attributable to either the implantation procedure or chemotherapy treatments given in conjunction with our siG12d-LODER. Results of our studies could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications.

The drug-related, drug-product related, and administration related side effects could affect patient recruitment, the ability of enrolled patients to complete the study, or result in potential product liability claims. We do not currently have product liability insurance and do not anticipate obtaining product liability insurance until such time as we have received FDA or other comparable foreign authority approval for a product and there is a product that is being provided to patients outside of clinical trials.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including but not limited to:

•	regulatory authorities may withdraw approvals of such product;

•	regulatory authorities may require additional warnings on the label;

•
we may be required to create a Risk Evaluation and Mitigation Strategy (REMS) plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

Even if we obtain regulatory approval for a product candidate, our products will remain subject to regulatory scrutiny.

If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have FDA approval. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our products in general or in specific patient subsets. If we obtain original marketing approval via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical study to confirm clinical benefit for our products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any of our ongoing clinical studies;

•	refuse to approve pending applications or supplements to approved applications submitted by us; or

•	seize or detain products, or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We and our collaborators are subject to significant regulation with respect to manufacturing our product candidates. Our manufacturing facilities may not meet regulatory requirements and have limited capacity.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with current GMP (cGMP). These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators, or any contract manufacturers must supply all necessary documentation in support of an NDA, BLA, or Marketing Authorization Application (MAA) on a timely basis and must adhere to Good Laboratory Practices (GLP) and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection programs. We have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. Our facilities and quality systems, and those of our collaborators and any third-party contractors, must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit a manufacturing facility. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, withdrawal of an approval, or suspension of production. As a result, our business, financial condition, and results of operations may be materially harmed.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals, or commercialization of our product candidates.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

The process of manufacturing our product candidates is complex, highly regulated, and subject to several risks, including but not limited to:

•
the process of manufacturing RNAi-drugs and RNAi-delivery vehicles, such  as our product candidates, is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of our product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination; and

•	the manufacturing facilities in which our product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures, and numerous other factors.

Any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our product candidates. We may also have to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Risks Related to our Reliance on Third Parties

We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with cGMP and GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (EEA) and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites, and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with current Good Clinical Practices (cGCP) regulations. In addition, our clinical studies must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, our CROs are not our employees, and, except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical, and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, our clinical studies may be extended, delayed, or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, and prospects.

We currently rely on third parties to manufacture the raw materials and products that we use to create our product candidates and to supply us with the medical devices used to administer such products. This reliance requires us to share our trade secrets with these third parties, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to provide us with the materials that we use to develop and manufacture our product candidates, we may, at times, share trade secrets with such third parties. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with our collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Our reliance on third parties to manufacture the raw materials and products that we use to create our product candidates and to supply us with the medical devices used to administer such products might cause our business harm if manufacturers fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

We do not currently have the infrastructure or capability internally to develop the raw materials and other products that we use to manufacture our product candidates, and we lack the resources and the capability to manufacture the medical devices which we use to administer our products. There are a limited number of suppliers for these raw materials, products and devices, and there may be a need to identify alternate suppliers to prevent a possible disruption to our clinical studies, and, if approved, ultimately for commercial sale. We cannot assure you that we will be able to identify alternate suppliers if the need arises at acceptable quality levels or prices.

Risks Related to Commercialization of Our Product Candidates

If the market opportunities for our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer. Because some of the target patient populations of our product candidates are small, we must be able to successfully identify patients and achieve a significant market share to maintain profitability and growth.

We focus a substantial part of our research and product development on treatments for pancreatic cancer and GBM. Given the small number of patients who have these diseases, it is critical to our ability to grow and become profitable that we continue to successfully identify effected patients. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations, or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of our product candidates may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business.

We do not have experience producing our product candidates at commercial levels and may not achieve the necessary regulatory approvals or produce our product candidates at the quality, quantities, locations, and timing needed to support commercialization. Additionally, we intend to rely on third-party manufacturers to produce the raw materials and products that we use to manufacture our product candidates, but we have not entered into binding agreements with any such manufacturers to support commercialization.

We do not currently have the experience or ability to produce our product candidates at commercial levels. We may run into technical or scientific issues related to manufacturing or development that we may be unable to resolve in a timely manner or with available funds. We also have not completed all of the characterization and validation activities necessary for commercialization and regulatory approvals. If we do not conduct all such necessary activities, our commercialization efforts will be harmed.

Although we intend to rely on third-party manufacturers for the raw materials and products to support our own manufacturing of our product candidates for commercialization, we have not yet entered into agreements with such manufacturers. We may be unable to negotiate binding agreements with the manufacturers to support our commercialization activities at commercially reasonable terms. Additionally, these third party manufacturers may not be able to supply us with the necessary quantities of these raw materials and products to support our own manufacturing process, or in compliance with cGMP or other pertinent regulatory requirements, and within our planned timeframe and cost parameters, and the development and sales of our products, if approved, may be materially harmed.

We face intense competition and rapid technological change and the possibility that our competitors may develop therapies that are similar, more advanced, or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We are currently aware of various existing therapies in the market and in development that may in the future compete with our product candidates. Treatments for cancer currently include surgery, radiation therapy, chemotherapy, hormone therapy, immunotherapy and combined treatment modalities such as chemo-radiotherapy. Other approaches may also emerge for the treatment of any of the disease areas in which we focus.

We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization, and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We as a company have no experience selling and marketing our product candidates, and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, which will be expensive, difficult, and time consuming. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities would adversely impact the commercialization of our products.

Further, given our lack of prior experience in marketing and selling biopharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire substantially more sales representatives to adequately support the commercialization of our product candidates, or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The market may not be receptive to our product candidates based on a novel therapeutic modality, and we may not generate any future revenue from the sale or licensing of product candidates.

Even if approval is obtained for a product candidate, we may not generate or sustain revenue from sales or licensing of the product due to factors such as whether the product can be sold at a competitive cost and otherwise accepted in the market. The product candidates that we are developing are based on new technologies and therapeutic approaches. Market participants with significant influence over acceptance of new treatments, such as physicians and third-party payors, may not adopt a treatment based on RNAi, including siRNA technology, and we may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, our product candidates. Market acceptance of our product candidates will depend on, among other factors:

•	the timing of our receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our product candidates;

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authorities;

•	relative convenience and ease of administration of our product candidates;

•	the willingness of patients to accept any new methods of administration;

•	the success of our physician education programs;

•	the availability of adequate government and third-party payor reimbursement;

•	the pricing of our products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.

With our focus on the emerging therapeutic modality RNAi, these risks may increase to the extent the space becomes more competitive or less favored in the commercial marketplace. Some of our target diseases, such as pancreatic cancer, are relatively rare.  Because of the small patient population for a rare disease, if pricing is not approved or accepted in the market at an appropriate level for an approved product, such product may not generate enough revenue to offset costs of development, manufacturing, marketing and commercialization. Market size is also a variable in disease indications not classified as rare. Our estimates regarding potential market size for any indication may be materially different from what we discover to exist at the time we commence commercialization, if any, for a product, which could result in significant changes in our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors, and others in the medical community, we will not be able to generate sufficient revenue to become or remain profitable.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

Some of our target patient populations are small, and, accordingly, the pricing, coverage, and reimbursement of our respective product candidates, if approved, must be adequate to support our commercial infrastructure. Our per-patient prices must be sufficient to recover our development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as ours, assuming approval. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers, and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has, and will continue to, put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved, and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Health Care Reform Law, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Health Care Reform Law, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and promotes a new Medicare Part D coverage gap discount program.

In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (ATRA), which, among other things, delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. On March 1, 2013, the President signed an executive order implementing sequestration, and on April 1, 2013, the 2% Medicare payment reductions went into effect. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Our product candidates may be approved and/or commercialized only in part, only as neoadjuvant therapy, or as an adjuvant therapy.

Our product candidates may be approved by the FDA or other regulatory agencies only as a treatment to be provided in association with other treatments, if at all. For example, it may be possible that our siG12D-LODER be used as an administration agent for chemotherapy treatments.  Limitation in commercialization of such treatments, including limitations in supply, call-back, clinical holds, changes in medical trends, changes in cost and/or reimbursement policy, may limit our ability to commercialize our product candidates, either directly or via third parties.

Risks Related to Competition

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize successfully any drugs that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from drugs that have already been, or may in the future become approved and accepted by the medical community for the treatment of the conditions for which we may develop drugs. We also expect to face competition from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop drugs and therapies. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any product we develop.

If we successfully develop our product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our product;

•	the ease with which our product can be administered and the extent to which patients accept relatively new routes of administration;

•	the timing and scope of regulatory approvals for our product;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan.

We face competition from other companies that are working to develop novel drugs and technology platforms using technology similar or in the same field as  ours. If these companies develop drugs more rapidly than we do or their technologies, including delivery technologies, are more effective, our ability to successfully commercialize drugs may be adversely affected.

In addition to the competition we face from competing drugs in general, we also face competition from other companies working to develop novel drugs using technology that competes more directly with our own. We are aware of multiple companies that are working in the field of RNAi therapeutics, including major pharmaceutical companies such as Pfizer, Novartis International AG, Takeda Pharmaceutical Company Limited and Merck & Co., Inc., which recently sold Sirna Therapeutics, Inc., its wholly owned subsidiary, to Alnylam Pharmaceuticals, Inc. (Alnylam) in March 2014, and biopharmaceutical companies such as Alnylam, Tekmira Pharmaceuticals Corporation, Arrowhead Research Corporation, Silence Therapeutics plc, RXi Pharmaceuticals Corporation, Quark Pharmaceuticals, Inc. and Marina Biotech, Inc.

We also compete with companies working to develop antisense-based drugs. Like RNAi therapeutics, antisense drugs target mRNAs in order to suppress the activity of specific genes. Isis Pharmaceuticals, Inc. is currently marketing an antisense drug and has several antisense product candidates in clinical trials. The development of antisense drugs is more advanced than that of RNAi therapeutics, and antisense technology may become the preferred technology for drugs that target mRNAs to silence specific genes.

In addition to competition with respect to RNAi and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver RNAi based drugs to the relevant cell and tissue types. Safe and effective means to deliver RNAi based drugs and to the relevant cell and tissue types may be developed by our competitors, and our ability to successfully commercialize a competitive product would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop a safe and effective means of delivering RNAi based drugs and into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of our competitors have substantially greater resources than we do, and if our competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, we may be unable to successfully commercialize our product candidates.

Also, we compete with companies working to develop non RNAi based treatments for solid tumor cancers.  For example, Threshold Pharmaceuticals (Threshold) is working to develop therapies that target tumor hypoxia, a common characteristic of the tumor microenvironment.  Threshold is currently evaluating at least one of its product candidates in two Phase 3 pivotal clinical trials as well as multiple earlier-stage clinical trials.  Even if we successfully develop our product candidates, and obtain approval for them, other non RNAi treatments may be preferred, and we may be not be successful in commercializing our product candidates.

Also, we compete with companies commercializing and/or working to develop drug delivery systems, including drug delivery systems for local (or regional) release. For example, SurModics, Inc. is a provider of drug delivery and surface modification technologies to the healthcare industry, including local delivery of drugs from drug eluting stents. We compete with many companies commercializing and/or working to develop drug delivery systems for specific indications, for example for local ocular (in the eye) release of drugs, including degradable and non-degradable products.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and product candidates. We have only one issued patent, in South Africa, covering our LODER platform technology. Additionally, in January 2014 we received a letter from the European Patent Office indicating that some claims in the corresponding European patent application are allowable and in May 2014 we received another letter from the USPTO indicating that some claims relating to a separate patent application concerning related technology are allowable in the United States. The issuance of these two letters does not guarantee that any patents will be issued. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and products.

We have sought to protect our proprietary position by filing patent applications in the United States and in other countries, with respect to our novel technologies and products, which are important to our business. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that we own may fail to result in issued patents with claims that cover our product candidates in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

We have filed several patent applications covering various aspects of our product candidates. We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

If we cannot obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively, and our business and results of operations would be harmed.

We may not have sufficient patent terms to effectively protect our products and business.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited.

While patent term extensions under the Hatch-Waxman Act in the United States and under supplementary protection certificates in Europe may be available to extend the patent exclusivity term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long. In addition, upon issuance in the United States, any patent term can be adjusted based on certain delays caused by the applicant(s) or the USPTO. For example, a patent term can be reduced based on certain delays caused by the patent applicant during patent prosecution. If we do not have sufficient patent terms or regulatory exclusivity to protect our products, our business and results of operations will be adversely affected.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patent.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patent or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we or our licensors were the first to make the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The effects of these changes are currently unclear as the USPTO must still implement various regulations, the courts have yet to address any of these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patent, all of which could have a material adverse effect on our business and financial condition.

If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents that may be granted, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

Although we expect all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidate. Such litigation or licenses could be costly or not available on commercially reasonable terms.

        Because the RNAi intellectual property landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing on third party rights. There are numerous companies that have pending patent applications and issued patents broadly directed to RNAi generally and to RNAi delivery technologies. Our competitive position may suffer if patents issued to third parties or other third party intellectual property rights cover our products or elements thereof, or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or our product candidate unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. We are also aware of pending patent applications, and there may be others of which we are not aware, that if they result in issued patents, could be alleged to be infringed by our product candidates. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our product candidates or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third party patents or applications. For example, U.S. applications filed before November 29, 2000 and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. Patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates or the use of our product candidates. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our product candidates that are held to be infringing. We might, if possible, also be forced to redesign our product candidates so that we no longer infringe the third party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture, or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidates unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

Because our programs may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license, or use these proprietary rights. In addition, our product candidates may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, we may have to abandon development of that program and our business and financial condition could suffer.

We may face competition from biosimilars, which may have a material adverse impact on the future commercial prospects of our mitochondrial protein replacement platform.

Even if we are successful in achieving regulatory approval to commercialize a product candidate faster than our competitors, we may face competition from biosimilars. In the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products that are demonstrated to be “highly similar,” or biosimilar, to or “interchangeable” with an FDA-approved biological product. This new pathway could allow competitors to reference data from innovative biological products 12 years after the time of approval of the innovative biological product. This data exclusivity does not prevent another company from developing a product that is highly similar to the innovative product, generating its own data, and seeking approval. Data exclusivity only assures that another company cannot rely upon the data within the innovator’s application to support the biosimilar product’s approval. In his proposed budget for fiscal year 2014, President Obama proposed to cut this 12-year period of exclusivity down to seven years. He also proposed to prohibit additional periods of exclusivity due to minor changes in product formulations, a practice often referred to as “evergreening.” It is possible that Congress may take these or other measures to reduce or eliminate periods of exclusivity. The Biologics Price Competition and Innovation Act of 2009 is complex and only beginning to be interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when any such processes may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects our product candidates.

In Europe, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. A competitor may reference data supporting approval of an innovative biological product but will not be able to bring its own product to market until 10 years after the time of approval of the referenced innovative product. This 10-year marketing exclusivity period will be extended to 11 years if, during the first eight of those 10 years, the marketing authorization holder obtains an approval for one or more new therapeutic indications that bring significant clinical benefits compared with existing therapies. In addition, companies may be developing biosimilars in other countries that could compete with our products.

If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

We may be involved in lawsuits to protect or enforce our current patent or future patents, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our current patent, future patents or the patents of our licensors. If we or a future licensing partner were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship of our current patent or future patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in or right to compensation with respect to our current patent, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. To the extent that our employees have not effectively waived the right to compensation with respect to inventions that they helped create, they may be able to assert claims for compensation with respect to our future revenue. As a result, we may receive less revenue from future products if such claims are successful which in turn could impact our future profitability.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity. Therefore, obtaining and enforcing biotechnology patents is costly, time consuming, and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products and our current patent, future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our current patent or future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Our Business Operations

Our future success depends in part on our ability to retain our Chief Executive Officer and to attract, retain, and motivate other qualified personnel.

We are highly dependent on Dr. Amotz Shemi, our co-founder and Chief Executive Officer.  The loss of his services without a proper replacement may adversely impact the achievement of our objectives. Dr. Shemi may leave our employment at any time.  Recruiting and retaining other qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled personnel in our industry, which is likely to continue. As a result, competition for skilled personnel is intense, and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical studies may make it more challenging to recruit and retain qualified personnel. The inability to recruit and retain qualified personnel, or the loss of the services of Dr. Shemi without proper replacement, may impede the progress of our research, development, and commercialization objectives.

If we fail to obtain or maintain orphan drug exclusivity for some of our products, our competitors may sell products to treat the same conditions and our revenue will be reduced.

Our business strategy focuses on the development of drugs, some of which may be eligible for FDA and EU orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the EU, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the EU. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug or biological product.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding of clinical trial costs, tax advantages, and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. In the EU, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug or biological product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Because the extent and scope of patent protection for our products may in some cases be limited, orphan drug designation is especially important for our products for which orphan drug designation may be available. For eligible drugs, we plan to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products and biologic products that do not have broad patent protection, our competitors may then sell the same drug to treat the same condition sooner than if we had obtained orphan drug exclusivity and our revenue will be reduced.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve a competitor’s drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Additional risks apply in relation to any disease indications we pursue which are classified as rare diseases and allow for orphan drug designation by regulatory agencies in major commercial markets, such as the U.S., Europe and Japan. It is often easier in the United States and Europe to gain marketing approval for an orphan drug, and there may be other financial incentives, such as extended exclusivity periods, all intended to encourage the development of drugs which might otherwise lack a sufficient profit motive.  Because there is a small population with an orphan disease, it nevertheless may not be profitable to market an orphan drug because of the limited market size.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial, legal, and other resources. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We may not be successful in our efforts to identify, discover or license additional product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval, and commercialization of our existing product candidates, the success of our business also depends upon our ability to identify, discover or license additional product candidates. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including but not limited to the following:

•	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

•	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

•	our product candidates may not succeed in preclinical or clinical testing;

•	our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during our program so that such product may become unreasonable to continue to develop;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, or discover additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market has imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and pay parity. Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report, commencing in our annual report on Form 20-F for the year ending December 31, 2014, on the effectiveness of our internal controls over financial reporting, if then required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we identify, or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by NASDAQ, the SEC, or other regulatory authorities, which would require additional financial and management resources.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act and rules adopted by the SEC and by NASDAQ, would likely result in increased costs to us as we respond to their requirements.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•
the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•
federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•
the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•
HIPAA, as amended by the Health Information Technology and Clinical Health Act (HITECH) and its implementing regulations, which imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information;

•
the federal physician sunshine requirements under the Health Care Reform Laws requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations;

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and

•
state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. We plan to maintain sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, outside of the United States and Israel. Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

•	failure by us to obtain regulatory approvals for the use of our products in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

•
regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or FCPA, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research, development and manufacturing activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages, such liability could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Our business entails a significant risk of product liability and our ability to obtain sufficient insurance coverage could have a material effect on our business, financial condition, results of operations or prospects.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. We do not currently have product liability insurance and do not anticipate obtaining product liability insurance until such time as we have received FDA or other comparable foreign authority approval for a product and there is a product that is being provided to patients outside of clinical trials.  Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to this Offering and Ownership of Our Ordinary Shares

We may be a "passive foreign investment company", or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our ordinary shares if we are or were to become a PFIC.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We cannot rule out that we will not be a PFIC for our current taxable year or in the future. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our ordinary shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds our ordinary shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund” (QEF) or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of our ordinary shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the ordinary shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held our ordinary shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold our ordinary shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold our ordinary shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our ordinary shares in the event that we are a PFIC. See “Taxation — U.S. Federal Income Tax Consequences — Passive foreign investment company consequences” for additional information.

The market price of our ordinary shares may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our ordinary shares. If an active trading market for our ordinary shares does not develop following this offering, you may not be able to sell your shares quickly or at the market price. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

The trading price of our ordinary shares is likely to be volatile. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our ordinary shares:

•	inability to obtain the approvals necessary to commence further clinical trials;

•	unsatisfactory results of clinical trials;

•	announcements of regulatory approvals or the failure to obtain them, or specific label indications or patient populations for their use, or changes or delays in the regulatory review process;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws or regulations applicable to any candidate product in any of our platforms;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability or our failure to meet expectations;

•	our commencement of, or involvement in, litigation;

•	any major changes in our board of directors or management; and

•	legislation in the United States relating to the sale or pricing of pharmaceuticals.

In addition, the stock market in general, and the NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our principal shareholders, chief executive officer and directors currently own over 72% of our outstanding ordinary shares and will own approximately         % of our ordinary shares upon the closing of this offering.  They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

After this offering, our chief executive officer and directors, and shareholders who own more than 5% of our outstanding ordinary shares before this offering will, in the aggregate, beneficially own approximately     % of our ordinary shares (assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options). This significant concentration of share ownership may adversely affect the trading price for our ordinary shares because investors often perceive disadvantages in owning stock in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our ordinary shares. Investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the net tangible book value of our ordinary shares. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $      per share, based on the initial public offering price of $     per share and our pro forma net tangible book value as of December 31, 2013. In addition, as of the date of this prospectus, options to purchase 33,108 of our ordinary shares at a weighted average exercise price of NIS 0.01 per share were outstanding. The exercise of these options would result in additional dilution. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. For more information, please refer to the section of this prospectus entitled “Dilution.”

Sales of a substantial number of shares of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of shares of our ordinary shares in the public market or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. Substantially all of the shares owned by our existing shareholders and option holders are subject to lock-up agreements with the underwriters of this offering that restrict the shareholders’ ability to transfer our ordinary shares for at least six months from the date of this prospectus. Substantially all of our outstanding shares will become eligible for unrestricted sale upon expiration of the lockup period, as described in the section of this prospectus entitled “Shares Eligible for Future Sale.” In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of shares by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Because we do not intend to declare cash dividends on our ordinary shares in the foreseeable future, shareholders must rely on appreciation of the value of our ordinary shares for any return on their investment.

We have never declared or paid cash dividends on our ordinary shares. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our ordinary shares, if any, will provide a return to investors in this offering.

The requirements associated with being a public company will require significant company resources and management attention.

Following this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our ordinary shares is traded, and other applicable securities rules and regulations. The Securities Exchange Act of 1934 requires that we file periodic reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and the NASDAQ Stock Market may also impose various additional requirements on public companies. As a result, we will incur additional legal, accounting and other expenses that we did not incur as a nonpublic company, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. Further, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our development plans.  We have made changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. The measures we take, however, may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation.

The JOBS Act and our status as a foreign private issuer will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•
the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•
the “say on pay” provisions requiring a non-binding shareholder vote to approve compensation of certain executive officers and the “say on golden parachute” provisions requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer;

•
Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards.  As a result of this adoption, our financial statements may not be comparable to companies that comply with the public company effective date;

•
the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Securities Exchange Act of 1934, and instead provide a reduced level of disclosure concerning executive compensation;

•	our ability not to comply with new accounting principles that do not apply to public companies until such accounting principles become applicable to private companies;

•	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

•	our ability to furnish two rather than three years of income statements and statements of cash flows in various required filings.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.”  We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the NASDAQ Stock Market, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act, and we may only be required to disclose executive compensation in the aggregate.

We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our share price may be more volatile and may decline.

Risks Related to Israeli Law and Our Operations in Israel

Our headquarters and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices are located in Tel-Aviv, Israel. In addition, the majority of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Since March 2011, there has been a civil war in Syria, Israel’s neighboring country to the north. Occasionally, violence from Syria has spilled over into Israel, and Israel has responded militarily several times since the onset of the civil war. During November 2012, Israel was engaged in an armed conflict with a militia group and political party which controls the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Our male employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and in some cases longer periods, of annual military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Such disruption could materially adversely affect our business and operations.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel currencies may negatively affect our earnings.

We incur expenses both in U.S. dollars and New Israeli Shekels, but our functional currency is the U.S. dollar. As a result, we are exposed to the risks that the New Israeli Shekel may appreciate relative to the U.S. dollar, or, if the New Israeli Shekel instead devalues relative to the U.S. dollar, that the inflation rate in Israel may exceed such rate of devaluation of the New Israeli Shekel, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of our operations in Israel would increase, and our U.S. dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar.

We received Israeli government grants for certain of our research and development activities. The terms of those grants may require us, in addition to payment of royalties, to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to repayment of the grants.

Since 2009, our research and development efforts have been financed in part through royalty-bearing grants in an amount of approximately $2.1 million that we received from the OCS. Our current plan ends in the fourth quarter of 2014. With respect to such grants we are committed to pay royalties at a rate of 3% to 5% on our proceeds, up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits. Regardless of any royalty payment, we are further required to comply with the requirements of the Israeli Encouragement of Industrial Research and Development Law, 5744-1984, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how inside or outside of Israel, without the prior approval of the OCS. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties inside or outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

 The transfer of OCS-supported technology or know-how inside or outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred technology or know-how, our research and development expenses, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell or otherwise transfer our technology assets inside or outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology inside or outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer inside or outside of Israel of technology or know-how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the OCS.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company's issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the Company's outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax.  See “Taxation—Israeli Tax Considerations” for additional information.

Our amended and restated articles of association that will be in effect immediately prior to the consummation of this offering will also contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions will include the following:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

•
the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult for you to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court. See "Enforceability of Civil Liabilities" for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has certain duties to act in good faith and fairness toward the Company and other shareholders and to refrain from abusing its power in the Company. See "Management—Approval of Related Party Transactions under Israeli Law—Shareholder Duties" for additional information. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about:

•	our timeline for our product candidate development path, including the anticipated starting and ending dates of our anticipated clinical trials;
•	anticipated actions of the FDA or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates;
•	the commercial launch and future sales of our existing product candidates or any other future potential product candidates;
•	our ability to achieve favorable pricing;
•	our expectations regarding the commercial supply of our products;
•	third-party payor reimbursement for our products;
•	our estimates regarding anticipated capital requirements and our needs for additional financing;
•	the patient market size and market adoption of our product candidates by physicians and patients;
•	the timing, cost or other aspects of the commercial launch of our product candidates;
•	completion and receiving favorable results of our anticipated clinical trials; and
•	our expectations regarding licensing, acquisitions and strategic partnering.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $          million in net proceeds from the sale of          ordinary shares offered by us in this offering (approximately $           million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for:

•	completing clinic studies for our pancreatic cancer project (siG12D-LODER), through preparation of and submission to the FDA of a new drug application, estimated at $16,000,000;

•	research and development for pre-clinical studies in prostate cancer and GBM, estimated at $6,000,000; and

•	the remainder for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the status of and results from our clinical trials, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

We have no current understandings, commitments or agreements with respect to any material acquisition of or investment in any technologies, products or companies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Israeli Companies Law imposes further restrictions on our ability to declare and pay dividends. See “Description of Share Capital—Dividend and Liquidation Rights” for additional information.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013:

•	on an actual basis;

•
on a pro forma basis to also give effect to the issuance of 7,621 ordinary-1 shares in March 2014 at a price of $65.61 per share, as if the issuance of the shares had occurred on December 31, 2013; and

•
on an as adjusted, basis to also give effect to the sale of          ordinary shares in this offering at the initial public offering price of $    per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the closing of the offering, as if the sale of the shares in each case had occurred on December 31, 2013.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	December 31, 2013
(in thousands, except share and per share data)	Actual	Pro Forma (unaudited)	As adjusted (unaudited)
Ordinary shares of NIS 0.01 par value	*
Ordinary-1 shares of NIS 0.01 par value	0	0
Additional paid-in capital	5,164	5,664
Deficit accumulated during the development stage	(4,468)	(4,468)
Total shareholders’ equity	696	1,196
Total capitalization	$696	$1,196	$

* Represents an amount less than $1.

The outstanding share information above excludes 33,828 shares underlying options the Company reserved under its option pool as of March 31, 2014 to be granted to employees, consultants and other third parties.

DILUTION

If you invest in our ordinary shares, you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price of our ordinary shares and the pro forma as adjusted net tangible book value (deficit) per share of our ordinary shares immediately after the offering.

Our historical net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value (deficit) of our ordinary shares as of December 31, 2013 was $696,000 or $4.67 per share.

On a pro forma basis, giving effect to the issuance of 7,621 ordinary-1 shares in March 2014 at a price of $65.61 per share, our historical net tangible book value of our ordinary shares as of December 31, 2013 would have been $7.63 per share.

The pro forma as adjusted net tangible book value (deficit) of our ordinary shares as of December 31, 2013 was $    , or $    per share. The pro forma as adjusted net tangible book value (deficit) gives effect to the sale of ordinary shares in this offering at the initial public offering price of $     per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The difference between the initial public offering price and the pro forma as adjusted net tangible book value (deficit) per share represents an immediate dilution of $     per share to new investors purchasing ordinary shares in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Net tangible book value per share before this offering, as of December 31, 2013	$
Increase in pro forma net tangible book value per share attributable to new investors in this offering
Pro forma net tangible book value per share after offering
Dilution in pro forma tangible book value per share to new investors	$

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, and based on the initial public offering price of $       per share, the pro forma as adjusted net tangible book value (deficit) per share after this offering would be approximately $          per share, the increase in the pro forma net tangible book value (deficit) per share attributable to new investors would be approximately $         per share, and the dilution to new investors purchasing shares in this offering would be approximately $        per share.

The table below summarizes as of December 31, 2013, on the pro forma as adjusted basis described above, the number of ordinary shares we issued and sold, the total consideration we received and the average price per share (1) paid by our existing shareholders and (2) to be paid by new investors purchasing our ordinary shares in this offering at the initial public offering price of $     per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent		Average Price Per Share
Existing shareholders			%	$		%	$
New investors			%
Total		100%		$	100%		$

The number of ordinary shares outstanding immediately after this offering is based on 164,323 ordinary shares outstanding as of March 31, 2014, and gives effect to:

•
the issuance of 7,621 of a class of shares designated as ordinary-1 shares in March 2014 at a price of $65.61 per share, and the exercise, upon the consummation of this offering, of 7,621 warrants to purchase the same number of ordinary shares, none of which has been exercised as of today; and

•	the conversion, on a 1-for-1 basis, of the ordinary-1 shares into ordinary shares.

To the extent that new options, not mentioned above, are granted under our equity benefit plans, there will be further dilution to investors purchasing ordinary shares in this offering.

SELECTED FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2013 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

(in thousands of U.S. dollars, except share and per share amounts)	Years ended December 31,
	2013	2012
Statements of Operations Data:

Research and development expenses, net	$1,122	$787

General and administrative expenses	236	166

Financial income, net	(3)	(15)

Loss	1,355	938

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	149,081	128,411

	Year Ended December 31,
(in thousands of U.S. dollars)	2012	2013
Balance Sheet Data:	Actual	Actual	Pro Forma (unaudited) (1)	As adjusted (unaudited) (2)

Total current assets	$1,788	$928	$1,428	$

Total long-term assets	7	9	9

Total current liabilities	168	241	241

Shareholders equity	1,627	696	1,196

___________________________

(1)	Gives effect to the issuance of 7,621 ordinary-1 shares in March 2014 at the price of $65.61 per share, as if the issuance of the shares had occurred on December 31, 2013.

(2)
Gives effect to the sale of     ordinary shares in this offering at the initial public offering price of $     per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Introduction

We are an emerging biopharmaceutical company discovering and developing proprietary RNA interference (RNAi)-based cancer drugs and delivery systems designed to effectively penetrate and treat malignant solid tumors. Our new drugs and delivery system have the potential to be the first effective treatment for a number of types of solid tumor cancers, including our first target disease – pancreatic cancer, and our secondary target diseases – prostate cancer and certain brain cancers. In the future we plan to target breast cancer, cervical cancer, esophageal cancer and other solid tumor cancers. Since our inception in 2008, we have focused our activities mainly on our lead program of pancreatic cancer, and also early studies of prostate and GBM cancer, as follows:

SiG12D-LODER for pancreatic cancer. Our initial and most advanced program. We have combined our new drug siG12D and our LODER platform as a treatment for pancreatic cancer. By 2020, pancreatic cancer is forecasted by the Pancreatic Cancer Action Network to become the second most fatal cancer after only lung cancer. We have completed pre-clinical studies and an open label Phase 1 clinical trial in Israel in patients with locally advanced non-operable pancreatic cancer.

Prostate-LODER. Our second target disease is prostate cancer. We have identified two new targets, and we are developing two proprietary siRNA drugs which, once embedded within our LODER and delivered regionally over and extended release period, may have a strong therapeutic potential in halting this disease. Prostate cancer is the third most common cause of death from cancer in men of all ages, and the most common cause of death from cancer in men over age 75.

GBM-LODER for brain cancer. Our third target disease is Glioblastoma Multiform (GBM). GBM is the most common and most aggressive malignant primary brain tumor.

To date, we have not generated revenue from the sale of any product, and we do not expect to generate significant revenue unless and until we obtain marketing approval of, and commercialize our product candidates. As of December 31, 2013, we had an accumulated deficit of $4.5 million. Our financing activities are described below under “Liquidity and Capital Resources.”

Financial Overview

Operating Expenses

        Our current operating expenses consist of two components — research and development expenses, and general and administrative expenses.

Research and Development Expenses

        Our research and development expenses consist primarily of salaries and related personnel expenses, share-based compensation relating to consultants, cost of third party clinical consultants and expenses related to conducting clinical and preclinical trials, travel expenses and other research and development expenses.

        We expect that our research and development expenses will materially increase as we plan to initiate clinical activity and prepare to conduct clinical trials in the near future, specifically a Phase 2 clinical trial in pancreatic cancer.

General and Administrative Expenses

        General and administrative expenses consist primarily of salaries and related personnel expenses, professional service fees for accounting, legal, intellectual property, bookkeeping and facilities, travel expenses and other general and administrative expenses.

        We expect our general and administrative expenses, such as accounting and legal fees, to increase after we become a U.S. public company, and we expect increases in the number of our executive, accounting and administrative personnel due to the anticipated growth of our company.

Financial Expense and Income

        Financial expense and income consist of bank fees and exchange rate differences.

Critical Accounting Policies and Estimate

        We describe our significant accounting policies more fully in Note 2 to our financial statements for the year ended December 31, 2013. We believe that the accounting policies below are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

JOBS Act

        On April 5, 2012, the U.S. Congress enacted the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

        Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company”, we intend to rely on other exemptions, including without limitation, (i) providing only two years of audited financial statements in addition to any required unaudited interim financial statements with corresponding reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (ii) not providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002 and (iii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company.”

Stock-Based Compensation and Fair Value of Ordinary Shares

We account for share-based compensation in accordance with ASC 718-10, "Compensation - Stock Compensation" (ASC 718), and with ASC 505-50, "Equity-Based Payments to Non-Employees" (ASC 505-50). Since our inception, we have granted options to consultants, although we did not grant options to consultants in 2012 and 2013 (other than one grant of 468 options as stated in Note 9.e to the financial statements included herein). ASC 505-50 requires estimating the fair value of equity-based payment awards on the date of grant and at the end of each accounting period. On the vesting date, a final adjustment is made and an appropriate expense is recorded to reconcile for the cumulative expense recognized with the fair value of the grants determined at this time.

The fair value of the ordinary shares was based on the application of unleveraged Discounted Cash Flow approach (DCF), which is consistent with the American Institute of Certified Public Accountants (AICPA), Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation (AICPA Practice Guide). As part of our analysis, where applicable, we used recent investment rounds, respectively to the option valuation dates, in our shares in order to evaluate the fair value of our total shareholders’ equity.

In addition, our valuation considered a number of objective and subjective factors, including: our business financial conditions, results of operations, our forecasted operating performance, market conditions, development milestones achieved or expected to be achieved, business risk and management and board experience.

As all options were granted with a negligible exercise price, the fair value of the options is equal to the share price.

Results of Operations

	Year ended December 31,
	2013	2012
	(in thousands US$)
Research and development expenses, net	$1,122	$787
General and administrative expenses	236	166
Operating loss	1,358	953
Financial income, net	(3)	(15)
Loss	$1,355	$938

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

Research and Development Expenses

        The following table discloses the breakdown of research and development expenses for the last two fiscal years.

	December 31,
	2013	2012
	(in thousands US$)
Cost to third-party clinical consultants and expenses related to conducting clinical and preclinical trials	$738	$794
Salaries and related personnel	448	314
Stock-based compensation	424	40
Travel	14	25
Other	32	27
Chief Scientist grants	(534)	(413)
Total	$1,122	$787

        Our research and development expenses, net, for the year ended December 31, 2013 amounted to $1,122,000, representing an increase of $335,000, or 43%, compared to $787,000 for the year ended December 31, 2012. The increase was primarily attributable to an increase of share-based compensation to consultants in an amount of $384,000, an increase of salaries and related personnel expenses in an amount of $134,000 reflecting an increase in the number of employees engaged in research and development related activities from eight to ten, offset by a decrease of $56,000 in cost to third-party clinical consultants and expenses related to conducting clinical and preclinical trials and to an increase of $121,000 in the Chief Scientist grants, which reduce our research and development costs.

        Substantially all our research and development costs in 2013 and 2012 were in connection with the SiG12D-LODER for pancreatic cancer.

General and administrative expenses

        The following table discloses the breakdown of general and administrative expenses for the last two fiscal years.

	December 31,
	2013	2012
	(in thousands US$)
Professional services	$104	$91
Salaries and related personnel	56	48
Car expenses	30	23
Other	46	4
Total	$236	$166

Our general and administrative expenses totaled $236,000 for the year ended December 31, 2013, an increase of $70,000, or 42%, compared to $166,000 for the year ended December 31, 2012. The increase resulted primarily from an increase of $13,000 in professional services, an increase of $8,000 in salaries and related personnel expenses, reflecting an increase in payroll to our employee, and an increase of $7,000 in car expenses, and an increase of $42,000 in other expenses reflecting a settlement with two investors in an amount of $39,000.

Operating loss

As a result of the foregoing, our operating loss for the year ended December 31, 2013 was $1,358,000, as compared to an operating loss of $953,000 for the year ended December 31, 2012, an increase of $405,000, or 42%.

Financial expense and income

        Financial income amounted to of $3,000 for the year ended December 31, 2013, compared to financial income of $15,000 for the year ended December 31, 2012. The decrease is due to exchange differentials.

Loss

As a result of the foregoing, our loss for the year ended December 31, 2013 was $1,355,000, as compared to $938,000 for the year ended December 31, 2012, an increase of $417,000 or 44%.

Liquidity and Capital Resources

Overview

        Since our inception through December 31, 2013, we have funded our operations principally with $3.4 million from the issuance of ordinary shares. As of December 31, 2013, we had $788,000 in cash and cash equivalents. Subsequent to the year end, on March 25, 2014, we entered into a Share Purchase Agreement with certain investors, including our directors Dr. Cabilly and Mr. Shiloah pursuant to which we issued a total of 7,621 ordinary-1 shares at a price of $65.61 per share. In addition, we issued warrants to purchase an aggregate amount of 7,621 ordinary shares for no additional consideration.

        The table below presents our cash flows for 2013 and 2012:

	Years Ended December 31,
	2013	2012
	(in thousands US$)
Operating activities	$(794)	$(911)
Investing activities	(16)	(28)
Financing activities	-	1,721
Net increase (decrease) in cash and cash equivalents	$(810)	$782

Operating Activities

        Net cash used in operating activities of $0.8 million during the year ended December 31, 2013 was primarily used for payment of $0.7 million for clinical trials and professional services expenses and an aggregate of $0.5 million in salaries and related personnel expenses. Cash outflows on travel, patent, rent and other miscellaneous expenses were $0.1 million which offset by OCS research and development participation in an amount of $0.5 million.

Net cash used in operating activities of $0.9 million during the year ended December 31, 2012 was primarily used for payment of $0.9 million for clinical trials and professional services expenses, an aggregate of $0.3 million in salaries and related personnel expenses, $0.1 million was for travel, patent, rent and other miscellaneous expenses. The amount of $0.9 million cash used is net of OCS research and development participation in an amount of $0.4 million.

Investing Activities

Net cash used in investing activities was $20,000 and $30,000 in 2013 and 2012, respectively, which reflected our use of cash to purchase property and equipment and net investment in restricted bank deposits.

Financing Activities

We had no financing activity in 2013. Net cash provided by financing activities in the year ended December 31, 2012 consisted of approximately $1.7 million of net proceeds from issuance of ordinary shares and warrants.

Current Outlook

We have financed our operations to date primarily through proceeds from sales of our shares, and OCS grants. We have incurred losses and generated negative cash flows from operations since inception. To date, we have not generated any revenue from the sale of products and we do not expect to generate revenues from sale of our products in the next few years.

        We believe that our currently available cash resources, including an OCS approved grant, will be sufficient to meet our operating and capital requirements at least until the end of 2014.  Even if we are able to raise funds in the offering contemplated herein, we believe that we will need to raise additional funds before we generate positive cash flow from operations.

        As of December 31, 2013, our cash and cash equivalents totaled $788,000. On March 25, 2014 we issued 7,621 ordinary shares and 7,621 warrants for a total consideration of $500,000. We believe that our existing cash resources and the net proceeds from the current offering will be sufficient to fund our projected cash requirements through the end of 2016. Nevertheless, we will require significant additional financing in the future to fund our operations if and when we obtain regulatory approval and commercialize our drugs. We currently anticipate that, assuming consummation of the current offering, we will utilize approximately $16,000,000 to complete clinic studies for our pancreatic cancer project (siG12D-LODER), through preparation of and submission  to the FDA of a new drug application, and use approximately $6,000,000 for pre-clinical studies in prostate cancer and GBM, and use the remainder for working capital and general corporate purposes. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our preclinical studies, clinical trials and other research and development activities;
•	the scope, prioritization and number of our clinical trials and other research and development programs;

•	the costs and timing of obtaining regulatory approval for our drug candidates;

•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of, and timing for, strengthening our manufacturing agreements for production of sufficient clinical and commercial quantities of our drug candidates;

•	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally;

•	the costs of acquiring or undertaking the development and commercialization efforts for additional, future therapeutic applications of our drug candidates;

•	the magnitude of our general and administrative expenses;

•	any cost that we may incur under current and future in- and out-licensing arrangements relating to our drug candidates; and

•	payments to the OCS.

        Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through the net proceeds from the current offering, debt or equity financings, or by out-licensing applications of our drug candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to, one or more applications of our drug candidates. This may raise substantial doubts about the Company’s ability to continue as a going concern.

Contractual Obligations

        The following table summarizes our significant contractual obligations at December 31, 2013:

	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
	(in thousands US$)
Operating leases:
Facility	44	40	4	-	-
Motor Vehicles	4	4	-	-	-

        During the year ended December 31, 2013, we engaged with few service providers and vendors. However, we do not deem such engagements as significant compared with our current financial resources.

Off-Balance Sheet Arrangements

        We currently do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates.

Foreign Currency Exchange Risk

        Our results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Certain of our expenses are denominated in New Israeli Shekels. Our results of operations and cash flow are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. Approximately 61% of our expenses are denominated in New Israeli Shekel. Changes of 5% and 10% in the USD/NIS exchange rate will increase/decrease the operation expenses by 3% and 6%, respectively. We do not hedge our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

BUSINESS

Overview

We are an emerging biopharmaceutical company discovering and developing proprietary RNA interference (RNAi)-based cancer drugs and delivery systems designed to effectively penetrate and treat malignant solid tumors. Our new drugs used with our new delivery system have the potential to be one of the most highly effective treatments for solid tumor cancers, including our first target disease – pancreatic cancer, and our secondary target diseases – prostate cancer and certain brain cancers. In the future, we plan to target breast cancer, cervical cancer, esophageal cancer and other solid tumor cancers. Our entire current product candidate pipeline has been developed internally.

RNA interference is a naturally occurring mechanism within cells that de-activates (“silences” or interferes with) specific genes that are implicated in a number of diseases. Design of therapies based on RNAi did not begin in earnest until 2002. RNAi is widely believed to be the most promising platform for next generation cancer therapies, with the objective of replacing non-specific chemotherapy and its severe side effects with highly potent and safe new drugs. The design of the SiRNA-based drugs is rational and very specific, based on the genetic code of the cancer protein (oncoprotein). The effective delivery of such RNAi-based drugs to organs in the body, and specifically to tumors, however, continues to be the main barrier in converting RNAi technologies into effective therapies.

Current drug delivery methods, such as oral, intravenous or subcutaneous delivery, are limited in their effectiveness due to systemic and complex barriers within the tumor. To date, direct injection of drugs into solid tumors has not been effective since the tumor microenvironment cannot contain the drugs long enough for the drugs to take effect. Our platform, which we call LODER, (Local Drug EluteR), combines discovery of new RNAi-based drugs with customized delivery for the particular tumor type. LODER is the first cancer drug delivery platform, including RNAi delivery mechanisms, to enable implantation of the therapeutic pharmaceuticals directly into the core of solid tumors for extended periods of time. The approach is not simply the injection of the drug into the tumor, but rather the implantation of a specialized polymer “scaffold” containing the drug into the solid tumor core. Implantation of LODER requires only minimally invasive procedures and avoids surgery. For example, in pancreatic cancer, a gastroenterologist would implant the proprietary LODER™ into the core of the solid tumor, which is designed to safely provide direct and extended release of drugs in extremely low but effective dosages. This is done as an ambulatory procedure, simulating the current standard practice of performing a tumor biopsy. Our treatment approach involves the development of delivery platforms that are specific to the structure of each tumor and new drugs that are separately designed to silence the targeted cancer gene.

Despite differences in their physiology and growth mechanisms, solid cancer tumors have one very common characteristic – they have all so far eluded safe and effective treatment.  Our initial development programs for these cancers involve our development of drugs that are specific to the targeted gene and a delivery platform that is specific to the structure of each tumor. We attempt to design the structure of our drug molecules to be as natural as possible, avoiding or minimizing chemical modifications required in systemic delivery.  Although we initially intend to develop and manufacture our own pharmaceuticals, in the future we may collaborate with other pharmaceutical companies to apply the LODER platform to deliver their promising RNAi-based cancer drugs.

Lead Programs - Overview

SiG12D-LODER for pancreatic cancer

We have combined our new drug siG12D and our LODER platform as a prospective treatment for pancreatic cancer. By 2020, pancreatic cancer is forecasted to become the second most fatal cancer after only lung cancer. We have completed pre-clinical studies and an open label Phase 1 clinical trial in Israel in patients with locally advanced non-operable pancreatic cancer. This clinical trial was completed in December 2013 using LODER, and we were able to introduce siG12D-LODER directly into the cores of pancreatic tumors in 15 patients. The results of the trial showed an extended overall survival rate, the halting of tumor growth in all patients, and in most cases shrinkage of the tumor. Subject to regulatory approval, in late 2014 or early 2015, we intend to begin a multinational Phase 2 clinical trial that might be extended later to a full Phase 2/3 clinical trial of this treatment. We believe that this application of our technology qualifies for favorable orphan drug designation which applies to diseases or conditions that affect fewer than 200,000 persons in the United States.

Prostate-LODER

Our second target disease is prostate cancer. We are developing two proprietary siRNA drugs which, once embedded within our LODER and delivered regionally over an extended release period, may have a strong therapeutic potential in halting this disease. Prostate cancer is the third most common cause of death from cancer in men of all ages, and the most common cause of death from cancer in men over age 75. To meet the prostate tumor challenge, we are developing a dedicated new generation LODER called LODER-slow with the goal of enabling the delivery of our RNAi-based drugs over an extended period of release that is essential for effective treatment. Typically, the current period of release is six months; however, with proprietary improvements in our LODER, we believe that we can extend the period up to two years and avoid multiple implantation procedures. While we are not limited to specific targets, and are researching a few targets, we are currently focusing on the targets BMI-1, which plays an important role in the late progression of prostate cancer, and on NETO-2, which shows enhanced expression in cancer stem cells. These drugs target both the prostate cancer cells and cancer stem cells.

GBM-LODER for brain cancer

Our third target disease is GBM. GBM is the most common and most aggressive malignant primary brain tumor. We are developing an additional new generation LODER delivery platform called “LODER-nano” that is optimized to the specific physiology of brain tumors. Local drug delivery in GBM is not a new concept. For example, there is an FDA approved biodegradable polymer implant, GLIADEL®, that is used to treat brain cancer. One of our advisors from inception, Professor Abraham Domb, is the inventor of the PCPP:SA polymer used for GLIADEL. In comparison to approved, as well as in-development, treatments, we believe that LODER-nano may present a more effective alternative based on some or all of the following: LODER-nano may enable a significantly longer period of delivery; the nano-based delivery method may enable improved distribution of the drug into the entire tumor; RNAi-based new drugs might be more effective than chemotherapy; and the implantation of LODER-nano may be relatively simpler than and may not involve surgery. We intend to perform pre-clinical and toxicity studies for this program within the next two years, and, subject to regulatory approval, we expect to initiate a clinical trial in early 2016. We believe that this application of our technology may receive orphan drug designation.

Strategy

Our strategy is to discover, develop, manufacture and commercialize innovative RNAi-based treatments for different types of solid tumor cancers in the United States, the EU and selected international markets, with the goal of becoming a leading RNAi biotechnology company.  Our entire current product candidate pipeline has been developed internally. We also plan to manufacture our products in-house.  Where possible, and specifically for indications such as pancreatic cancer that affect a medium population size, we plan to retain substantially all global commercialization rights to our products to maximize long term value. In more prevalent oncology diseases, such as prostate cancer and breast cancer, we may choose to out-license our technology or otherwise collaborate with large pharmaceutical companies. In addition, there might be other indications where patient prevalence is relatively low, but we will find a commercialization advantage for collaboration, including, for example, training of physicians and/or administration of our products in combination with specific drugs marketed by a large pharmaceutical company.

The key elements of our strategy are:

•	Focus on solid tumors. While our platform may be able to be used effectively in a number of different diseases, our prime focus is on solid cancer tumors.

•
Ease of adoption.  Our goal is to make our system easy to adopt in order to achieve wide implementation. Our Phase 1 clinical trial for pancreatic cancer is already raising the awareness of pharmaceutical companies and the medical community of our progress.

•
Validate our product candidates and our platform in clinical proof-of-concept studies. Since 2011, we have been studying our treatment approach in humans. Subject to regulatory approval, we intend to conduct a multinational controlled Phase 2 clinical trial that might be extended later to a full Phase 2/3 clinical trial in patients with locally advanced pancreatic cancer. To optimize the study's design and data analysis, we intend to collaborate with tier-one cancer medical centers in the United States and Europe.

•
Continue to invest in our LODER technology platform. We will continue to invest in expanding and improving our LODER delivery technologies in order to develop new product candidates in indications that we are currently exploring and that we intend to explore in the future. Building on what we believe are our advantages in potency and effective delivery, we seek to develop product candidates that will have a dramatic impact on the treatment of various types of solid tumors.

•	Extend the LODER platform to additional cancers. We intend to extend our LODER technology platform to additional solid tumor cancers, including breast cancer, cervical cancer and esophageal cancer.

•
Enter into partnerships with pharmaceutical companies either on our RNAi technology platform or specific indications outside of our core therapeutic areas. We may choose to establish platform partnerships with pharmaceutical companies across multiple indication areas or in therapeutic areas outside of oncology depending on the attractiveness of the opportunities. These partnerships will provide us with validation of our technology platform, funding to advance our primary product candidates and access to development, manufacturing and commercial expertise and capabilities.

•	Continue to add to our LODER and RNAi intellectual property portfolio. We currently have seven families of patent applications, and intend to continue to aggressively protect our technology.

•
Continue to invest in full cGMP manufacturing of our LODER technology. We intend to establish and maintain manufacturing facilities meeting all regulatory standards, and, except for raw materials, including drug molecules, excipients and process materials, we do not intend to rely on outside manufacturing sources. The ability to manufacture in-house will solve potential problems that recently became apparent in the growing RNAi field. Unlike traditional manufacturing of items such as pills, every RNAi delivery platform relies on a specific customized process, and subcontracting might adversely affect our performance. Moreover, through in-house manufacturing, we will be able to control and reduce costs and improve economics.

Background of RNAi

RNAi is a new therapeutic strategy for treating many diseases, including cancers, and offers important advantages over conventional treatments because it acts with high specificity and potency and low toxicity. RNAi is a naturally occurring regulatory process in the body. Treatments for cancer currently include surgery, radiation therapy, chemotherapy, hormone therapy, immunotherapy and combined treatment modalities such as chemo-radiotherapy. Other than surgical removal of specific types of cancer, each of these treatments is limited in its effectiveness and has serious side effects. For these reasons, starting in the mid-1990s, the emphasis in clinical cancer research shifted toward therapies derived from biotechnology, including kinase inhibitors antisense and angiogenesis inhibitors. Design of therapies based on RNAi did not begin in earnest until 2002.

Over the last decade, the understanding of human diseases has advanced enormously, and many genes that play fundamental roles in human diseases have been identified. Of the approximately 20,000 genes in the human genome, only approximately 600-1,500 are “druggable,” namely can be targeted effectively with existing drug approaches, like small molecules or inhibitors and proteins such as monoclonal antibodies. The discovery of RNAi has potentially made every gene a druggable target. The so-called “undruggable” targets are potentially accessible to small interfering RNAs (siRNAs) since siRNAs target the “parent” messenger RNAs and not the oncogene proteins that create cancer cells.  If the parent can be silenced, the vast number of oncogene proteins previously created and being created are silenced as well.

RNAi-based therapies show great promise in cancer treatment for a number of reasons, including:

•	Ability to treat a broad range of diseases. siRNAs have the ability to silence virtually any gene to suppress the production of the related cancer-causing protein.

•
Inherently potent and natural mechanism of action. siRNA “cleaves” or cuts messenger RNAs and as a result halts production of specific proteins.  Taking advantage of the body’s natural defense mechanism, we design our specific siRNAs to halt the production of specific cancer causing proteins. We expect that this inherent catalytic nature of the RNAi mechanism will result in a high degree of potency and durability of effect for RNAi-based therapeutics.  We believe that this distinguishes RNAi from other approaches, like antisense therapeutics, which are not catalytic and therefore require higher levels of drugs to achieve messenger RNA silencing. siRNA molecules do not inhibit cancer-causing proteins one-by-one. Instead, siRNA is a highly potent mechanism enabling a single molecule to silence tens of thousands of cancer-causing proteins.

•
Natural mechanism of action.  Since RNA interference therapeutics harness a natural mechanism for gene silencing, we believe that this approach will demonstrate improved safety and tolerability as compared with other RNA-targeting approaches.

•
Simplified discovery of product candidates. In contrast to the often arduous and slow drug discovery process for proteins and small molecules, we believe that the identification of siRNA product candidates will be much simpler, quicker and less costly because it involves relatively standard processes that are directed by the known gene target sequences and can be applied in a similar fashion to many successive product candidates.

Notwithstanding the promise of RNAi therapies, there remain a number of challenges.  Key to the therapeutic application of siRNAs is the ability to successfully deliver siRNAs to target tissues and achieve cellular uptake of the siRNA into the inside of the cell where the RNAi machinery, called RNA-induced silencing complex, or RISC, is active.

In general, systemic delivery mechanisms of RNAi drugs, such as oral, intravenous and subcutaneous, need to shield the drug from the body’s natural defense response of enzyme-based degradation of such RNA molecules.  Even if the drug leaves the blood stream and accesses the  tumor, which is essential to effective action, effectiveness is limited by the high levels of collagen and the abnormally dense and opaque extracellular matrix that causes elevated pressure in the tumor core that in turn drives fluids outwards. Moreover, renal filtration, aggregation in the liver and other systemic effects significantly reduce the effective dose at the target site, which would raise the total dose needed to be administrated, creating a risk of additional or more severe side effects. Recent approaches, including the use of nanoparticles and liposomes encompassing siRNAs, and Dynamic PolyConjugates (DPCs), have only proven to be partially effective because of non-targeting, clearance in the kidneys and the body’s natural defense mechanisms. As a result, systemic delivery of RNAi based drugs via intravenous or other means is largely limited to a small number of target tissues, in particular the liver.

In addition, direct injection of the pharmaceutical into the tumor without use of an implanted delivery platform (for example, of naked siRNA to topical targets (eye, skin, mucus membranes or local tumors) or intranasal/intratracheal instillation of aerosolized siRNA into the lung) are similarly less than optimally effective because of the need for repeated injections (about once per week) due to rapid dose decline by diffusion and degradation and, in some cases, such as in the tumor core, elevated  pressure that expels the drug.

Perhaps more importantly, current anti-cancer RNAi-based programs in clinical trials do not target the KRAS protein. The Company is aware, however, of one pre-clinical development effort. The KRAS protein acts as a “mother” protein that signals downstream and activates  chains (called pathways)of multiple other proteins.  Halting proteins in a higher level of a pathway is more potent than halting a protein in a lower level since the upper level pathway is involved in affecting multiple proteins in affecting the lower level. Because KRAS sits in the uppermost level, it is a highly strategic target of interest.

The LODER Delivery System

LODER (Local Drug EluteR) is the first cancer drug delivery platform, including RNAi delivery mechanisms, to enable implantation of the therapeutic pharmaceuticals directly into the core of solid tumors for extended periods of time. The approach is not simply the injection of the drug into the tumor, but rather the implantation of a specialized polymer “scaffold” containing the drug into the solid tumor core. The approach addresses two problems – the inability to deliver large dosages of the drug via the blood stream because of significant systemic side effects and tumor barriers and the ability to prolong the release of the drug which is necessary for effective action and which avoids multiple closely-spaced injections or other forms of administration.  Moreover, LODER ensures shielding of unstable drugs such as siRNA from the body’s natural defense mechanisms, which is a breakthrough in RNAi treatments. Our LODER platform is based on controlled and extended local delivery of RNAi designed as a  “programmable” platform, enabling drug release rates to be optimized for the specific tumor physiology. LODER provides both protection of the therapeutic drug from degradation and a slow and stable local drug release within a tumor over a period that typically extends for a few months. Further, implantation into the core of the tumor ensures that the pressure that is naturally elevated in such cores will not block the distribution of drug, as in systemic delivery, but can facilitate wide distribution of  the drug into the entire tumor.

For our pancreatic cancer program, LODER targets the previously unreachable KRAS “mother” protein. The oncogene mutated KRAS can lead to fast cell proliferation and metastases, making mutated KRAS a prime target in cancer therapy. We believe that current drug designs targeting KRAS, which are not based on RNAi, are in the early pre-clinical stages.  Because KRAS was considered until recently as undruggable, biopharmaceutical companies are marketing and are forced to develop drugs targeting the downstream proteins, namely the proteins that are activated by KRAS. Silencing the KRAS protein has been shown to result in the death of existing cancer-causing cells and the decrease in cancer cell survival.

siG12D-LODER converts the “undruggable” KRAS to a drug target. Shown in left, the failures in directly targeting KRAS have forced biopharmaceutical companies to target downstream proteins including drugs developed against RAF, MEK, PKI3, AKT and mTOR. On the right, we show the effects of our drug, siG12D, that has been shown to decrease levels of KRAS and at the same time decrease the level of other downstream proteins.
__________

Regional delivery

Our LODER platform is a regional, controlled, and extended release drug delivery system. Systems of this type are continuously gaining practical importance in drug delivery. They are used to improve and advance the therapeutic effects of drug treatments by providing optimized local drug concentrations in smaller dosages over prolonged periods of time.

Regional controlled drug delivery has been shown to enhanced patient compliance and reduce undesired side effects associated with oral or intravenous systemic drug delivery.  Other benefits include reduction of costs due to lower administration frequency and simplified and lower dosing schemes. A prominent method of controlling the release rate of a drug in a pharmaceutical dosage is to embed the active agent within a polymeric matrix. The polymer must be biocompatible and, in the case of regional administration, preferably biodegradable, in order to avoid the need to remove empty remnants. Many of the biodegradable polymers we have studied to date belong to the polyester family, which includes polyglycolides and polylactides. Other degradable polymers that we have studied include families such as polyorthoesters, polyanhydrides, polyphosphazenes, and polyurethanes. Polycaprolactone (PCL), poly lactic acid (PLA) and poly(lactic-co-glycolic acid) (PLGA) are examples of FDA-approved polymers that can be used to form biodegradable matrixes, since, up to a certain dose,  they are toxicologically safe due to elimination of their by-products by normal metabolic pathways.

LODER was developed as a miniature biodegradable polymeric matrix designed to encompass our siRNA drugs in development, including anti-KRASG12D siRNA (siG12D).  It is less than one millimeter in diameter and a few millimeters in length and was developed to meet the size of a needle used today in biopsy sampling procedures. LODER is a versatile drug delivery platform tuned to the specific requirements of siRNA and the tumor environment. Our proprietary combination of polymers, excipients and manufacturing processes allows us to select the desired release rate of the drug. The use of a polymeric matrix is designed to provide both protection of the drug from degradation and a slow and stable local drug release within a tumor over a period of up to a few months. The release period is optimized to administer the drug at a sufficient rate over a period of time that is longer than the time it takes for drug molecules to diffuse throughout the tumor. In tumors, drug diffusion (including siRNA) is very slow, slower by orders of magnitude compared with normal diffusion of drugs in normal space between cells.  We therefore tune our LODER release rate and have demonstrated the potential of this extended-release technology to inhibit the growth of pancreatic tumors in-vitro and in-vivo.  Our data have been published in the peer-reviewed journal, Proceedings of the National Academy of Sciences of the USA.

Our LODER platform enables “programmable” drug release rates for months, while ensuring the stability of the siRNA drug against degradation. LODER is a versatile drug delivery platform that is “tuned” to the specific requirements of siRNA and of the particular tumor environment in different cancer diseases. We can select the desired release rate using our proprietary combination of polymers and excipients, together with our proprietary manufacturing process.
__________

We developed a comprehensive three-stage study of our LODER platform and the therapeutic potential of siG12D-LODER: proof of mechanism (PoM, pre-clinical, completed); proof-of-concept (PoC, Phase 1, completed) and proof of principle (PoP, to be started by late 2014 or early 2015). In our PoM, we split the study into in vitro (in cell lines) and in vivo studies (in animals).

In-vitro, we showed that:

•	The detailed design of our selected siG12D molecule has no predicted off-targets (an unintended target);

•	Our siG12D molecule and siG12D LODER specifically inhibit KRASG12D expression in tumor cells on both mRNA and protein levels by about 80%;

•	Our siG12D molecule leads to a site-specific cleavage of KRAS messenger RNA (mRNA), confirming the effectiveness of our approach;

•	Our siG12D specifically inhibits the KRAS signaling pathway, leading to strong reduction of proteins such as Erk and AKT that are downstream to KRAS; and

•	Our siG12D inhibits pancreatic cancer cell viability and induces cancer cell death.

Once our in-vitro studies yielded significant results, we began in vivo studies, mainly in mice, which demonstrated PoM and yielded the following results:

•	We confirmed the cellular uptake of siG12D in vivo by double labeling these molecules and following their entrance to cells;

•
We demonstrated the effect of siG12D LODERs as a function of time and distance from the LODER to the surrounding tumor layers showing the inhibition of the proliferation of tumor cells in-vivo as function of distance from the LODER by H&E staining, showing how siG12D LODER induces premature death, or necrosis, of tumor tissue;

•	TUNNEL staining, showing how siG12D LODER induces programmed death, or apoptosis, of tumor cells;

•	CDC47 staining, showing how siG12D LODER inhibits growth of human pancreatic tumor cells in-vivo;

•
Tumor shrinkage, where we measured by caliper the dimensions of the tumor as a function of time, or followed the tumor image showing that siG12D LODER inhibits growth of pancreatic tumors in orthotopic pancreatic models;

•	Survival: LODER prolongs overall survival of mice bearing human origin models of orthotopic pancreatic tumors;

•
LODER accelerates the distribution of the drug throughout the entire tumor.  We showed that treatment of tumors with siG12D LODER increases intercellular void volume and enables faster transport of the drug by fluid dynamics; and

•
LODER halts metastases. The findings from our in-vitro and in-vivo studies showed that our treatment decelerates or even halts a multi-stage transition called Epithelial to Mesenchymal Transition (EMT). EMT is widely accepted as the essential biological process that modifies cancer cells and drives them from the primary tumor into the bloodstream. In other words, EMT is the necessary transition from local cancer disease to metastatic disease. We showed laboratory evidence that siG12D potentially can halt EMT. We showed that siG12D inhibits the migration ability of pancreatic cancer cells, as demonstrated by scratch assays and by “trans-well” assays, and siG12D halts the gene expression signature of EMT. Then we showed in-vivo the siG12D-LODER effect on halting metastasis in mice. The following diagram illustrates these results:

siG12D LODER halts metastases and attenuates tumor growth. In this in-vivo study we used allografts from subcutaneous tumors that were pre-treated siG12D LODER (or LODER empty without drugs). Pancreatic tumors were induced by implanting of the allografts into the pancreas of donor mice. Four weeks later the tumors were weighed, showing strong tumor halting of our treatment (left panel) and the mice organs - liver, lungs or spleen - were inspected for macrometastasis appearance. No metastasis was found in the siG12D-LODER group (right panel)
__________

Product Candidates

Our product candidates revolve around our unique and systematic approach to identifying product candidates that can successfully deliver RNAi therapeutics to target tissues. We have employed a direct RNAi delivery approach, which employs the direct or local application of siRNAs to the tumor, to achieve cellular uptake and gene silencing.

We have designed and developed our product candidates to avoid the pitfalls of other RNAi based therapies currently under development. Our current development programs, focusing on solid tumor cancer diseases, are as follows:

SiG12D-LODER (Pancreatic LODER)

Our lead product candidate is siG12D-LODER, combining our new drug siG12D and our platform delivery technology LODER. We have obtained results showing potential therapeutic benefit in in-vitro, in-vivo and clinical studies. For a number of reasons, we believe that our siG12D-LODER product candidate shows significant promise for the development of pancreatic cancer therapeutics. Pancreatic cancer represents a large unmet therapeutic challenge. The prevalence of pancreatic cancer is growing fast. The National Cancer Institute estimated the new cases and deaths from pancreatic cancer in the United States in 2013 to be 45,220 and 38,460, respectively. By 2020, pancreatic cancer is forecasted to become the second most fatal cancer. About 90%-95% of pancreatic cancer patients are identified with a mutation in the KRAS protein. The mutation of KRAS is also frequently found in other cancers, such as non-small cell lung cancer and colorectal cancer. KRAS is therefore considered as one of the most important targets for cancer drugs. However, due to drug design limitations, none of the efforts to target KRAS in the last 30 years have yielded a successful drug or treatment, and KRAS has remained an “undruggable” therapeutic target. In our pre-clinical studies published in the Proceedings of the National Academy of Sciences (U.S.), we demonstrated that LODER is a reproducible and safe delivery platform, based on a miniature biodegradable polymeric matrix, for the controlled and prolonged delivery of siRNA. In these published studies we showed that this technology provides the following advantages:

•	siRNA is protected from degradation;

•	the siRNA is slowly released locally within the tumor for prolonged periods; and

•	the siG12D LODER elicits a therapeutic effect, thereby demonstrating that mutated KRAS is indeed a druggable target.

From 2011 through 2013, we conducted an open label Phase 1 study in patients with locally advanced non-operable pancreatic cancer. Patients received siG12D LODERs in a dose escalation design and also received standard-of-care chemotherapy, mostly Gemcitabine, and in a number of instances FOLFIRINOX. Fifteen patients with locally advanced pancreatic ductal adenocarcinoma were enrolled. Two patients were omitted from the study but followed for safety due to metastatic disease detected on the first day after siG12D LODER implanting. The study showed a high safety profile. In evaluating the safety profile, we considered several factors including the following: (i) no dose limiting toxicity events were observed during the study, and the highest dose administered was well tolerated; (ii) most adverse event were grade 1 and 2, transient, and not related to the study drug or to the study procedure; and (iii) the more severe adverse events were a few compared to the number of such events in normal treatments or in other studies, and were attributed to either the implantation procedure or chemotherapy treatment given in conjunction with our study drug. Moreover, CT imaging performed 8-12 weeks following the procedure showed no tumor progression in all patients, as shown below, and tumor regression in some of the patients. Reduction in tumor marker CA 19-9 was observed in 70% of patients. Median overall survival was 15.12 months, compared to historical data showing median overall survival of 10-13 months in studies in patients with the same disease who received Gemcitabine – see below. We treated the last four patients with FOLFIRINOX and the average survival of this small group was extended, with two patients still alive almost two years after treatment. In this Phase 1 trial we administered only one time dosing at recruitment. The doses were escalated among three cohorts at 0.025 mg, 0.75 mg and 3.0 mg of the study drug. To optimize the treatment, we intend to treat patients every four months. These encouraging results have been published in the general meeting of American Society of Clinical Oncology and in the 2014 Gastrointestinal Cancers Symposium titled “Novel Kras-directed therapy in combination with chemotherapy for locally advanced pancreatic adenocarcinoma.” The conclusions from this study suggest that a combination of siG12D LODER and chemotherapy is well tolerated. The combination has demonstrated promising efficacy in locally advanced pancreatic cancer with durable responses (Clinical trial information NCT01188785). The majority of adverse events observed in our Phase 1 trial were grade 1 and 2, which were transient and resolved.  A grade 1 adverse event means a “mild” adverse event and a grade 2 adverse event means a “moderate” adverse event, neither of which is serious. Such events are expected and common in locally advanced pancreatic cancer patients. Five of the 15 patients experienced serious adverse events (SAEs), such as pancreatitis, cholangitis, pancytopenia abdominal pain and colonic obstruction. However, none of the SAEs were considered to be related to our siG12d-LODER, and were rather attributable to either the implantation procedure or chemotherapy treatments given in conjunction with our siG12d-LODER. Among these SAEs, three SAEs identified in one of our patients five days after administration of FOLFIRINOX and found not likely to be related to our drug.

Tumor halting and shrinkage in 12 patients. Diameter and volume of tumors were measured by CT imaging two months after LODER implantation in 12 patients and compared to measurements taken immediately after implantation. Results showed strong tumor halting: none of the tumors passed the tumor progression criterion, defined by EORTC RECIST (Response Evaluation Criteria In Solid Tumors Version 1.1) as the change in the longest diameter (LD) LD >20%. Some cases showed clear shrinkage (also called “Tumor Response”), defined as change in LD <-30%. Also shown are volumetric (three dimensional) measurements, which yielded strong tumor shrinkage.

__________

siG12D-LODER extends overall survival. To assess potential of siG12D-LODER in extending life of patients, we compared three recent studies in locally advanced pancreatic cancer: Loehrer et al 2011 JCO, Gemcitabine Alone Versus Gemcitabine Plus Radiotherapy in Patients With Locally Advanced Pancreatic Cancer: An Eastern Cooperative Oncology Group Trial; Herman et al 2013 JCO, Randomized Phase 3 Multi-Institutional Study of TNFerade Biologic With Fluorouracil and Radiotherapy for Locally Advanced Pancreatic Cancer; and Chauffert et al 2008, Phase 3 trial comparing intensive induction chemoradiatherapy (60Gy, infusional f-FU and intermittent cisplatin) followed by maintenance gemcitabine with gemcitabine alone for locally advanced unresectable pancreatic cancer. Definitive results of the 2000-01 FFCD.SFRO study. Results show extension of 5-6 months (these results are based on a single dosing of LODER in day 0, without repeating after four months).

__________

We intend to begin a multinational Phase 2 clinical trial that may be evolved to a Phase 2/3 clinical trial by the end of 2014 or early 2015 (registered with a National Institutes of Health identification number NCT01676259), to be performed in approximately 12 to 15 medical centers.  To date, we have received indications of interest from Memorial Sloan Kettering, Johns Hopkins, MD Anderson, Fox Chase, Imperial Colleague (London) and Gustave Rousse (Paris), UKE (Hamburg), Sheba and Sourasky (Tel Aviv) and Hadassah and Shaare Zedek (Jerusalem). We expect to announce initial PoC clinical data in mid- to late-2015.

We have applied for patents covering LODER technology and specifically LODER dedicated to anti-mutated KRAS, in the United States, Europe, Japan, and South Africa. To date, we have been granted a patent in South Africa. Additionally, in January 2014, we received a letter from the European Patent Office indicating that some claims in the corresponding European patent application are allowable in Europe and in May 2014 we received another letter from the USPTO indicating that some claims relating to a separate patent application concerning related technology are allowable in the United States. The issuance of these two letters does not guarantee that any patents will be issued.

PROSTATE-LODER.

Our second target disease is prostate cancer. We have identified two targets and developed two proprietary siRNA drugs.  We believe that each of these drugs, once embedded with our LODER, may have strong therapeutic potential in halting this disease.  Prostate cancer is the third most common cause of death from cancer in men of all ages and is the most common cause of death from cancer in men over age 75. In November 2013, Research and Markets forecasted that due to the growing prevalence of prostate cancer and the launch of new products for the condition, the prostate cancer treatment market will increase from $4.1 billion in 2012 to $8 billion by 2019, at a compound annual growth rate (CAGR) of 10.1%. The overall prevalence of prostate cancer across the eight leading markets is expected to increase from 3.3 million in 2012 to 3.9 million by 2019. Prostate cancer contributes to a high financial burden among the elderly, with the lifetime cost of each patient amounting to around $110,520 in the United States.

         We believe that our product candidate has the potential to be a new and competitive treatment for prostate cancer, both in efficacy and in safety, specifically in the long early stages of the disease where current treatment options, including surgery, radiation, hormone therapy and chemotherapy, have significant limitations. In fact, a considerable proportion of men with clinically localized prostate cancer are not cured by surgery or radiotherapy, and hormone therapy for advanced disease is also not curative. For example in surgery (prostatectomy), a man who has undergone prostatectomy for localized prostate cancer has a 10%--30% chance of experiencing prostate cancer recurrence during his lifetime. In addition to the pain and inconvenience of the surgery, there are surgical risks, as well as possible side effects including urinary incontinence and impotence. Possible side effects relating to radiation therapy include bowel problems, bladder problems, urinary incontinence, impotence and fatigue. In hormone therapy, patients with early prostate cancer may show improvement from hormone-reducing treatment (called castration-sensitive prostate cancer) but later may stop responding to hormone therapy (then called castration-resistant prostate cancer). Possible side effects of hormone therapy include absent libido, impotence, breast tenderness and growth of breast tissue, osteoporosis, anemia, decreased mental sharpness, fatigue, increased cholesterol and depression.

Chemotherapy is an optional treatment today that is practical only for late (metastatic) stages of cancer and is administrated systemically. Regional chemotherapy delivery is unsuccessful since  the dose becomes toxic before reaching the optimal therapeutic level, and the effect is very temporal. To note, one general cause of anticancer drug resistance is the limited ability of drugs to penetrate tumor tissue and to reach all of the tumor cells, mainly the inner tissues. Chemotherapeutic drugs also are typically inefficient against tumor stem cells.

We are developing a new generation LODER (“LODER-slow”),with the goal of enabling a very long period of siRNA release, typically six to 24 months. We have identified several targets in our in-vitro and in-vivo studies, and we believe that two of them are the best candidates for future exploration. We still are studying more targets. The first, polycomb complex protein BMI-1 (“candidate BM”), plays an important role in the late progression of pancreatic cancer and may represent a novel therapeutic target for the treatment of pancreatic cancer. The second, neurophilin and tolloid-like 2 NETO-2 (“candidate NE”), has enhanced expression in cancer stem cells. It is highly expressed in prostate cancer stem cells and is correlated with tumor cell initiation. We believe these candidates hold the potential to pose a new and competitive treatment for prostate cancer.
As shown below, LODER-prostate led to necrosis in prostate cancer. Empty LODER for control and two LODER candidates siBM-LODER and siNE-LODER were implanted into subcutaneous tumor of DU145 origin in three groups of SCIDbg mice. One week later mice were euthanized and tissue slices were taken from tumors using a formalin fixed-paraffin embedded technique. To study the rate of dividing cells, the tissue slices were stained to CDC47 (indicator of dividing cells). As seen, there is no effect in the Empty-LODER, while clear evidence of halting cell division and necrosis are shown in both candidates (dashed line presents the most affected areas).

LODER-prostate that slowly releases new targeted siRNA drugs in prostate cancer mice models led to necrosis.
_________

Such technologies, including the LODER-slow and the drug candidates, are covered by a dedicated set of patent applications.

GBM-LODER

Our third target disease is GBM, which is the most common and most aggressive malignant primary brain tumor in humans, involving glial cells and accounting for 52% of all functional tissue brain tumor cases and 20% of all intracranial tumors. GBM incidence is 2–3 cases per 100,000 people in Europe and North America. Current treatments include chemotherapy, radiation and surgery. Median survival with standard-of-care radiation and chemotherapy with temozolomide is 15 months. Median survival without treatment is 4½ months. Surgery remains the standard of care.

The GBM solid tumor is relatively diffused, showing extremely aggressive proliferation from a core to other brain tissues. We are developing a new generation LODER delivery platform (“LODER-nano”) optimized to the specific physiology of this type of brain tumor. We believe that the possibility to use RNAi-based therapeutics combined with our LODER-nano will yield the optimal combination of high efficacy and low toxicity. We have not yet identified the target for siRNA that would yield the optimized treatment; however, we have evaluated several prospective targets. Local drug delivery in GBM is not a new concept. For example, we have learned from the history of the FDA-approved biodegradable polymer implant, GLIADEL. One of our advisors from company inception, Professor Abraham Domb, is the original inventor of the PCPP:SA polymer used for GLIADEL. In comparison with approved and in-development treatments, we believe that LODER-nano may present an attractive alternative based on some or all of the following: LODER-nano may enable a significantly longer period of drug-delivery, the nano-based delivery method enables improved distribution of drug into the entire tumor even if not well confined, RNAi-based new drugs might be more effective than chemotherapy, and the implantation of LODER-nano may be relatively be simpler than, and not rely on, surgery. A strong advantage of our approach compared with other nano-medicine approaches is the freedom in designing our nano-particles. For example, systemic administrated nanoparticles are very bound by their size, as particles below a specific size will be cleared by the kidneys. Also, our design can avoid the need of a process called “PEGylation” that is essential to many nanoparticles today and has no direct therapeutic merit.

As shown below, LODER-nano is a novel delivery system that combines biocompatible polymeric matrix and nanoparticles. Both components encompass the RNAi-based drug and shield the drug from degradation. The nanoparticles are released from the host matrix, diffuse in the tumor and release the drug. The novel technology of “LODER-Nano” is covered by a dedicated set of patent applications. Subject to regulatory approval, we expect to initiate a clinical trial in 2015 for the LODER-GBM program.

LODER-nano - a novel delivery system developed specifically for solid tumors of diffused pattern such as brain tumors.
__________
Intellectual Property

The proprietary nature of, and protection for, our product candidates, processes and know-how are important to our business. Our success depends in part on our ability to protect the proprietary nature of our product candidates, technology, trade secrets and know-how, to operate without infringing on the proprietary rights of other, and to prevent others from infringing our proprietary rights. We seek patent protection in the United States and internationally for our product candidates and other technology. We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position. In addition to patent protection, we intend to pursue, where applicable, protective regulatory provisions such as orphan drug status.

Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit us to take advantage of our business opportunities or otherwise to provide competitive advantages. For more information, please see “Risk Factors – Risks Related to our Intellectual Property.”

Our current patent portfolio covers seven families of patents, as follows:

Jurisdiction	Earliest exp. date / No.	Status	Type of protection
1. LODER PLATFORM TECHNOLOGY			composition of matter (COM), process/method (P/M), article of manufacture (AOM) and medical use (MU)
Europe	28 Jun 2029 / 09772985.9	Allowable*
Japan	28 Jun 2029 /2011-515712	Pending
South Africa	28 Jun 2029 / 2010/09188	Granted /Issued
United States	28 Jun 2024 / 13/000656	Pending
United States	28 Jun 2024 / N/A	In Preparation
2. MEDICAL DEVICES FOR LODER IMPLANTATION			P/M, AOM and machine/device
Europe	27 Jan 2030 / 10735564.6	Pending
United States	27 Jan 2030 / 13/145392	Pending
3. SiG12D LODER SEQUENCE			COM, P/M and MU
United States	19 April 2032 / 13/451231	Allowable**
4. PROSTATE CANCER TARGETS			COM, P/M, AOM and MU
Europe	14 November 2032 / 14152478.5	Pending
United States	14 November 2032 / 13/676581	Pending
5. LODERs CONTAINING NANOPARTICLES			COM, P/M, AOM and MU
Europe	14 November 2032 / 12192681.0	Pending
United States	14 November 2032 / 13/676540	Pending
6. TREATMENT OF NON-PROSTATE CANCER USING PROSTATE CANCER TARGETS			COM, P/M, AOM and MU
PCT	14 November 2033 / PCT/IL2013/050944	Pending
7. TREATMENT AND PREVENTION OF METASTATIC CANCER			COM, P/M, AOM and MU
PCT	18 April 2033 /	Pending
United States	18 October 2033 / 14/056978	CIP of PCT Application
______________

* In January 2014, we received a letter from the European Patent Office confirming that some of the claims relating to European Patent Application No. 09772985.9, covering processes/methods and articles of manufacture, are considered to be allowable. The issuance of this letter does not guarantee that the patent will be issued.

** In May 2014, we received a letter from the USPTO confirming that some claims of US Patent Application No. 13/451231, covering processes/methods, are considered to be allowable. The issuance of this letter does not guarantee that the patent will be issued.

We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patent or any patents granted to us in the future will be commercially useful in protecting our technology.

Manufacturing and Supply

Currently, our entire siRNA drug products are supplied by one oligonucleotide cGMP certified manufacturer, and we have a second supplier as a backup. We typically order raw materials and services on a purchase order basis and do not enter into long-term dedicated capacity or minimum supply arrangements.

In the future, we plan to produce in-house preclinical, clinical and commercial quantities of our products. These facilities will be designed to comply with cGMP conditions for the delivery products (for example apart of raw materials including the drug molecules, experiments and process materials). cGMP is a regulatory standard for the production of pharmaceuticals that will be used in humans.

In general, manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others.

Competition

We are developing both drug candidates and drug-delivery platforms. The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized biotechnology companies – many of which have far greater marketing and research capabilities than us, as well as technology being developed at universities and other research institutions. Our competitors have developed, are developing or will develop product candidates and processes competitive with our product candidates. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that may enter the market. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of the same conditions for which we may try to develop product candidates.

We are aware of multiple companies that are working in the field of RNAi therapeutics, including major pharmaceutical companies such as Pfizer, Inc., Novartis International AG, Takeda Pharmaceutical Company Limited and Merck & Co., Inc., which recently sold Sirna Therapeutics, Inc., its wholly owned subsidiary, to Alnylam Pharmaceuticals, Inc. (Alnylam) in March 2014, and biopharmaceutical companies such as Alnylam, Tekmira Pharmaceuticals Corporation, Arrowhead Research Corporation, Silence Therapeutics plc, RXi Pharmaceuticals Corporation, Quark Pharmaceuticals, Inc. and Marina Biotech, Inc. To our knowledge, there are no other companies developing RNAi-based therapies based on local and prolonged delivery for cancer diseases.

We also compete with companies working to develop antisense-based drugs. Like RNAi therapeutics, antisense drugs target mRNAs in order to suppress the activity of specific genes. Isis Pharmaceuticals, Inc. is currently marketing an antisense drug and has several antisense product candidates in clinical trials. The development of antisense drugs is more advanced than that of RNAi therapeutics, and antisense technology may become the preferred technology for drugs that target mRNAs to silence specific genes.

In addition to competition with respect to RNAi and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver RNAi based drugs to the relevant cell and tissue types. Safe and effective means to deliver RNAi based drugs and to the relevant cell and tissue types may be developed by our competitors, and our ability to successfully commercialize a competitive product would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop a safe and effective means of delivering RNAi based drugs and into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of our competitors have substantially greater resources than we do, and if our competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, we may be unable to successfully commercialize our product candidates.

We further compete with companies working to develop non RNAi based treatments for solid tumor cancers. For example, Threshold Pharmaceuticals (Threshold) is working to develop therapies that target tumor hypoxia, a common characteristic of the tumor microenvironment. Threshold is currently evaluating at least one of its product candidates in two Phase 3 pivotal clinical trials as well as multiple earlier-stage clinical trials. Even if we successfully develop our product candidates, and obtain approval for them, other non RNAi treatments may be preferred, and we may be not be successful in commercializing our product candidates.

Also, we compete with companies commercializing and/or working to develop drug delivery systems, including drug delivery systems for local (or regional) release. For example, SurModics, Inc. is a provider of drug delivery and surface modification technologies to the healthcare industry, including local delivery of drugs from drug eluting stents. We compete with many companies commercializing and/or working to develop drug delivery systems for specific indications, for example for local ocular (in the eye) release of drugs, including degradable and non-degradable products.

Government Regulation

Clinical trials, the drug approval process, and the marketing of drugs are intensively regulated in the United States and in all major foreign countries. Government authorities in the United States (including federal, state, and local authorities) and in other countries extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, pricing, and export and import of pharmaceutical products, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (FDCA) and related regulations and biologics under the FDCA and the Public Health Service Act (PHSA) and its implementing regulations. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. Drugs and biologics are also subject to other federal, state and local statutes and regulations. Failure to comply with the applicable United States regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an Institutional Review Board, or IRB, of a clinical hold on trials, the FDA’s refusal to approve pending applications or supplements, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval, advertising and promotion of our products.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our platforms and candidate products or any future product candidates or approval of new disease indications or label changes. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Marketing Approval

The process required by the FDA before product candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the GLP regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical studies may begin and must be updated annually;

•	approval by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical study may be initiated;

•	performance of adequate and well-controlled human clinical studies to establish the safety and efficacy of the product candidate for each proposed indication;

•	preparation of and submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA, after completion of all pivotal clinical studies;

•	potential review of the product application by an FDA advisory committee, where appropriate and if applicable;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities where the proposed product drug substance is produced to assess compliance with cGMP; and

•	FDA review and approval of an NDA or BLA prior to any commercial marketing or sale of the drug in the United States.

The testing and approval process requires substantial time and financial resources, and we cannot be certain that any approvals for our candidate products will be granted on a timely basis, if at all.

An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational new drug. An IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical studies. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical studies can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical studies to commence.

We will need to successfully complete an extensive additional clinical trial or some clinical trials in order to be in a position to submit a new drug application to the FDA.  Our planned future clinical trials for our candidate products may not begin or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a study;

•	reaching agreement with third-party clinical trial sites and their subsequent performance in conducting accurate and reliable studies on a timely basis;

•	obtaining institutional review board approval to conduct a study at a prospective site;

•	recruiting patients to participate in a study; and

•	supply of the drug.

We must reach agreement with the FDA on the proposed protocols for our future clinical trials in the United States.  A separate submission apart from any IND application we submit must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that site. Informed consent must also be obtained from each study subject. Regulatory authorities, an IRB, a data safety monitoring board or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk.

Clinical Studies

Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with current cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical study site’s IRB before the studies may be initiated, and the IRB must monitor the study until completed. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Our objective is to conduct additional clinical trials for our candidate products and, if those trials are successful, seek marketing approval from the FDA and other worldwide regulatory bodies.

For purposes of NDA approval, human clinical trials are typically conducted in phases that may overlap.

•
Phase 1.     The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•
Phase 2.     This phase involves trials in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•
Phase 3.     This phase involves trials undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population, often at geographically dispersed clinical trial sites. These trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling.

•
Phase 4.      In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase 4 clinical studies.

A pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal studies are Phase 3 studies, but the FDA may accept results from a Phase 2 study if such study’s design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need and the results are sufficiently robust.

The FDA, the IRB, or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk.

Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study. We may also suspend or terminate a clinical study based on evolving business objectives and/or competitive climate. All of these trials must be conducted in accordance with cGCP requirements in order for the data to be considered reliable for regulatory purposes.

The clinical study process can take three to ten years or more to complete, and there can be no assurance that the data collected will support FDA approval or licensure of the product. Government regulation may delay or prevent marketing of product candidates or new drugs for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for our candidate products or any future product candidates on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.

The NDA Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational new drug product information is submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. Under federal law, the submission of most NDAs and BLAs is subject to an application user fee. For fiscal year 2014, the application user fee exceeds $2.1 million, and the sponsor of an approved NDA or BLA is also subject to annual product and establishment user fees, set at $104,060 per product and $554,600 per establishment. These fees are typically increased annually. Applications for orphan drug products are exempted from the NDA and BLA user fees and may be exempted from product and establishment user fees, unless the application includes an indication for other than a rare disease or condition.

An NDA or BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational new drug product to the satisfaction of the FDA.

The FDA will initially review the NDA for completeness before it accepts it for filing. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Based on pivotal Phase 3 trial results submitted in an NDA, upon the request of an applicant, the FDA may grant a priority review designation to a product, which sets the target date for FDA action on the application at six months, rather than the standard ten months. Priority review is given where preliminary estimates indicate that a product, if approved, has the potential to provide a significant improvement compared to marketed products or offers a therapy where no satisfactory alternative therapy exists. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

After the FDA completes its initial review of an NDA, it will communicate to the sponsor that the drug will either be approved, or it will issue a complete response letter to communicate that the NDA will not be approved in its current form and inform the sponsor of changes that must be made or additional clinical, nonclinical or manufacturing data that must be received before the application can be approved, with no implication regarding the ultimate approvability of the application.

Before approving an NDA or BLA, the FDA will typically inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The testing and approval process for a drug requires substantial time, effort and financial resources, and this process may take several years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied for continuing drug approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA now has express statutory authority to require sponsors to conduct post-market studies to specifically address safety issues identified by the agency.

Any approvals that we may ultimately receive could be withdrawn if required post-marketing trials or analyses do not meet the FDA requirements, which could materially harm the commercial prospects for our candidate products.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy, or REMS, from manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Based on statutory standards, elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases restrictions on distribution. These elements are negotiated as part of the NDA approval, and in some cases if consensus is not obtained until after the PDUFA review cycle, the approval date may be delayed. Once adopted, REMS are subject to periodic assessment and modification.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution, or post-marketing study requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our candidate products, or obtaining approval but for significantly limited use, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Expedited Review and Accelerated Approval Programs

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of NDAs and BLAs. For example, Fast Track Designation may be granted to a drug intended for treatment of a serious or life-threatening disease or condition that has potential to address unmet medical needs for the disease or condition. The key benefits of fast track designation are the eligibility for priority review, rolling review (submission of portions of an application before the complete marketing application is submitted), and accelerated approval, if relevant criteria are met. Based on results of the Phase 3 clinical study(ies) submitted in an NDA or BLA, upon the request of an applicant, the FDA may grant the NDA or BLA a priority review designation, which sets the target date for FDA action on the application at six months after the FDA accepts the application for filing. Priority review is granted where there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Under the accelerated approval program, the FDA may approve an NDA or a BLA on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Post-marketing studies or completion of ongoing studies after marketing approval are generally required to verify the drug’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. In addition, the Food and Drug Administration Safety and Innovation Act (FDASIA), which was enacted and signed into law in 2012, established the new “breakthrough therapy” designation. A sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.

FDA Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

We rely, and expect to continue to rely, on third parties for the production of clinical quantities of our product candidates, and expect to rely in the future on third parties for the production of commercial quantities. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

        The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•	injunctions or the imposition of civil or criminal penalties; or

•	product seizure or detention, or refusal to permit the import or export of products.

The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Orphan Designation and Exclusivity

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or, if it affects more than 200,000 individuals in the United States, when there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.

Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding of clinical study costs, tax advantages, and user-fee waivers. In addition, if a product receives FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.

Patent Term Restoration

Depending upon the timing, duration, and specifics of the FDA approval of the use of our product candidates, U.S. patents that may be granted to us in the future may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA, plus the time between the submission date and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical studies and other factors involved in the filing of the relevant NDA or BLA.

Biosimilars and Exclusivity

The Patient Protection and Affordable Care Act, or Affordable Care Act, signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (BPCI Act), which created an abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product. This amendment to the PHSA attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structure of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitting under the abbreviated approval pathway for the lesser of (i) one year after the first commercial marketing, (ii) eighteen months after approval if there is no legal challenge, (iii) eighteen months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.

Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Hatch-Waxman Act, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (ANDA) to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug (RLD).

Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to an RLD if “the rate and extent of absorption of the [generic] drug do not show a significant difference from the rate and extent of absorption of the listed drug. . . .”

Upon approval of an ANDA, the FDA indicates that the generic product is “therapeutically equivalent” to the RLD and it assigns a therapeutic equivalence rating to the approved generic drug in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider an “AB” therapeutic equivalence rating to mean that a generic drug is fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of an “AB” rating often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

The FDCA provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval.

Specifically, the applicant must certify with respect to each patent that:

•	the required patent information has not been filed;

•	the listed patent has expired;

•	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•	the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

European Union/Rest of World Government Regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a clinical study application, or CTA, must be submitted for each clinical protocol to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is accepted in accordance with a country’s requirements, the clinical study may proceed.

The requirements and process governing the conduct of clinical studies vary from country to country. In all cases, the clinical studies are conducted in accordance with cGCP, the applicable regulatory requirements, and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational medicinal product under European Union regulatory systems, we must submit a marketing authorization application. The content of the NDA or BLA filed in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing product licensing, pricing, and reimbursement vary from country to country.

Countries that are part of the European Union, as well as countries outside of the European Union, have their own governing bodies, requirements, and processes with respect to the approval of pharmaceutical products. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Authorization Procedures in the European Union

Medicines can be authorized in the European Union by using either the centralized authorization procedure or national authorization procedures.

Centralized procedure

The EMA implemented the centralized procedure for the approval of human medicines to facilitate marketing authorizations that are valid throughout the European Economic Area, or EEA, which is comprised of the 28 member states of the European Union plus Norway, Iceland, and Lichtenstein. This procedure results in a single marketing authorization issued by the EMA that is valid across the EEA. The centralized procedure is compulsory for human medicines that are: derived from biotechnology processes, such as genetic engineering, contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, and officially designated orphan medicines.

For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the European Commission following a favorable opinion by the EMA, as long as the medicine concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

National authorization procedures

There are also two other possible routes to authorize medicinal products in several European Union countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

•
Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of medicinal products that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

•
Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

In some cases, a Pediatric Investigation Plan, and/or a request for waiver or deferral, is required for submission prior to submitting a marketing authorization application. A PIP describes, among other things, proposed pediatric studies and their timing relative to clinical studies in adults.

New Chemical Entity Exclusivity

In the European Union, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Orphan Designation and Exclusivity

In the European Union, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union Community and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the medicinal product.

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following medicinal product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Exceptional Circumstances/Conditional Approval

Orphan drugs or drugs with unmet medical needs may be eligible for EU approval under exceptional circumstances or with conditional approval. Approval under exceptional circumstances is applicable to orphan products and is used when an applicant is unable to provide comprehensive data on the efficacy and safety under normal conditions of use because the indication for which the product is intended is encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, when the present state of scientific knowledge does not allow comprehensive information to be provided, or when it is medically unethical to collect such information. Conditional marketing authorization is applicable to orphan medicinal products, medicinal products for seriously debilitating or life-threatening diseases, or medicinal products to be used in emergency situations in response to recognized public threats. Conditional marketing authorization can be granted on the basis of less complete data than is normally required in order to meet unmet medical needs and in the interest of public health, provided the risk-benefit balance is positive, it is likely that the applicant will be able to provide the comprehensive clinical data, and unmet medical needs will be fulfilled. Conditional marketing authorization is subject to certain specific obligations to be reviewed annually.

Accelerated Review

Under the Centralized Procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the EMA’s Committee for Medicinal Products for Human Use (CHMP)). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days, excluding clock stops.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. By way of example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the Healthcare Reform Law, contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

In the European Community, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on cost containment measures in the United States and other countries has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

If we obtain regulatory approval for any of our product candidates, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•
the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•
federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•
the federal transparency laws, including the federal Physician Payment Sunshine Act, that requires drug manufacturers to disclose payments and other transfers of value provided to physicians and teaching hospitals;

•	HIPAA, as amended by HITECH and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The Healthcare Reform Law broadened the reach of the fraud and abuse laws by, among other things, amending the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Healthcare Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

        We are also subject to the Foreign Corrupt Practices Act, or FCPA, which prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business.

Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, and others may be ineffective, and violations of the FCPA and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition and result of operations.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, exclusion from participation in government healthcare programs, such as Medicare and Medicaid and imprisonment, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Labeling, Marketing and Promotion

The FDA closely regulates the labeling, marketing and promotion of drugs. While doctors are free to prescribe any drug approved by the FDA for any use, a company can only make claims relating to safety and efficacy of a drug that are consistent with FDA approval, and the Company is allowed to actively market a drug only for the particular use and treatment approved by the FDA. In addition, any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise be adequately substantiated. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions and potential civil and criminal penalties. Government regulators recently have increased their scrutiny of the promotion and marketing of drugs.

Pediatric Research Equity Act

The Pediatric Research Equity Act (PREA) amended the FDCA to authorize the FDA to require certain research into drugs used in pediatric patients. The intent of PREA is to compel sponsors whose drugs have pediatric applicability to study those drugs in pediatric populations, rather than ignoring pediatric indications for adult indications that could be more economically desirable. The Secretary of Health and Human Services may defer or waive these requirements under specified circumstances.

Anti-Kickback and False Claims Laws

In the United States, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, state Attorneys General, and other state and local government agencies. For example, sales, marketing and scientific/educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, as amended (the “Anti-Kickback Statute”), the False Claims Act, as amended, the privacy regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

In the United States, we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid.

The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, beginning in 2013, a similar federal requirement will require manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Patient Protection and Affordable Health Care Act

In March 2010, the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, PPACA) was enacted, which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers. The fees, discounts and other provisions of this law are expected to have a significant negative effect on the profitability of pharmaceuticals.

Many of the details regarding the implementation of PPACA are yet to be determined, and at this time, it remains unclear the full effect that PPACA would have on our business.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Israel

Clinical Testing in Israel

In order to conduct clinical testing on humans in the State of Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects) 5741-1980, as amended from time to time, and other applicable legislation. These regulations require authorization by the institutional ethics committee and general manager as well as from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and complex clinical trials, an additional authorization of the Ministry of Health’s overseeing ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we perform a portion of the clinical studies on certain of our therapeutic candidates in Israel, we are required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Employees

As of the date of this prospectus, we have 6 full time and no part time employees. All of our employees are based in Israel. None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with all of our employees.

Research and Development

We invested $1.1 million and $0.8 in research and development in the years ended December 31, 2012 and December 31, 2013, respectively. Since inception, we have invested $3.8 million in research and development (net of grants received from Israel's Office of the Chief Scientist in the amount of $1.6 million).

Grants from the Office of the Israeli Chief Scientist

Our research and development efforts, during the period between 2009 and 2014, were financed in part through royalty-bearing grants, in an amount of $2,145,245 that we received from Israel’s Office of the Chief Scientist (OCS). With respect to such grants we are committed to pay royalties at a rate of 3% to 5% on our proceeds, up to the total amount of the grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits.   Regardless of any royalty payment, we are further obligated to comply with the requirements of the Research Law with respect to those past grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how inside or outside of Israel, without the prior approval of the OCS. Please see “Risk Factors—Risks Related to Israeli Law and Our Operations in Israel” for a further description of the requirements related to the OCS grants.

Property and Facilities

Our headquarters is currently located in Jerusalem, Israel and consists of approximately 330 square feet of leased office space. We are building our own cGMP manufacturing facility in Modiin, Israel, under a lease for five years that can be extended, of approximately 3,000 square feet. This cGMP facility will include a clean room and a supporting quality control laboratory. We expect to move our headquarters to this facility and achieve production approval by the end of 2014 or early 2015.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT

Executive Officers, Key Employees and Directors

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of March 31, 2014:

Name	Age	Position
Mr. Illan Shiloah (1)	57	Chairman of the Board of Directors
Dr. Amotz Shemi	56	Chief Executive Officer and Director
Yoram Bibring	56	Chief Financial Officer
Dr. Shmuel Cabilly	65	Director
Professor Eithan Galun, M.D. (1)	60	Director
__________
(1)	Mr. Shiloah and Professor Galun will resign from our board of directors immediately prior to the declaration of effectiveness of the registration statement of which this prospectus forms a part.

The Company intends to add additional members to its Board of Directors prior to the closing of this offering.  These directors will be “independent directors” and nominees for the purposes of election as “external directors” as contemplated by the NASDAQ Stock Market rules and Israeli law.   The Company will also establish an Audit Committee and a Compensation Committee.

Mr. Illan Shiloah is our Chairman of the Board of Directors. Mr. Shiloah is also the Chairman of the board of directors of McCann Erickson (Israel), a leading advertising company in Israel, a member of the executive board of McCann Erickson Europe, the Chairman of Matomy Media Group and co-founder of The Time, an investment company with a focus on early stage Israeli startups.

Dr. Amotz Shemi is our co-founder and has served as our Chairman of the Board of Directors and Chief Executive Officer since the Company’s incorporation in 2008. From 2005 to 2008, he was the Senior Vice President --Technologies at Medinol Ltd., a world leader in design, development and manufacturing of stent and stent delivery systems. Prior to that time, Dr. Shemi was the chief executive of several private Israeli technology companies. Dr. Shemi holds a Ph.D. in Physics from Tel Aviv University.

Mr. Yoram Bibring has been our Chief Financial Officer since May 2014. Mr. Bibring has over 24 years of executive experience in both public and private companies. From 2013 until April 2014, Mr. Bibring served as the Chief Financial Officer of Healthcare Corporation of America, a prescription drug product development and marketing company focused on reducing the cost of prescription drug benefit plans. From 2001 until 2012, Mr. Bibring served as the Chief Financial Officer of Fundtech Ltd., a global financial transactions software and service solutions company. From December 1998 until May 2001, Mr. Bibring served as the Chief Financial Officer of ViryaNet Ltd., a provider of software solutions to the workforce management market. Mr. Bibring holds a B.S. in accounting and economics from the Tel Aviv University and is a certified public accountant in the United States and Israel.

Dr. Shmuel Cabilly has been member of our board of directors since December 2008. Dr. Cabilly is a scientist and inventor in the field of immunology, whose major breakthrough inventions are related to recombinant antibody production. Dr. Cabilly also served as the co-founder and the Chief Scientist of Ethrog Biotechnology, where he invented dry buffer technologies enabling the production of a disposable apparatus for gel electrophoresis containing no liquid, as well as a technology for molecular separation within small zones. In 2001, Ethrog was purchased by Invitrogen (today Thermo Fisher). Dr. Cabilly is a member of the Board of Directors at several private and public high technology companies in Israel, including RedHill, Biopharma, BioCep, Pango, Oplon, Efranat and ViDAC.

Professor Eithan Galun, M.D, is our co-founder, has been a member of our board of directors since March 2014, and is the Chairman of the Scientific Advisory Board. Professor Galun serves as the Director of the Goldyne Savad Gene Therapy Institute in Hadassah Medical Center, and as the president of the Israeli Society of Gene and Cell Therapy. Professor Galun also serves as the chairman of the scientific board of Aptateck Ltd., a scientific advisor to MGVS Ltd., and he was involved in the founding of a number of companies in the past. Professor Galun has written extensively on the topic of gene therapy. Professor Galun is a co-chair of I-Core- Israeli Centers of Research Excellence on Genomics of complex diseases. Professor Galun is a renowned researcher in the fields of RNAi, microRNA, delivery of naked DNA, gene therapy and chronic liver diseases.

Scientific Advisory Board

We have a Scientific Advisory Board (SAB) of five renowned experts in various scientific fields relevant to us, our fields of research and our product candidates, including the biology of RNAi and microRNA, treatment in gastrointestinal diseases, delivery of naked DNA, gene therapy, drug carriers, nano medicine, liposomes, biodegradable polymeric implants and processes of drug development. The members of our SAB are academic leaders, practicing physicians and accomplished research scientists. Independent from our company, the members of our SAB have coordinated on other drug development projects and have been instrumental in the production of a number of FDA approved products including Copaxone® and Erbitux®, the first nano drug Doxil® for treatment of solid tumors and the brain tumor implant Gliadel®.

The chairman of our SAB is Professor Eithan Galun, M.D., one of our founders and a board member until the declaration of effectiveness of the registration statement of which this prospectus forms a part. In addition to Professor Galun, our SAB includes the following experts:

•
Professor Chezy Barenholz, the Head of Membrane and Liposome Research Lab at the Hebrew University‐Hadassah Medical School, a renowned specialist in biochemistry, biophysics, nanotechnology and cancer and the founder of several prominent startup companies, including NasVax Ltd. and clinical stage Moebius Medical;

•
Professor John J. Rossi, widely regarded as a world leader in the development of RNA interference and in clinical research with nucleic acids for the treatment of various diseases, and currently an Associate Director of Laboratory Research at the City of Hope Comprehensive Cancer Center and the Lidow Family Professor and Chair of the Division of Molecular Biology, Beckman Research Institute of the City of Hope;

•
Professor Michael Sela, a member of the Scientific Advisory Board at DeveloGen AG, a member of the Scientific Board at Rosetta Genomics, a director of Teva Pharmaceutical Industries Ltd. and the developer of both a copolymer drug that became a major multiple sclerosis medication and a monoclonal antibody for the treatment of colorectal, head and neck cancer; and

•
Professor Abraham J. Domb, a professor of Medicinal Chemistry and Biopolymers at the Faculty of Medicine of the Hebrew University, Jerusalem, Israel with more than 150 patents in his name, many of which have been incorporated in large-scale commercial applications, and an expertise in biopolymers, gene therapy, controlled drug delivery, cancer therapy, biodegradable plastics, hydrogels, coatings, nanoparticles systems, and polymeric complexes.

Arrangements Concerning Election of Director; Family Relationships

There are no arrangements or understandings with customers, suppliers or others pursuant to which any of our directors or members of senior management were selected as such. In addition, there are no family relationships among our executive officers and directors.

Pursuant to our articles of association in effect prior to this offering, certain of our shareholders had rights to appoint members of our board of directors as follows:

•	Dr. Shemi had the right to appoint four (4) directors; and

•	Dr. Cabilly had the right to appoint one (1) director.

The foregoing appointment rights will terminate upon the consummation of this offering.

Corporate Governance Practices

As an Israeli company issuing shares to the public, we are subject to various corporate governance requirements under Israeli law relating to such matters as the election of external directors, the appointment of the audit committee, the compensation committee and an internal auditor. These requirements are in addition to the corporate governance requirements imposed by the Listing Rules of the NASDAQ Stock Market and other applicable provisions of U.S. securities laws as applicable to foreign private issuers to which we will become subject upon consummation of this offering and the listing of our ordinary shares on the NASDAQ Capital Market. Under the Listing Rules of the NASDAQ Stock Market, a foreign private issuer may generally follow its home country rules of corporate governance in lieu of the comparable requirements of the Listing Rules of the NASDAQ Stock Market, except for certain matters, including (among others) the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC. For further information, see “Risk factors” and “NASDAQ Listing Rules and Home Country Practices.”

Board Practices

Board of Directors

Under the Israeli Companies Law, the responsibility for setting up the Company’s policy and oversight over our business is vested in our Board of Directors. Our Board of Directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our Board of Directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our Board of Directors, subject to the service agreement that we have entered into with him. All other executive officers are appointed by our Chief Executive Officer, and are subject to the terms of any applicable employment agreements that we may enter into with them.

Under our amended and restated articles of association, which will be effective immediately prior to the consummation of this offering, our Board of Directors must consist of at least     and not more than       directors, including at least two external directors required to be appointed under the Israeli Companies Law. Accordingly, at any time, the minimum number of directors (other than the external directors) may not fall below    . Our Board of Directors will consist of            directors immediately prior to the consummation of this offering, which will include             new directors and two nominees as external directors whose service as directors will commence immediately prior to the consummation of this offering and, in the case of the external directors, their appointment as external directors shall be subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering. We have only one class of directors.

Other than external directors, for whom special election requirements apply under the Israeli Companies Law as detailed below, our directors are each elected at a general meeting of our shareholders and serve for a term of one year.  Directors (other than external directors) shall nevertheless be removed prior to the end of their term by the majority of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, all in accordance with the Israeli Companies Law and our amended and restated articles of association.

In addition, our amended and restated articles of association allow our Board of Directors to appoint directors, other than external directors, to fill vacancies on our Board of Directors, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated. External directors are elected for an initial term of three years and may be elected for additional three-year terms under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Israeli Companies Law. See “—External directors.”

In accordance with the exemption available to foreign private issuers under NASDAQ rules, we do not intend to follow the requirements of the NASDAQ rules with regard to the process of nominating directors, and instead, will follow Israeli law and practice, in accordance with which our Board of Directors (or a committee thereof, or a certain number of directors serving thereon) is authorized to recommend to our shareholders director nominees for election. Under the Israeli Companies Law and our amended and restated articles of association, nominations for directors may also be added to the agenda of future general meetings, which has yet to have been summoned, upon the request of any one or more shareholders holding at least 1% of our outstanding voting power. Furthermore, under the Israeli Companies Law, one or more shareholders holding, in the aggregate, either (i) 5% of our outstanding shares and 1% of our outstanding voting power; or (ii) 5% of our outstanding voting power, may request the Board of Directors to summon a general meeting in order to nominate one or more persons for election as directors at a special meeting. However, any such shareholders may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our chairman of the board (or, if we have no chairman of the board, our chief executive officer). Any such notice must include certain information we are required under the Israeli Companies Law to provide to our shareholders, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that there is no limitation under the Israeli Companies Law preventing their election and that all of the information that is required under the Israeli Companies Law to be provided to us in connection with such election has been provided.

In addition to its role in making director nominations, under the Israeli Companies Law, our Board of Directors must determine the minimum number of directors who are required to have accounting and financial expertise. Under applicable regulations, a director with accounting and financial expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements, sufficient to be able to thoroughly comprehend the financial statements of the Company and initiate debate regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, our Board of Directors must consider, among other things, the type and size of our company and the scope and complexity of its operations. Our Board of Directors has determined that our company requires one director with such expertise.

External Directors

Under the Israeli Companies Law, the boards of directors of companies whose shares are publicly traded, including companies with shares listed on the NASDAQ Capital Market, are required to include at least two members elected to serve as external directors.               and                 have agreed to serve as our external directors following the consummation of this offering, subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering.

The definitions of an external director under the Israeli Companies Law and independent director under NASDAQ listing rules are similar to such an extent that it would be generally expected that our two external directors will also comply with the independence requirement under the NASDAQ Stock Market rules. The definition of an external director includes a set of statutory criteria that must be satisfied, while the definition of an independent director also requires the board to consider any factor which would impair the ability of a director to exercise independent judgment. In addition, while external directors serve for a period of three years pursuant to the requirements of Israeli law, independent directors serve for one year pursuant to the provisions of our amended and restated articles of association.  However, external directors must be elected by a special majority of shareholders while independent directors are elected by an ordinary majority.

The Israeli Companies Law provides that external directors must be elected by a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•
the majority voted in favor of election includes a majority of the shares held by non-controlling shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding for such purpose any abstentions, which we refer to as a disinterested majority; or

•
the total number of shares held by non-controlling disinterested shareholders (as described in the previous bullet-point) that voted against the election of the director does not exceed 2% of the aggregate voting rights in the Company.

The term controlling shareholder is defined in the Israeli Companies Law as a shareholder with the ability to direct the activities of the Company, other than by virtue of being an office holder. A shareholder is in any case deemed to be a controlling shareholder if the shareholder holds 50% or more of the means of control, which include the right to vote at a shareholders meeting and the right to appoint the directors of the Company or its general manager. In connection with approval by shareholders of: (i) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (ii) certain private placements in which the controlling shareholder has a personal interest, (iii) certain transactions with a controlling shareholder or relative with respect to services provided to or employment by the company, (iv) the terms of employment and compensation of the general manager, and (v) the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company’s shareholders, any shareholder (or group of shareholders having interest in the same matter being brought for approval) who hold(s) in the aggregate 25% or more of the means of control if no other shareholder holds more than 50% of the voting rights, would also be deemed a controlling shareholder.

After an initial term of three years, external directors may be reelected to serve in that capacity for up to two additional three year terms, provided that either (i) (1) his or her service for each such additional term is recommended by one or more shareholders holding in aggregate at least 1% of the Company’s voting rights and is approved at a shareholders meeting by a majority of the shares held by non-controlling shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding for such purpose any abstentions, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds 2% of the aggregate voting rights in the Company, and (2) the external director who has been nominated in such fashion by the shareholders is not a linked or competing shareholder, and does not have or has not had, on or within the two years preceding the date of such person’s appointment to serve as another term as external director, any affiliation with a linked or competing shareholder. The term “linked or competing shareholder” means the shareholder(s) who nominated the external director for reappointment or a material shareholder of the company holding more than 5% of the shares in the company, provided that at the time of the reappointment, such shareholder(s) of the company, the controlling shareholder of such shareholder(s) of the company, or a company under such shareholder(s) of the company’s control, has a business relationship with the company or are competitors of the company; the Israeli Minister of Justice, in consultation with the Israeli Securities Authority, may determine that certain matters will not constitute a business relationship or competition with the company; or (ii) his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same disinterested majority required for the initial election of an external director (as described above). The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Capital  Market, may be further extended, indefinitely, in increments of additional three-year terms, in each case provided that, in addition to reelection in such manner described above, (i) the audit committee and subsequently the board of directors of the Company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period is beneficial to the Company, and (ii) prior to the approval of the reelection of the external director, the Company’s shareholders have been informed of the term previously served by such nominee and of the reasons why the board of directors and audit committee recommended the extension of such nominee’s term.

If an external directorship becomes vacant and there are less than two external directors on the board of directors at the time, then the board of directors is required under the Israeli Companies Law to call a shareholders’ meeting as soon as possible to appoint a replacement external director.

Each committee of the board of directors that is authorized to exercise the powers of the board of directors must include at least one external director, except that the audit committee and compensation committee must each include all external directors then serving on the board of directors. Under the Israeli Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation for their services as external directors, other than compensation and reimbursement of expenses pursuant to applicable regulations promulgated under the Companies Law. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Israeli Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of the controlling shareholder of the Company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subject, or any entity under the person’s control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other prohibited relationship with the Company, with any person or entity who is a controlling shareholder of the Company at the date of appointment or a relative of such person, or with any entity controlled, during the two years preceding the date of appointment as an external director, by the Company or a controlling shareholder of the Company; or (b) in the case of a company with no controlling shareholder, any affiliation or other prohibited relationship with a person serving, at the date of appointment as external director, as chairman of the board, chief executive officer, a substantial shareholder who holds at least 5% of the issued and outstanding shares of the company or voting rights which entitle him to vote at least 5% of the votes in a shareholders meeting or the most senior office holder in the Company’s finance department.

The term relative is defined as a spouse, sibling, parent, grandparent or descendant; spouse’s sibling, parent or descendant; and the spouse of each of the foregoing persons. The term affiliation and the similar types of prohibited relationships include (subject to certain exemptions):

•	an employment relationship;

•	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

•	control; and

•
service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to be nominated to serve as an external director following the initial public offering.

The term office holder is defined under the Israeli Companies Law as the general manager (chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director, or a manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not continue to serve as an external director if he or she received direct or indirect compensation for his or her role as a director, other than compensation paid or given in accordance with Israeli Companies Law regulations or amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage. Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided with direct or indirect benefit by the Company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes appointment as an office holder of the Company or a company controlled by its controlling shareholder, employment as an employee, or receipt of professional services for consideration, either directly or indirectly, including through a corporation in his or her control. These restrictions extend for a period of two years with regard to the former external director and his or her spouse or child, and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors, who are not controlling shareholders or relatives thereof, are of the same gender, the external director must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to the Israeli Companies Law, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below). In addition, at least one of the external directors must be determined by our Board of Directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the standards of the NASDAQ Listing Rules for membership on the audit committee, and (iii) has accounting and financial expertise as defined under Israeli law, then neither of our external directors is required to possess accounting and financial expertise as long as both possess other requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, in such a manner which allows him or her to understand the financial statements of the Company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public service, (ii) an academic degree or has completed other higher education, in the main field of business of the Company or a field relevant for the position, or (iii) at least five years of experience as one of the following, or at least five years accumulated experience as two or more of the following – (a) a senior officer in the business management of a company with a significant volume of business, (b) a senior public officer or senior position in the public service, and (c) a senior position in the Company’s main line of business.

Our Board of Directors has determined that           , one of our nominees to serve as an external director, has accounting and financial expertise and             possesses professional qualifications as required under the Israeli Companies Law.

Leadership Structure of the Board

In accordance with the Israeli Companies Law and our amended and restated articles of association, our board of directors is required to appoint one of its members to serve as Chairman of the Board of Directors. Our board of directors has appointed Illan Shiloah to serve as Chairman of the Board of Directors.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Board Committees

Audit Committee

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairman of the committee. The audit committee may not include the chairman of the board, any director employed by or otherwise providing services on a regular basis to the Company, to a controlling shareholder or to any entity controlled by a controlling shareholder, any director whose main livelihood is dependent on a controlling shareholder, nor a controlling shareholder or a relative thereof.

Under the Israeli Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. An “unaffiliated director” is defined as either an external director or as a director, classified as an “unaffiliated director” by the Company, who meets the following criteria:

•
he or she meets the qualifications for being appointed as an external director, except for (i) the requirement that the director be an Israeli resident (which requirement does not, in any event, apply to external directors at public companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications with respect to the proposed unaffiliated director; and

•
he or she has not served as a director of the Company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in the service shall not be deemed to interrupt the continuation of the service.

Our Board of Directors intends to adopt an audit committee charter that will set forth the responsibilities of the Audit Committee consistent with the rules of the SEC and the Listing Rules of the NASDAQ Stock Market, as well as subjecting the audit committee charter to the requirements under the Israeli Companies Law, as described below.

Our Audit Committee provides assistance to our Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our Audit Committee also oversees the audit efforts of our independent accountants and takes those actions that it deems necessary to satisfy itself that the accountants are independent of management.

Under the Israeli Companies Law, our Audit Committee is responsible for (i) determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the Board of Directors to improve such practices and amend such deficiencies, (ii) determining whether certain related party transactions (including transactions in which an office holder has a personal interest) should be deemed as material or extraordinary, and to approve such transactions  (which may be approved according to certain criteria set out by our Audit Committee on an annual basis) (see “—Approval of related party transactions under Israeli Law”), (iii) to establish procedures to be followed in respect of related party transactions with a controlling shareholder (where such are not extraordinary transactions), which may include, where applicable, the establishment of a competitive process for such transaction, under the supervision of the audit committee, or individual, or other committee or body selected by the audit committee, in accordance with criteria determined by the audit committee;  (iv) to determine procedures for approving certain related party transactions with a controlling shareholder, which having been determined by the audit committee not to be extraordinary transactions, were also determined by the audit committee not to be negligible transactions;  (v) where the Board of Directors approves the working plan of the internal auditor, to examine such working plan before its submission to the Board and propose amendments thereto, (iv) examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, (v) examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our Board of Directors or shareholders, depending on which of them is considering the appointment of our auditor, and (vi) establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees. Our Audit Committee may not approve an action or a related party transaction, or take any other action required under the Israeli Companies Law, unless at the time of approval a majority of the committee’s members are present, which majority consists of unaffiliated directors including at least one external director, and it further complies with the committee composition set forth above.

NASDAQ requirements

    Under the Nasdaq Marketplace Rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.

Compensation Committee

We intend to rely upon the exemption available to foreign private issuers under the Listing Rules of the NASDAQ Stock Market with respect to the determination of the compensation of our Chief Executive Officer and other executive officers in lieu of forming a compensation committee consisting entirely of independent directors (or the determination of such compensation solely by the independent members of our Board of Directors), and rather form a compensation committee in compliance with the Israeli Companies Law. See “—NASDAQ Listing Rules and home country practices.”

Under the Israeli Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors, which shall be a majority of the members of the compensation committee and one of whom must serve as chairman of the committee. However, subject to certain exceptions, Israeli companies whose securities are traded on stock exchanges such as NASDAQ, and who do not have a controlling party, do not have to meet this majority requirement; provided, however, that the compensation committee meets other Companies Law composition requirements, as well as the requirements of the non-Israeli jurisdiction where the company’s securities are traded. Other than the external directors, the rest of the members of the compensation committee shall be directors who will receive compensation for their role as directors only in accordance with Israeli Companies Law regulations which are applicable to compensation of external directors, and/or the provision of or amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage.

The compensation committee may not include the chairman of the board, any director employed by or otherwise providing services on a regular basis to the Company, to a controlling shareholder or to any entity controlled by a controlling shareholder, any director whose main livelihood is dependent on a controlling shareholder, nor a controlling shareholder or a relative thereof.

The members of our compensation committee, which will be formed prior to the consummation of this offering, will be      , along with our two external director nominees, Messrs.             and             .

Under the Israeli Companies Law, our compensation committee is responsible for (i) proposing an office holder compensation policy to the Board of Directors, (ii) propose necessary revisions to the compensation policy and examine its implementation, (iii) determining whether to approve transactions with respect to the terms of office and employment of office holders, and (iv) determining, in accordance with our office holder compensation policy, whether to exempt an engagement with an unaffiliated nominee for the position of chief executive officer from requiring shareholders’ approval.

Under the Israeli Companies Law, our compensation policy must generally serve as the basis for corporate approvals with respect to the financial terms of employment or engagement of office holders, including exemption, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objective, the company’s business plan and its long term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	The knowledge, skills, expertise, and accomplishments of the relevant office holder;

•	The office holder’s roles and responsibilities and prior compensation agreements with him or her;

•	The relationship between the terms offered and the average compensation of the other employees of the company, including those employed through manpower companies;

•	The impact of disparities in salary upon work relationships in the company;

•
The possibility of reducing variable compensation at the discretion of the board of directors; the possibility of setting a limit on the exercise value of non-cash variable equity-based compensation; and

•
As to severance compensation, the period of service of the office holder, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contributions to the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

•	the link between variable compensation and the long term performance and measurable criteria;

•	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

•
the conditions under which an office holder would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

•	the minimum holding or vesting period for variable, equity-based compensation; and

•	maximum limits for severance compensation.

Under the amendment to the Israeli Companies Law, we are required to adopt an office holder compensation policy no later than nine months after the date of this initial public offering, i.e. by no later than           , 2014.

    Compensation Committee—Charter

    Our board of directors intends to adopt a compensation committee charter setting forth the responsibilities of the committee, subjecting the compensation committee charter to the requirements under the Israeli Companies Law, as described above.

    Compensation Committee—NASDAQ Requirements

                    and              are independent under the listing standards of the NASDAQ Capital Market.

Nominating Committee

Our Board of Directors does not currently have a nominating committee, as director nominees are presented by our Board of Directors to our shareholders based upon the nominations made by the Board of Directors itself. We intend to rely upon the exemption available to foreign private issuers under the Listing Rules of the NASDAQ Stock Market from the NASDAQ listing requirements related to independent director oversight of nominations to our Board of Directors and the adoption of a formal written charter or board resolution addressing the nominations process. See “—NASDAQ Listing Rules and home country practices.”

Internal auditor

Under the Israeli Companies Law, the board of directors of an Israeli public company must appoint an internal auditor recommended by the audit committee and nominated by the board of directors. An internal auditor may not be:

•	a person (or a relative of a person) who holds more than 5% of the Company’s outstanding shares or voting rights;

•	a person (or a relative of a person) who has the power to appoint a director or the general manager of the Company;

•	an office holder (including a director) of the Company (or a relative thereof); or

•	a member of the Company’s independent accounting firm, or anyone on his or her behalf.

The role of the internal auditor is to examine, among other things, our compliance with applicable law and orderly business procedures.

NASDAQ Listing Rules and Home Country Practices

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, such as us, to comply with various corporate governance practices. In addition, upon the contemplated listing of our ordinary shares on the NASDAQ Capital Market, we will need to comply with the Listing Rules of the NASDAQ Stock Market. Under those Listing Rules, we may elect to follow certain corporate governance practices permitted under the Israeli Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Listing Rules of the NASDAQ Stock Market for U.S. domestic issuers.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Listing Rules of the NASDAQ Stock Market, if we list on the NASDAQ Capital Market we intend to follow the provisions of the Israeli Companies Law, rather than the Listing Rules of the NASDAQ Stock Market, with respect to the following requirements:

•
Distribution of periodic reports to shareholders; proxy solicitation. As opposed to the Listing Rules of the NASDAQ Stock Market, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we plan to make our audited financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

•
Nomination of our directors. With the exception of our external directors and directors elected by our Board of Directors due to vacancy or our CEO who will serve as a director ex-officio,, our directors are elected by an annual meeting of our shareholders to hold office until the next annual meeting following one year from his or her election. See “Management—Board Practices—Board of Directors.” The nominations for directors, which are presented to our shareholders by our Board of Directors, are generally made by the Board of Directors itself, in accordance with the provisions of our amended and restated articles of association and the Israeli Companies Law. Nominations need not be made by a nominating committee of our Board of Directors consisting solely of independent directors, as required under the Listing Rules of the NASDAQ Stock Market. Nominations may also be made by one or more of our shareholders, as provided in our Articles of Association, or under the Israeli Companies Law.

•
Compensation of officers.  Israeli law and our amended and restated articles of association do not require that the independent members of our Board of Directors (or a compensation committee composed solely of independent members of our Board of Directors) determine an executive officer’s compensation, as is generally required under the Listing Rules of the NASDAQ Stock Market with respect to the Chief Executive Officer and all other executive officers.

Instead, compensation of executive officers is determined and approved by our Board of Directors and our Compensation Committee, either in consistency with our office holder compensation policy or, in special circumstances, taking into account certain considerations stated in the Israeli Companies Law.

Shareholder approval shall be further required in the event (i) approval by our Board of Directors and our Compensation Committee is not consistent with our office holders compensation policy, or (ii) compensation required to be approved is that of our chief executive officer or an executive officer who is also the controlling shareholder of our company (including an affiliate thereof). Such shareholder approval shall require a majority vote of the shares present and voting at a shareholders meeting, provided either (i) such majority includes a majority of the shares held by non-controlling shareholders who do not have a personal interest in the compensation arrangement that are voted at the meeting, excluding for such purpose any abstentions disinterested majority, or (ii) the total shares held by non-controlling disinterested shareholders voted against the arrangement does not exceed two percent (2%) of the voting rights in our company.

Additionally, approval of the compensation of an executive officer, who is also a director, shall require a simple majority vote of the shares present and voting at a shareholders meeting, if consistent with our office holders compensation policy or a special majority as set forth above if the proposed compensation for the director is not consistent with our office holders compensation policy. Our Compensation Committee may, in special circumstances, approve the compensation of an executive officer (other than a director or a controlling shareholder) despite shareholders objection, based on specified arguments and taking shareholders’ objection into account. Our Compensation Committee may exempt an engagement with a nominee for the position of chief executive officer, who meets the non-affiliation requirements set forth for an external director, from requiring shareholders’ approval, if such engagement is consistent with our office holders compensation policy and our Compensation Committee determines based on specified arguments that presentation of such engagement to shareholders’ approval is likely to prevent such engagement. To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years.

A director or executive officer may not be present when the compensation committee or board of directors of a company discusses or votes upon the terms of his or her compensation, unless the chairman of the compensation committee or board of directors (as applicable) determines that he or she should be present to present the transaction that is subject to approval.

•
Independent directors.  Israeli law does not require that a majority of the directors serving on our Board of Directors be “independent,” as defined under NASDAQ Listing Rule 5605(a)(2), and rather requires we have at least two external directors who meet the requirements of the Israeli Companies Law, as described above under “Management—Board Practices—External Directors.” We are required, however, to ensure that all members of our Audit Committee are “independent” under the applicable NASDAQ and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our Audit Committee are “unaffiliated directors” as defined in the Israeli Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the NASDAQ Listing Rules otherwise require.

•
Shareholder approval. We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Israeli Companies Law, rather than seeking approval for corporation actions in accordance with NASDAQ Listing Rule 5635. In particular, under this NASDAQ rule, shareholder approval is generally required for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of shares. By contrast, under the Israeli Companies Law, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required, (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval described below under “Approval of related party transactions under Israeli Law — Disclosure of personal interests of controlling shareholders”, and (iii) terms of employment or other engagement of the controlling shareholder of the Company or such controlling shareholder’s relative, which require the special approval described below under “Approval of related party transactions under Israeli Law — Disclosure of personal interests of controlling shareholders”. In addition, under the Israeli Companies Law, a merger requires approval of the shareholders of each of the merging companies.

Approval of Related Party Transactions under Israeli Law

Fiduciary duties of directors and executive officers

The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under “Management—Executive officers and directors” is an office holder under the Israeli Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the Company. The duty of care includes a duty to use reasonable means to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the Company, and includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties to the Company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the Company;

•	refrain from exploiting any business opportunity of the Company to receive a personal gain for himself or herself or others; and

•	disclose to the Company any information or documents relating to the Company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder

The Israeli Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have concerning any existing or proposed transaction with the Company, as well as any substantial information or document with respect thereof. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in the Company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter. An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of a relative of such office holder in a transaction that is not considered an extraordinary transaction. Under the Israeli Companies Law, an extraordinary transaction is defined as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction which is not an extraordinary transaction, approval by the board of directors is required for the transaction, unless the Company’s articles of association provide for a different method of approval. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the Company’s interest or that is not performed by the office holder in good faith. Approval first by the Company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction in which an office holder has a personal interest. Arrangements regarding the compensation, indemnification or insurance of an office holder require the approval of the compensation committee, board of directors and, in certain circumstances, the shareholders, in that order, as described above under “—NASDAQ Listing Rules and home country practices—Compensation of officers” and “—NASDAQ Listing Rules and home country practices—Shareholder approval.”

Generally, except with respect to non-extraordinary transactions, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval.  Generally, if a majority of the members of the audit committee and/or the board of directors has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Disclosure of a personal interest is also required of a person who is an interested party with respect to (i) a private placement submitted for approval whereby 20% or more of the company’s outstanding share capital prior to the placement is offered, and the payment for which is not only in cash or in tradable securities registered in a stock exchange, or that is not at market terms, and which will result in an increase of the holdings of a shareholder that already holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights, or (ii) that as a result of a private placement submitted for approval will become a controlling shareholder. Such personal interest disclosure requirements also apply to certain shareholders of a public company who have a personal interest in the adoption by the shareholders of certain proposals with respect to (i) certain special tender offers or forced bring along share purchase transactions, (ii) election of external directors, (iii) approval of a compensation policy governing the terms of employment and compensation of office holders, (iv) approval of the terms of employment and compensation of the general manager, (v) approval of the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company’s shareholders, and (vi) approving the appointment of either (1) the chairman of the board or his/her relative as the chief executive officer of the company, or (2) the chief executive officer or his/her relative as the chairman of the board of directors of the company. If any shareholder casting a vote at a shareholders meeting in connection with such proposals as aforesaid does not notify the company if he, she or it has a personal interest with respect to such proposal, his, her or its vote with respect to the proposal will be disqualified.

Disclosure of Personal Interests of Controlling Shareholders

    The disclosure requirements regarding personal interests that apply to directors and executive officers also apply to controlling shareholders, as defined below. The Israeli Companies Law requires a special approval procedure for (1) extraordinary transactions with controlling shareholders, (2) extraordinary transactions with a third party where a controlling shareholder has a personal interest in the transaction, and (3) any transaction with the controlling shareholder or the controlling shareholder’s relative regarding terms of service provided directly or indirectly (including through a company controlled by the controlling shareholder) and terms of employment (for a controlling shareholder who is not an office holder). A “relative” is defined in the Companies Law as spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling, parent, or the spouse of any of the foregoing.

Such extraordinary transactions with controlling shareholders require the approval of the audit committee or the compensation committee, as applicable, the board of directors and the majority of the voting power of the shareholders present and voting at the general meeting of the company (not including abstentions), provided that either:

•	the majority of the shares of shareholders who have no personal interest in the transaction and who are present and voting, vote in favor; or

•	shareholders who have no personal interest in the transaction who vote against the transaction do not represent more than two percent of the aggregate voting rights in the company.

Any shareholder participating in the vote on approval of an extraordinary transaction with a controlling shareholder must inform the company prior to the voting whether or not he or she has a personal interest in the approval of the transaction, and if he or she fails to do so, his or her vote will be disregarded.

Further, extraordinary transactions with controlling shareholders, extraordinary transactions with a third party where a controlling shareholder has a personal interest in the transaction, or transactions with a controlling shareholder or his or her relative concerning terms of service or employment need to be re-approved once every three years, provided, however, that with respect to extraordinary transactions with controlling shareholders or extraordinary transaction with a third party where a controlling shareholder has a personal interest in the transaction, the audit committee may determine that the duration of the transaction in excess of three years is reasonable given the circumstances related thereto.

In accordance with regulations promulgated under the Companies Law, certain defined types of extraordinary transactions between a public company and its controlling shareholder or controlling shareholders are exempt from the shareholder approval requirements. Pursuant to regulations adopted under the Israeli Companies Law, a transaction with a controlling shareholder that would otherwise require approval of the shareholders is generally exempt from shareholders’ approval if the audit committee and the board of directors determine that the transaction is in market terms and in the ordinary course of business and does not otherwise harm the company.  Examples to such transactions are stipulated in the regulations and include transactions which terms were concluded as a framework transaction and approved as such; transactions which are solely extensions to ongoing transactions which terms remained largely the same; transactions that can only benefit the company, without imposing any charges.  However, such exemptions will not apply if one or more shareholders holding at least 1% of the issued and outstanding shares or voting rights, objects to the use of these exemptions in writing not later than 14 days from the date the company notifies its shareholders of the adoption by the relevant corporate bodies of the resolution regarding the transaction without shareholder approval in reliance upon such exemption.

    In addition, the approval of the audit committee, followed by the approval of the board of directors and the shareholders, is required in order to effect a private placement of securities, in which either (i) 20% or more of the company’s outstanding share capital prior to the placement is offered, and the payment for which is not only in cash or in tradable securities registered in a stock exchange, or that is not at market terms, and which will result in an increase of the holdings of a shareholder that already holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights or (ii) a person will become a controlling party in the company.

A “controlling shareholder” is defined in the Companies Law for purposes of the provisions governing related party transactions and office holder compensation as a person with the ability to direct the actions of a company, or a person who holds 25% or more of the voting power in a public company if no other shareholder owns more than 50% of the voting power in the company, but excluding a person whose power derives solely from his or her position as a director of the company or any other position with the company. Any two or more persons holding voting rights in the company, who each have a personal interest in the approval of the same such transaction, shall be deemed to be one holder with respect thereto.

Arrangements regarding the terms of engagement and compensation of a controlling shareholder who is an office holder, and the terms of employment of a controlling shareholder who is an employee of the Company, require the approval of the compensation committee, board of directors and, generally, the shareholders, in that order, as described above under “NASDAQ Listing Rules and home country practices—Compensation of officers”.

Shareholder Duties

Pursuant to the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the Company and other shareholders and to refrain from abusing his or her power in the Company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

•	an amendment to the Company’s articles of association;

•	an increase of the Company’s authorized share capital;

•	a merger; or

•	approval of interested party transactions and acts of office holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders have a further duty of fairness toward the Company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the Company or other power toward the Company. The Israeli Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness.

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the Company, in whole or in part, for damages caused to the Company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses, imposed on office holder or incurred by office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

•
financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction(the items (i) and (ii) above shall have the meanings ascribed to them in section 260(a)(1a) of the Companies Law);

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the Company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments required to be made to an injured party,  pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the Company’s articles of association:

•	a breach of the duty of loyalty to the Company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

•	a breach of duty of care to the Company or to a third party; and

•	a financial liability imposed on the office holder in favor of a third party.

Without derogating from the aforementioned, subject to the provisions of the Companies Law and the Securities Law, we may also enter into a contract to insure an office holder, in respect of expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or payment required to be made to an injured party, pursuant to certain provisions of the Securities Law. Nevertheless, under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of fiduciary duty, except for indemnification and insurance for a breach of the duty of loyalty to such company in the event such office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice such company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of such office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against such office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders require the approval of the compensation committee, board of directors and, in certain circumstances, the shareholders, as described above under “—NASDAQ Listing Rules and home country practices—Compensation of officers”

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Israeli Companies Law.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law and Israeli Securities Law. In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Code of Business Conduct and Ethics

We have adopted, effective upon the consummation of this offering, a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of the Code of Business Conduct and Ethics will be posted on our website at silendeed.com. If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver to the extent required by the rules and regulations of the SEC. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of such Form 20-F, we will disclose such waiver or amendment in accordance with the requirements of Instruction 4 to such Item 16B.

Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us to our directors and executive officers with respect to the year ended December 31, 2013, was approximately $224,000. This amount includes approximately $17,721 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association due and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry.

We do not have written agreements with any director providing for benefits upon the termination of their employment with our company, other than our employment agreement with Dr. Shemi, our chief executive officer. Pursuant to that agreement, in the event that the Company terminates Dr. Shemi’s employment without giving effect to the applicable notice period, and without justifiable cause, then the Company shall pay Dr. Shemi an amount equal to the salary and benefits to which he would have otherwise been entitled during the remainder of such notice period.

Employment or Service Agreements with Executive Officers; Consulting and Directorship Services Provided by Directors

We have entered into a written employment agreement with Dr. Shemi, our chief executive officer.  This agreement contains provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions.

Please see “Certain Relationships and Related Party Transactions—Agreements and Arrangements with, and Compensation of, Directors and Executive Officers” for additional information.

In addition, we have entered into written employment agreements with current and former employees that contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. Under current applicable Israeli employment laws, we may not be able to enforce (either in whole or in part) covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of any current or former employee party to such an employment agreement.

Silenseed Ltd. 2013 Share Option Plan

We maintain one equity incentive plan—our 2013 Incentive Option Plan (the “Option Plan”), which was adopted by our Board of Directors on July 25, 2013. The Option Plan provides for the grant of options to our affiliates, directors, employees, office holders, service providers and consultants. As of the date of this prospectus, a total of      shares are reserved but unissued under our Option Plan.

Our Board of Directors or a compensation committee of the Board of Directors (the “Committee”) shall have the power to administer the Option Plan. Our Board of Directors may, subject to any legal limitations, exercise any powers or duties of the Committee concerning the Option Plan. The Committee will, among others, select which eligible persons will receive options or other awards under the Option Plan and will determine, or recommend to our Board of Directors, the number of ordinary shares covered by those options or other awards, the terms under which such options or other awards may be exercised or may be settled or paid, and the other terms and conditions of such options and other awards under the Option Plan. Holders of options and other equity incentive awards may not transfer those awards, unless in the event of an option holder’s death or the Committee determines otherwise.

Israeli participants in the Option Plan may be granted options subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 as amended (the “Israeli Tax Ordinance”). Section 102 of the Israeli Tax Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under another section of the Israeli Tax Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. The most favorable tax treatment for the grantees is under Section 102(b)(2) of the Israeli Tax Ordinance, the issuance to a trustee under the “capital gain track.” However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares. Any stock options granted under the Option Plan to participants in the United States will be either “incentive stock options,” which may be eligible for special tax treatment under the Internal Revenue Code of 1986, or options other than incentive stock options (referred to as “nonqualified stock options”), as determined by our Committee or our board of directors and stated in the option agreement.

Options will not be exercisable before the first anniversary of the date of grant of options, with respect to the 25% of the option shares, and with respect to additional 12.50% of the option shares at the end of each six months period during the second, third and fourth years from the date of grant. Options that are not exercised within ten years from the grant date expire, unless otherwise determined by the Board or the Committee, as applicable.

In case of termination for reasons of disability or death, the grantee or his legal successor may exercise options that have vested prior to termination within a period of twelve months from the date of disability or death. If we terminate a grantee’s employment or service with cause, all of the grantee’s vested and unvested options will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may exercise his vested options within 90 days of the date of termination. Subject to applicable law, if the option holder’s employment or services is terminated for fraud, breach of loyalty, theft or other malicious behavior against us, then he will be deemed to have offered to our other shareholders the right to purchase all of the shares issued pursuant to his option at the exercise price paid by him for such shares pro rata to their respective holdings of our issued and outstanding shares.

The exercise price options granted under the Option Plan is determined by the Committee in its sole discretion, in accordance with applicable law. However, the exercise price of the options under incentive stock options and nonqualified stock options shall be not less than the fair market value of the Company shares on the date the option is granted, unless otherwise determined by the Committee or the Board of Directors.

If we are party to a merger or consolidation, outstanding options and shares acquired under the Option Plan will be subject to the agreement of merger or consolidation, which will provide for one or more of the following: (i) the continuation of such options by us, (ii) the assumption of such options by the surviving corporation or its parent, (iii) the substitution by the surviving corporation or its parent of new options, (iv) the cancellation of the such options in exchange for payment equaling the market value of the shares subject to the option less the exercise price, or (v) full exercisability of the option and full vesting of the shares subject to the option.

In the event of any variation in our share capital, including a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event, the number, class and kind of shares subject to the Option Plan and outstanding options, and the exercise prices of the options, will be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate exercise price of the options.

Certain relationships and related party transactions

The following is a description of the material terms of those transactions with related parties to which we, or our subsidiaries, are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

On March 23, 2011, we entered into a Share Purchase Agreement with certain investors, including our directors Mr. Shiloah and Dr. Cabilly, pursuant to which we issued a total of 3,979 ordinary shares, for a price per share of $44.94.  In addition, we issued to the investors warrants to purchase 3,545 ordinary shares for no additional consideration.  The exercise price of such warrants was $44.94.

On November 30, 2011, and in its deferred closings on December 28, 2011, March 29, 2012, April 30, 2012 and July 22, 2012 we entered into a Share Purchase Agreement with certain investors, including our directors Mr. Shiloah and Dr. Cabilly, pursuant to which we issued a total of 24,616 ordinary shares, for a price per share of $46.16. In addition, we issued to the investors warrants to purchase 24,416 ordinary shares for no additional consideration.  The exercise price of such warrants was $46.16.

On March 25, 2014, we entered into a Share Purchase Agreement with certain investors, including our directors Dr. Cabilly and Mr. Shiloah, pursuant to which we issued a total of 7,621 ordinary-1 shares at a price of $65.61 per share. In addition, we issued warrants to purchase an aggregate amount of 7,621 ordinary shares for no additional consideration. The exercise price of such warrants is $65.61 per share.

Registration Rights Agreement

On        , 2014, we entered into a registration rights agreement, pursuant to which certain of the holders of our ordinary shares are parties.

Rights of Appointment

Our current board of directors may consist of up to five directors. Pursuant to our articles of association in effect prior to this offering, certain of our shareholders had rights to appoint members of our board of directors.  See “Management.”

All rights to appoint directors will terminate upon the closing of this offering, although some of the currently-serving directors that were appointed prior to this offering will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of director expires.

Agreements and Arrangements With, and Compensation of, Directors and Executive Officers

Employment Agreements

We entered into an employment agreement, effective date December 1, 2008, with our Chief Executive Officer, Dr. Amotz Shemi. Under the terms of his employment agreement, Dr. Shemi will be entitled to a gross monthly salary of NIS 48,000. In addition, Dr. Shemi receives under the agreement other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including the right to use (and all related fixed and variable costs in respect of) a leased car and a cellular phone. Dr. Shemi is also entitled to company contributions equivalent to 6%, 2.5%, 8.33% and 7.5% of his gross monthly salary to certain savings and risk components, loss of earning capacity, severance compensation fund and study fund, respectively. Dr. Shemi also contributes 5.5% and 2.5% of his gross monthly salary to a savings and risk component and a study fund, respectively. Dr. Shemi’s employment agreement is terminable by either party upon a 180 days prior written notice, or by us without prior notice for justifiable cause. The agreement contains customary provisions regarding non-competition, confidentiality of information and assignment of inventions.

Services Agreements

We entered into an Independent Contractor Agreement with Yoram Bibring, our Chief Financial Officer, effective May 11, 2014, and terminable by us upon prior written notice of 90 days. As compensation for Mr. Bibring's services, we will pay Mr. Bibring a consultant fee of $11,000 per month, and upon consummation of an initial public offering, the consultant fee shall be increased to $22,000 per month. Mr. Bibring is also entitled to certain reimbursements for expenses incurred such as reasonable travel expenses.

We entered into a consulting agreement with Hadasit and Professor Eithan Galun, one of our directors, effective June 10, 2008, as amended on March 12, 2012, and terminable by the Company upon prior written notice of 30 days. As compensation, the Company granted Hadasit options to purchase 30,000 ordinary shares at an exercise price equal to the par value of the underlying shares, for the benefit of Professor Galun. In addition, we pay Hadasit a monthly consulting fee of NIS 3,000.

Indemnification Agreements

Our amended and restated articles of association permit us to exculpate, indemnify and insure each of our directors and office holders to the fullest extent permitted by the Israeli Companies Law. For further information, see “Management—Exculpation, insurance and indemnification of directors and officers.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of the date of this prospectus:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to ordinary shares.  Ordinary shares issuable under share options or warrants that are exercisable within 60 days after the date of this prospectus are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage of shares beneficially owned before this offering is based on 156,702 shares outstanding on the date of this prospectus.  The number of ordinary shares deemed outstanding after this offering includes the ordinary shares being offered for sale in this offering but assumes no exercise of the underwriter’s over-allotment option.

As of the date of this prospectus, there were 21 record holders of our ordinary shares. None of our shareholders has different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders.  Unless otherwise noted below, each shareholder’s address is: c/o Silenseed, The Goldyne Savad Institute of Gene Therapy, Hadassah Hebrew University Medical Center, Jerusalem, 9112001, Israel.

	No. of Shares Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering	Percentage Owned After this Offering

Holders of 5% or more of our voting securities:
Dr. Shmuel Cabilly (1)	33,794	21.4%
Professor Eithan Galun (2)	30,000	16.1%
Victor Medina	10,833	6.9%
Dr. Amotz Shemi	70,000	44.7%
Illan Shiloah (3)	14,285	9.0%

Directors and executive officers who are not 5% holders:
Yoram Bibring (4)	4,658	2.9%

All directors and executive officers as a group (5 persons):	152,737	78.8%

______________________

(1)
Comprised of 32,270 ordinary shares and 1,524 ordinary shares issuable upon the exercise of outstanding warrants. The exercise price of these warrants is $65.61 per share and the warrants expire contingent upon the conclusion of the initial public offering of the Company’s shares.

(2)	Comprised of 30,000 ordinary shares underlying fully vested options at an exercise price equal to the par value of the underlying shares, issued to Hadasit for the benefit of Professor Galun.

(3)
Comprised of 11,440 ordinary shares and 2,845 ordinary shares issuable upon the exercise of outstanding warrants. The exercise price of these warrants is $65.61 per share and the warrants expire contingent upon the conclusion of the initial public offering of the Company’s shares.

(4)
Comprised of: (i) 1,829 ordinary shares; (ii) 1,829 ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of $65.61 per share, which will expire contingent upon the conclusion of the initial public offering of the Company's shares; and (iii) 1,000 ordinary shares issuable upon the exercise of fully vested options to be granted concurrently with the conclusion of the initial public offering of the Company's shares, at an exercise price equal to the offering price of such offering and with an expiration term of three years.

Record Holders

As of the date of this prospectus, there were 21 holders of record of our ordinary shares, of which seven record holders holding approximately 4.63% of our outstanding shares had registered addresses in the United States.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated articles of association which will be adopted immediately prior to the consummation of this offering are summaries and do not purport to be complete.

General

Ordinary Shares

Immediately prior to the consummation of this offering, effective upon the adoption of our amended and restated articles of association, our authorized share capital will consist of          ordinary shares, par value NIS 0.01 per share, of which          shares will be issued and outstanding.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable.  They are not redeemable and do not have any preemptive rights.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. Our board of directors may not make calls or assessments on our issued ordinary shares.

Warrants

 As of the date of this prospectus, we had the following warrants outstanding:

Warrants issued in the March 2014 Share Purchase Agreement. In connection with the March 2014 Share Purchase Agreement, we issued to the investors warrants to purchase up to 7,621 ordinary shares at an exercise price of $65.61 per share. These warrants will expire seven (7) days following notice of the closing of an initial public offering and contingent on the closing thereof.

Options

Our option pool, pursuant to the Company’s Option Plan, consists of     ordinary shares, of which options to purchase    ordinary shares have been granted.  We describe our option plans under “Management – Silenseed Ltd. 2013 Share Option Plan.”

Share History

The following is a summary of the history of our share capital for the last three years.

February and March 2011 Share Purchase Agreements. In February and March 2011, we closed the February 2011 and March 2011 Share Purchase Agreements, pursuant to which we sold an aggregate of 3,979 ordinary shares at a price of $44.94 per share and issued warrants to purchase up to an aggregate of 3,545 ordinary shares with an exercise price of $44.94 per share, out of which, warrants to purchase 1,984 ordinary shares have been exercised, and the remaining 1,561 warrants expired.

November 2011 Share Purchase Agreements. In November 2011, we closed the November 2011 Share Purchase Agreement, pursuant to which we sold an aggregate of 6,418 ordinary shares at a price of $46.1595 per share and issued warrants to purchase up to an aggregate of 6,218 ordinary shares with an exercise of $46.1595 per share. On December 28, 2011, March 29, 2012, April 30, 2012 and July 22, 2012, we closed additional deferred closings pursuant to which we issued an aggregate of 18,198 ordinary shares and warrants to purchase up to an aggregate of 18,198 ordinary shares with an exercise of $46.1595 per share. Of the 24,426 warrants issued, warrants to purchase 20,375 ordinary shares were exercised, and the remaining 4,051 warrants have expired.

March 2014 Share Purchase Agreement.  In March 2014, we closed the March 2014 Share Purchase Agreement pursuant to which we sold an aggregate of 7,621 ordinary-1 shares at a price of $65.61 per share, and issued warrants to purchase up to an aggregate of 7,621 ordinary shares with an exercise price of $65.61.  The warrants may be exercised by cash or by a cashless mechanism, and will expire 7 days following notice of the closing of the IPO and contingent on the closing thereof.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except under certain circumstances for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors in accordance with Israeli Companies Law which are described under “Management—External directors.”

Our directors hold office for their scheduled term unless they are removed from office upon the occurrence of certain events, in accordance with the Israeli Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law. See “Management—Board practices—External directors.”

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, as such are defined in the Companies Law, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six months prior to the date of distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to pay a dividend if our Board of Directors or the court, as applicable, determined that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except under certain circumstances for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of our Board of Directors, or (ii) one or more shareholders holding, in the aggregate, either (a) 5% of our outstanding issued shares and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our amended and restated articles of association;

•
the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of acts and transactions involving related parties, as defined by the Israeli Companies Law;

•	increases or reductions of our authorized share capital; and

•	a merger.

The Israeli Companies Law and our amended and restated articles of association require that a notice of any annual general meeting or special shareholders meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes matters upon which shareholders may vote by means of a voting deed, including the appointment or removal of directors, the approval of a compensation policy with respect to office holders, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and our amended and restated articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least one-third of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law certain actions require a special majority, which may include (i) appointment of external directors, requiring the approval of certain transactions described above under “Management—Board Practices—External Directors”, (ii)  approval of an extraordinary transaction with a controlling shareholder and the terms of employment or other engagement of the controlling shareholder of the Company or such controlling shareholder’s relative (even if not extraordinary), requiring the approval described above under “Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of Controlling Shareholders.”, (iii) approval of executive officer’ compensation inconsistent with our office holder compensation policy, compensation of our chief executive officer, or the compensation of an executive officer who is also the controlling shareholder of our company (including an affiliate thereof), all of which require the special majority approval described above under “Management—NASDAQ Listing Rules and Home Country Practices—Compensation of Officers.”; (iv) approving the authorization of the chairman of the board or a relative thereof to assume the role or responsibilities of the chief executive officer, or the authorization of the chief executive officer or a relative thereof to assume the role or responsibilities of the chairman of the board, for periods of no longer than three years each and subject to receipt of the approval of a majority of the shares voting on the matter, providing that either (1) included in such majority are at least two-thirds of the shares of shareholders who are non-controlling parties and do not have a personal interest in the said resolution (excluding for such purpose any abstentions); or (2) the total number of shares of shareholders specified in clause (3) who voted against the resolution does not exceed two percent (2%) of the voting rights in the company; and (v) mergers, certain private placements that will increase certain types of shareholders’ relative holdings in the company, or certain special tender offers or forced bring along share purchase transactions, all of which require the approval described below under “Acquisitions under Israeli Law”.

Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our share capital requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of the majority of the shareholders in each class of shareholders present at the meeting and who are together the holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a voting deed in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	appointment or removal of directors;

•	approval of transactions with office holders or interested or related parties;

•	approval of a merger;

•
authorization of the chairman of the board or a relative thereof to assume the role or responsibilities of our chief executive officer, and authorization of our chief executive officer or a relative thereof to assume the role or responsibilities of the chairman of the board;

•	approval of an arrangement or reorganization of the Company pursuant to Section 350 of the Israeli Companies Law;

•	approval of the compensation policy with respect to the terms of office and employment of office holders; and

•
other matters in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by voting deed or which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by voting deed does not apply if, to the best knowledge of the Company at the time of calling the general shareholders meeting, a controlling shareholder will hold on the record date for such shareholders meeting, voting power sufficient to determine the outcome of the vote.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the Company and its other shareholders, including voting at general meetings, must act in good faith and in a customary manner, and avoid abusing his or her power.  See “Approval of Related Party Transactions under Israeli Law—Shareholder Duties” above for further detail.

Access to Corporate Records

Under the Israeli Companies Law and our amended and restated articles of association, shareholders are provided access to the following corporate records: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may submit a reasoned request to be provided with any document related to an action or transaction requiring shareholder approval under the approval of related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been submitted in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority (or a special majority, as may be applicable to the particular matter)of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the target company’s issued and outstanding share capital or voting rights is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the issued and outstanding share capital or voting rights of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital and voting rights of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if, following consummation of the tender offer, the acquirer would hold at least 98% of all of the company’s outstanding shares and voting rights (or shares and voting rights of the relevant class)). However, shareholders may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition. Even shareholders who indicated their acceptance of the tender offer may so petition the court, unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital or voting rights of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or voting rights or 90% of the shares or voting rights of the applicable class, from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of a control bloc of shares in a public Israeli company must be made by means of a special tender offer if as a result of the transaction the shareholder could become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law (as described below) is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser could become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. Such exemptions include (a) acquisition of shares issued in the course of a private placement approved by the general meeting of the company as a private placement intended to provide purchaser with holdings of 25% or more of the voting rights in the company, if there is no other shareholder of the company who holds more than 25% of the voting rights in the company, or as a private placement intended to provide purchaser with holdings of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, (b) acquisition of shares from a holder of 25% or more of the voting rights in the company following which purchaser shall hold 25% or more of the voting rights in the company, or (c) acquisition of shares from a holder of 45% or more of the voting rights in the company following which purchaser shall hold 45% or more of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (disregarding holders who control the offeror and who have a personal interest in the acceptance of the offer or the holder of 25% or more of the voting rights of the company, any of their relatives, or corporations controlled by any of the above).

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions between Israeli companies if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting (disregarding abstentions) that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger, or anyone on such parties’ behalf, including relatives of such parties and corporations controlled them, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above in this prospectus under “Management—NASDAQ Listing Rules and Home Country Practices—Shareholder Approval.”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company that have petitioned the court to approve the merger.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures under Israeli Law

The Israeli Companies Law allow us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “—Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders or other corporate bodies, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and, in certain circumstances, an issuance of shares for less than their nominal value, require the approval of both our Board of Directors and an Israeli court.

Transfer Agent

Our transfer agent in the United States will be    .
                   .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our ordinary shares. Sales of substantial amounts of our ordinary shares following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our ordinary shares and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their over-allotment option with respect to this offering and assuming no exercise of options outstanding following the offering, we will have an aggregate of       ordinary shares outstanding upon completion of this offering. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

The remaining ordinary shares will be held by our existing shareholders.  Because substantially all of these shares were sold outside the United States to persons residing outside the United States at the time, they also will be freely tradable without restriction or further registration, except that shares held by affiliates must be sold under Rule 144, and except for the lock-up restrictions described below.  Further, substantially all of our outstanding shares are subject to the lock-up agreements.

Lock-up agreements

We, all of our directors and executive officers and holders of all of our outstanding ordinary shares who holds more than 1% in the company have signed lock-up agreements pursuant to which, subject to certain exceptions, they have agreed not to sell or otherwise dispose of their ordinary shares or any securities convertible into or exchangeable for ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of Aegis Capital Corp. In addition, certain holders of options to purchase our shares have entered into similar lock-up agreements.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, provided that we have filed all reports required by the Exchange Act during the previous 12 months (or such shorter period that were required to file such reports) may sell shares without restriction. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, provided that we have filed all reports required by the Exchange Act during the previous 12 months (or such shorter period that were required to file such reports) is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	one percent of the number of ordinary shares then outstanding, which will equal shares; or

•	the average weekly trading volume of our ordinary shares on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

If an affiliate acquires “restricted securities,” those securities will also be subject to holding period requirements.

Upon expiration of the 180-day lock-up period described above, substantially all of our outstanding  ordinary shares will either be unrestricted or will be eligible for sale under Rule 144. We cannot estimate the number of our ordinary shares that our existing stockholders will elect to sell.

Form S-8 Registration Statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up the ordinary shares issued or reserved for issuance under our 2013 Plan. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued to individuals upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

ISRAELI TAX CONSIDERATIONS

    The following is a summary of the material Israeli income tax laws applicable to us. This section also contains a discussion of material Israeli income tax consequences concerning the ownership and disposition of our ordinary shares. This summary does not discuss all the aspects of Israeli income tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date of this prospectus and does not take into account possible future amendments which may be under consideration.

    General corporate tax structure in Israel

    Israeli resident companies, such as the Company, are generally subject to corporate tax at the rate of 26.5% as of 2014.

    Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel.

    Taxation of our Israeli individual shareholders on receipt of dividends

    Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our ordinary shares (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “substantial shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period.

    As of January 1, 2013, an additional income tax at a rate of 2% is imposed on high earners whose annual income or gain exceeds NIS 811,560.

    A “substantial Shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right.

    The term “Israeli Resident” is generally defined under Israeli tax legislation with respect to individuals as a person whose center of life is in Israel. The Israeli Tax Ordinance New Version, 1961 (the “Israeli Tax Ordinance”) provides that in order to determine the center of life of an individual, account will be taken of the individual’s family, economic and social connections, including: (a) place of permanent home; (b) place of residential dwelling of the individual and the individual’s immediate family; (c) place of the individual’s regular or permanent occupation or the place of his permanent employment; (d) place of the individual’s active and substantial economic interests; (e) place of the individual’s activities in organizations, associations and other institutions. The center of life of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. The presumption in this paragraph may be rebutted either by the individual or by the assessing officer.

    Taxation of Israeli Resident Corporations on Receipt of Dividends

    Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on our ordinary shares as long as the profits from which the dividends were distributed were derived in Israel.

    Capital Gains Taxes Applicable to Israeli Resident Shareholders

    The income tax rate applicable to Real Capital Gain derived by an Israeli individual from the sale of shares which had been purchased after January 1, 2012, whether listed on a stock exchange or not, is 25%. However, if such shareholder is considered a “Substantial Shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. As of January 1, 2013, an additional tax at a rate of 2% is imposed on high earners whose annual income or gains exceed NIS 811,560.

Moreover, capital gains derived by a shareholder who is a dealer or trader in securities, or to whom such income is otherwise taxable as ordinary business income, are taxed in Israel at ordinary income rates (26.5% as of 2014 for corporations and up to 50% for individuals).

    Taxation of Non-Israeli Shareholders on Receipt of Dividends

    Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Shares at the rate of 25% (or 30% for individuals, if such person is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date), which tax will be withheld at source, unless a lower tax rate is provided in a tax treaty between Israel and the shareholder’s country of residence.

    A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

    For example, under the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), Israeli withholding tax on dividends paid to a U.S. resident for treaty purposes may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of a Benefited Enterprise, subject to certain conditions. Where the recipient is a U.S. corporation owning 10% or more of the voting shares of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and the dividend is not paid from the profits of a Benefited Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

    Capital gains income taxes applicable to non-Israeli shareholders

    Non-Israeli resident shareholders are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our ordinary shares, provided that such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of more than 25% in such non-Israeli corporation or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

    Regardless of whether shareholders may be liable for Israeli income tax on the sale of our ordinary shares, the payment of the consideration may be subject to withholding of Israeli tax at the source. Accordingly, shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

    Estate and gift tax

    Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Except as specifically set forth below, the following discussion is limited to the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our ordinary shares by U.S. Holders (as defined below) that purchase ordinary shares pursuant to the offering and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect.  This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own) 10% or more (by voting power or value) of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). Except as expressly set forth herein, this discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the ordinary shares, the U.S. federal income tax consequences relating to an investment in the ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of the ordinary shares.

Persons considering an investment in the ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of the ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions

Subject to the discussion below under “Passive foreign investment company consequences,” a U.S. Holder that receives a distribution with respect to an ordinary share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Israeli tax withheld from such distribution) when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s shares, the remainder will be taxed as capital gain. Because we do not account for our income in accordance with U.S. federal income tax purposes, U.S. Holders should expect all distributions to be reported to them as dividends.

The U.S. dollar value of any distribution on the ordinary shares made in NIS generally should be calculated by reference to the exchange rate between the U.S. dollar and the NIS in effect on the date of receipt of such distribution by the U.S. Holder regardless of whether the NIS so received is in fact converted into U.S. dollars at that time. If the NIS so received is converted into U.S. dollars on the date of receipt, such U.S. Holder generally should not recognize currency gain or loss on such conversion. If the NIS so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder generally will have a basis in such NIS equal to the U.S. dollar value of such NIS on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of such NIS by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

Distributions on the ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Distributions treated as dividends that are received by non-corporate U.S. Holders are expected to qualify for the 20% reduced maximum tax rate available for dividends received from “qualified foreign corporation” provided certain holding periods and other requirements are met. We will not be treated as a qualifying foreign corporation, and therefore the reduced maximum tax rate in effect for 2014 described above will not apply, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see “Passive foreign investment company consequences,” below).

Distributions may be subject to Israeli withholding tax—see—“Taxation—Israeli tax considerations—Taxation of our shareholders—Taxation of non-Israeli shareholders on receipt of dividends.” Subject to certain conditions and limitations, Israeli taxes withheld from distributions by us may be credited against a U.S. Holder’s U.S. federal income tax liability or, alternatively, deducted to determine the U.S. Holder’s taxable income. This election to deduct foreign income taxes is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder that year. Dividends paid on the ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” for U.S. foreign tax credit purposes.

Sale, exchange or other disposition of the ordinary shares

Subject to the discussion below under “Passive foreign investment company consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of a ordinary share in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary share, both amounts determined in U.S. dollars. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders (currently a maximum of 20%) or loss if, on the date of sale, exchange or other disposition, the ordinary share was held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

A U.S. Holder that receives NIS from the sale, exchange or other disposition of ordinary shares will generally realize an amount equal to the U.S. dollar value of the NIS received at the spot rate on the date of sale (or, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). A U.S. Holder will recognize foreign currency gain or loss to the extent the U.S. dollar value of the amount received at the spot exchange rate on the settlement date differs from the amount realized. A U.S. Holder will have a tax basis in the NIS received equal to its U.S. dollar value on the settlement date. Any gain or loss on a subsequent conversion or other disposition of the NIS will be U.S. source ordinary income or loss.

Passive foreign investment company consequences

In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. The average percentage of a corporation’s assets that produce or are held for the production of passive income generally is determined on the basis of the fair market value of the corporation’s assets at the end of each quarter. In determining whether a foreign corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we cannot rule out that we will be a passive foreign investment company within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, or the regulations promulgated thereunder in 2013, 2014 or a subsequent year.  Nevertheless, because this determination is made annually after the close of each taxable year, because we hold and expect to continue to hold following this offering a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate after this offering and may fluctuate considerably given that market prices of technology companies historically often have been volatile, it is difficult to predict whether we will be a PFIC in any taxable year. Even if we determine that we are not a PFIC after the close of our taxable year, there can be no assurance that the Internal Revenue Service, or the IRS, will agree with our conclusion.

If we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon (i) certain distributions by us (generally any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares), and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of the ordinary shares, whether or not we continue to be a PFIC. In these circumstances, the tax will be determined by allocating such distributions or gain ratably over the U.S. Holder’s holding period for the ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals, or corporations, as appropriate applicable to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax. If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we will generally continue to be treated as a PFIC with respect to the holder for all succeeding years during which the U.S. Holder holds ordinary shares even if we cease to meet the requirements for PFIC status.

The tax consequences that would apply if we were a PFIC would be different from those described above if a timely and valid “mark-to-market” election is made by a U.S. Holder for our ordinary shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Any gain from a sale, exchange or other disposition of the ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any realized gain or loss would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only if the ordinary shares are considered “marketable stock”. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Our ordinary shares will be marketable stock as long as they remain listed on the NASDAQ Global Market and are regularly traded. A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any subsidiary that we own.

The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder were able to make a valid “qualified electing fund” (“QEF”) election. As we do not expect to provide U.S. Holders with the information required in order to permit a QEF election, prospective investors should assume that a QEF election will not be available.

If we are a PFIC in any taxable year during which a U.S. Holder owns the ordinary shares, such U.S. Holder may also suffer adverse tax consequences under the PFIC rules described above with respect to any lower-tier PFIC in which we have a direct or indirect equity interest.

Each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information, regardless of whether any of the elections discussed above are made.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the purchase, ownership and disposition of ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares.

Certain reporting requirements with respect to payments of Offer Price

U.S. Holders paying more than U.S. $100,000 for ordinary shares generally will be required to file IRS Form 926 reporting the payment of the Offer Price for an ordinary share to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Information reporting and backup withholding

Dividends on and proceeds from the sale or other disposition of the ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if (i) the holder fails to provide an accurate taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. Backup withholding is not an additional tax.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Certain U.S. Holders who are individuals must report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of this offering (the “Representative”). We have entered into an underwriting agreement dated the date of this prospectus with the Representative.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of our ordinary shares next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp

Total

The underwriters are committed to purchase all the shares offered by us if any shares are purchased, other than those covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus.  In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $      per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of  additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price less the underwriting discounts and commissions that appear on the cover page of this prospectus. If this option is exercised in full, the total price to the public will be approximately $  , and the total proceeds to us, before expenses, will be $ .

Underwriting Discounts and Commissions. We have agreed to pay underwriting discounts and commissions of 6.5% of the gross proceeds of the offering (equivalent to 6.5% of the per share public offering price of $   . The following table shows the public offering price, underwriting discounts and commissions and expenses to be paid by us to the underwriters and the proceeds of the public offering, before expenses, to us.

	Without over-allotment exercise	With full over- allotment exercise
Public offering price	$	$
Underwriting discounts and commissions paid by us (per ordinary share)
Underwriting discounts and commissions paid by us (total)
Proceeds before other expenses (1)
______________________

(1)           We have agreed to pay the underwriters a non-accountable expense allowance in the amount of 1% of the total public offering price of the shares sold (excluding the over-allotment option). We have paid a $25,000 advance to the underwriters, such amount to be applied against the underwriters’ out-of-pocket expenses actually incurred by the underwriters in connection with this offering. We will also pay or reimburse the underwriters over and above the underwriting discount, to cover certain out of pocket items of expenses they incur in connection with this offering, including (i) expenses relating to background checks of our officers and directors not to exceed $5,000 per individual and up to an aggregate of $15,000, (ii) $21,775 for costs associated with the use of Ipreo’s book-building, prospectus tracking and compliance software; (iii) up to $20,000 for the underwriters’ actual accountable “road show” expenses, and (iv) up to $4,000 for commemorative mementos and Lucite tombstones. Excluding the underwriting discounts and commissions, total expenses attributable to this offering are estimated to be approximately $      .

Right of First Refusal. We have agreed to grant to the Representative the right of first refusal to act as lead underwriter or co-lead underwriter for each and every future public and private equity and public debt offerings during such nine (9) month period of the Company, or any successor to or any subsidiary of the Company that takes place within a period of nine (9) months from the date of effectiveness of this offering.

Representative’s Warrants. We have also agreed to issue to the Representative or its designees, at the closing of this offering, warrants (the Representative’s Warrants) to purchase that number of our ordinary shares equal to 5% of the aggregate number of shares sold in the offering (excluding the over-allotment option). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, for four years commencing one year from the date of effectiveness of this registration statement, at a price per share equal to 125.0% of the public offering price per share of ordinary shares at the offering. The Representative’s Warrants and the ordinary shares underlying the Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the ordinary shares underlying the Representative’s Warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the ordinary shares underlying the Representative’s Warrants for a period of 180 days after the effective date of the registration statement. The Representative’s Warrants will provide for one demand registration right with a duration of not more than five years from the date of effectiveness of this registration statement) and customary anti-dilution provisions (for share dividends and splits and recapitalizations) and customary anti-dilution provisions consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. We, our officers and directors and holders of all of our outstanding ordinary shares have entered into lock-up agreements with the underwriters. Under these agreements, we and these other individuals have agreed, subject to specified exceptions, not to sell or transfer any ordinary shares or securities convertible into, or exchangeable or exercisable for, our ordinary shares, during a period ending 180 days after the date of this prospectus, without first obtaining the written consent of the Representative. Specifically, we and these other individuals have agreed not to:

•
offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares, or any options or warrants to purchase any shares of our ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares; or

•
engage in any hedging or other transactions, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the ordinary shares or with respect to any security that includes, relates to, or derives any significant part of its value from the individual’s ordinary shares;

•	whether any such transaction described above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

The restrictions described above, applicable to us, do not apply to:

•	the sale of shares of ordinary shares to the underwriters pursuant to the underwriting agreement;

•
the issuance by us of shares of our ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or that is described in this prospectus;

•
the grant by us of stock options or other stock-based awards, or the issuance of shares of our ordinary shares upon exercise thereof, to eligible participants pursuant to employee benefit or equity incentive plans described in this prospectus, provided that, prior to the grant of any such stock options or other stock-based awards that vest within the restricted period, each recipient of such grant shall sign and deliver a lock-up agreement agreeing to be subject to the restrictions on transfer described above; and

•
the filing by us of a registration statement on Form S-8 or any successor form thereto with respect to the registration of securities to be offered under any employee benefit or equity incentive plans described in this prospectus.

If the Representative agrees to release any party from the restrictions set forth in the lock-up agreement with such party prior to the expiration of the restricted period, all other parties subject to the lock-up agreement shall be entitled to a proportionate release of their ordinary shares from the lock-up agreement restrictions.

 Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fee; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•
Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Initial public offering of ordinary shares

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Offering Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754 1994, or a management company of such a fund;

•	a provident fund as defined in the Control of the Financial Services (Provident Funds) Law 5765-2005, or a management company of such a fund;

•	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741 1981;

•
a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741 1981, other than a joint services company, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•
an investment advisor or investment distributer, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968, acting on its own account;

•
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity fully owned by investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•	an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders’ equity is in excess of NIS 50 million; and

•
an individual fulfilling the conditions of Section 9 to the supplement to the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account (for this matter, Section 9 to the supplement shall be referred to as “as an investor for the meaning of Section 15A(b)(1) of the Securities Law 1968” instead of “as an eligible client for the meaning of this law”).

Offerees of the securities offered hereby (“Investors”) in the State of Israel shall be required to submit written confirmation that they fall within the scope of one of the above criteria, that they are fully aware of the significance of being an Investor pursuant to such criteria and that they have given their consent (the “Consent”).  An appeal to an Investor for the Consent shall not be considered a public offering.  This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

In addition, if a purchase of securities is made within an institutional trading system, as that term is defined in the Tel Aviv Stock Exchange regulations, a person giving a stock exchange member his prior Consent before submitting a purchase order to the institutional trading system for the first time will be seen as acting within the provisions the above criteria with respect to the Consent, provided that if such person is an investor pursuant to the sixth, tenth, eleventh or twelfth bullet points specified above, such person committed in advance that, until the last business day of the third month in each year, he will renew his Consent, and that if he withdraws his Consent, he will notify the stock exchange member immediately and will cease to give purchase orders in such institutional trading institution.

Canada

The Shares sold in this offering have not been and will not be qualified for distribution under applicable Canadian securities laws. Shares may be offered to residents of Canada pursuant to exemptions from the prospectus requirements of such laws.

_____________

The address of Aegis Capital Corp. is 810 Seventh Avenue, 18th Floor, New York, New York 10019.

EXPENSES

We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts and commissions and expenses, will be approximately $    as follows:

SEC filing fee		$4,700
FINRA filing fee
Transfer agent fees and expenses		*
Printer fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$
____________________
* To be completed by amendment

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.  Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriters by Troutman Sanders LLP, New York, New York and Yigal Arnon & Co., Tel-Aviv, Israel.

EXPERTS

The financial statements of Silenseed Ltd. for its fiscal years ended December 31, 2013 and December 31, 2012, included herein have been audited by Kost Forer Gabbay & Kasierer (a Member of EY Global), independent registered public accounting firm, as set forth in their report thereon. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 67067.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Zysman, Aharoni, Gayer & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the judgment is final and is not subject to any right of appeal;

•	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•
the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We expect to maintain a corporate website at www.silenseed.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus, and we have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data  required to be filed with the SEC, and any notices of general meetings of our shareholders.

SILENSEED LTD.
(A development stage company)

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2013

U.S. DOLLARS IN THOUSANDS

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel:+972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

SILENSEED LTD.

(A development stage company)

We have audited the accompanying balance sheets of Silenseed Ltd. (a development stage company) ("the Company") as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders' equity and cash flow for the years then ended and for the period from November 30, 2008 (date of inception) to December 31, 2013. These financial statements are the responsibility of the Company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended and for the period from November 30, 2008 (date of inception) to December 31, 2013, in conformity with generally accepted accounting principles in the United States.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 21, 2014	A Member of EY Global

SILENSEED LTD.
(A development stage company)

BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2013	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$788	$1,598
Restricted bank deposit	36	25
Accounts receivable and prepaid expenses	104	165

Total current assets	928	1,788

Property and equipment, net	9	7

TOTAL ASSETS	$937	$1,795

The accompanying notes are an integral part of the financial statements.

SILENSEED LTD.
(A development stage company)

BALANCE SHEETS

U.S. dollars in thousands, except share data

	December 31,
	2013	2012

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$102	$81
Other accounts payable	139	87

Total current liabilities	241	168

SHAREHOLDERS' EQUITY:
Ordinary shares of NIS 0.01 par value - 1,000,000 shares authorized at December 31, 2013 and 2012; 149,081 issued and outstanding shares at December 31, 2013 and 2012;	(*) -	(*) -
Additional paid- in capital	5,164	4,740
Deficit accumulated during the development stage	(4,468)	(3,113)

Total shareholders' equity	696	1,627

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$937	$1,795

(*)           Represents an amount lower than $ 1.

The accompanying notes are an integral part of the financial statements.

SILENSEED LTD.
(A development stage company)
STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except share and per share data

	December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013

Research and development expenses, net	$1,122	$787	$3,764

General and administrative expenses	236	166	732

Operating loss	1,358	953	4,496

Financial income, net	(3)	(15)	(28)

Loss	$1,355	$938	$4,468

Basic and diluted loss per share	$(9.09)	$(7.30)

Weighted average number of Ordinary shares used in computing basic and diluted loss per share	149,081	128,411

The accompanying notes are an integral part of the financial statements.

SILENSEED LTD.
(A development stage company)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands, except share data

	Ordinary shares				Additional paid-in capital	Deficit accumulated during the development stage	Total shareholders' equity
	Number	Amount

Balance as of November 30, 2008 (date of inception)	-		$-		$-	$-	$-
Issuance of Ordinary shares	70,000		(*) -		-	-	*) -
Issuance of Ordinary shares ($19 per share)	5,263		(*) -		100	-	100

Balance as of December 31, 2008	75,263		(*) -	-	100	-	100
Issuance of Ordinary shares ($42.5 per share)	5,881		(*) -		250	-	250
Exercise of Warrants	618		(*) -		7	-	7
Issuance of Ordinary shares ($43.11 per share)	6,101		(*) -		263	-	263
Share based compensation related to options granted to service providers	-		-		720	-	720
Loss	-		-		-	(894)	(894)

Balance as of December 31, 2009	87,863		(*) -		1,340	(894)	446
Issuance of Ordinary shares ($44.94 per share)	5,951		(*) -		267	-	267
Share based compensation related to options granted to a service providers	-		-		446	-	446
Loss	-		-		-	(662)	(662)

Balance as of December 31, 2010	93,814		(*) -		2,053	(1,556)	497
			(*) -
Issuance of Ordinary shares ($44.94 per share)	3,979		(*) -		179	-	179
Exercise of Warrants	4,313		(*) -		194	-	194
Issuance of Ordinary shares ($46.16 per share)	9,668		(*) -		446	-	446
Share based compensation related to options granted to a service providers	-		-		107	-	107
Loss	-		-		-	(619)	(619)

Balance as of December 31, 2011	111,774		(*) -		2,979	(2,175)	804
Exercise of Warrants	22,359		(*) -		1,031	-	1,031
Issuance of Ordinary shares ($46.16 per share)	14,948		(*) -		690	-	690
Share based compensation related to options granted to a service providers	-		-		40	-	40
Loss	-		-		-	(938)	(938)

Balance as of December 31, 2012	149,081		(*) -		4,740	(3,113)	1,627

Share based compensation related to options granted to a service providers	-		-		424	-	424
Loss	-		-		-	(1,355)	(1,355)

Balance as of December 31, 2013	149,081	$	(*) -		$5,164	$(4,468)	$696

(*)	Represents an amount lower than $ 1.

The accompanying notes are an integral part of the financial statements.

SILENSEED LTD.
(A development stage company)

STATEMENTS OF CASH FLOWS

U.S. dollars in thousands, except share data

	December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013

Cash flows from operating activities

Loss	$(1,355)	$(938)	$(4,468)
Adjustments to reconcile loss to net cash used in operating activities:
Stock based compensation	424	40	1,737
Depreciation	3	2	9
Decrease (increase) in accounts receivable and prepaid expenses	61	(97)	(104)
Increase in trade payables	21	55	102
Increase in other accounts payable	52	27	139

Net cash used in operating activities	(794)	(911)	(2,585)

Cash flows from investing activities

Purchase of property and equipment	(5)	(3)	(18)
Changes in restricted bank deposits	(11)	(25)	(36)

Net cash used in investing activities	(16)	(28)	(54)

Cash flows from financing activities

Exercise of warrants	-	1,031	1,232
Issuance of shares	-	690	2,195

Net cash provided by financing activities	-	1,721	3,427

Increase (decrease) in cash and cash equivalents	(810)	782	788
Cash and cash equivalents at the beginning of the period	1,598	816	-

Cash and cash equivalents at the end of the period	$788	$1,598	$788

The accompanying notes are an integral part of the financial statements.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 1:-	GENERAL

a.
Silenseed (“the Company”) is an Israeli based biopharmaceutical Company discovering and developing RNAi-based treatments for solid tumors, using the Company’s proprietary LODER delivery platform. The Company is focused on three solid tumor cancer diseases – pancreatic, prostate and brain. The Company completed in December 2013 a successful Phase 1 clinical study in patients with locally advanced pancreatic cancer. Treatment is based on the Company’s first product called siG12D-LODER, encompassing siRNA drug against the K-RAS(G12D) oncogene that is delivered continuously along four months within the tumor core. In addition the Company is performing pre-clinical studies toward treatments of prostate tumor, with two new targets targeting both tumor cells and stem cells, and in GBM, using next-gen LODER-nano delivery.

b.
The Company has not generated revenue from the sale of any product, and does not expect to generate significant revenue unless and until the obtaining of marketing approval, and commercialize the First product: siG12D-LODER. Accordingly, the Company is considered to be in the development stage as defined in ASC 915, “Development stage entities”. The Company has incurred losses in the amount of $ 1,316 during the year ended December 31, 2013. The Company has an accumulated deficit in the total amount of $ 4,429 as of December 31, 2013 and as of that date the accumulated negative cash flow from operating activity is in the amount of $ 2,585. The Company’s ability to continue to operate is dependent upon raising additional funds to finance its activities. In March 2014, an investment agreement was signed between the Company and investors, according to which the Company issued 7,621 ordinary-1 shares for $ 65.61 per share for a total consideration of $500. In addition during March 2014, the Company received an approval for an additional Research and Development program from the OCS. The approval allows for a grant of up to approximately $1,383 based on 60% of actual research and development expenses related to development of a drug to treat pancreatic cancer. The costs that are qualified for the OCS support are labor, materials, sub-contractors and equipment. The Company believes that the proceeds from the investment agreements and the approved program from the OCS, plus its existing cash and cash equivalents, should be sufficient to meet its operating and capital requirements at least until the end of 2014.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

a.	Use of estimates:

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Financial statements in U.S. dollars:

The Company finances its operation in U.S. dollars. The majority of the Company's operations are currently conducted in Israel and significant part of the Company's expenses are denominated and determined in U.S. dollar. The Company's management believes that the dollar is the currency of the primary economic environment in which the Company operates and expects to continue to operate in the foreseeable future. Thus, the functional and reporting currency of the Company is the U.S. dollar.
The Company’s transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”, of the Financial Accounting Standards Board (“FASB”). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

d.	Restricted bank deposits:

Restricted bank deposits are pledged in favor of the bank which provides to the Company guarantees with respect to office lease agreements and credit card usage.

e.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and electronic equipment	15-33
Office furniture and equipment	6
Clinical and medical equipment	15-33

The Company's property and equipment are reviewed for impairment in accordance with ASC 360, "Property, Plant, and Equipment," whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2013 and 2012, no impairment losses have been identified.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Research and development expenses, net:

Research and development expenses are expensed as incurred. Royalty-bearing grants from the Office of Chief Scientist ("OCS") for funding approved research and development projects and participation from third-party are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses.

g.	Severance pay:

The Company's liability for severance pay is pursuant to Section 14 of the Severance Compensation Act, 1963 ("Section 14"), all the employees are included under this section, and entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee's name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination. The severance pay liabilities and deposits under section 14 are not reflected in the balance sheet as the severance pay risks have been irrevocably transferred to the severance funds.

h.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes". This topic prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company implements a two-step approach to recognize and measure uncertain tax positions.  The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

As of December 31, 2013 and 2012 the Company has not recorded a liability for uncertain tax positions.

i.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and restricted bank deposits.

Cash and cash equivalents, and restricted bank deposits are invested in major banks in Israel. Management believes that the financial institutions that hold the Company's investments are with high credit standing and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

j.	Fair value of financial instruments:

ASC 820, "Fair Value Measurements and Disclosures", defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

The Company has no financial instruments that are measured at fair value.

The carrying amounts of cash and cash equivalents, restricted bank deposits, accounts receivable and accounts payable, approximate their fair value due to the short-term maturities of such instruments.

k.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year.  Diluted net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year plus dilutive potential equivalent Ordinary shares considered outstanding during the year, in accordance with ASC 260, "Earnings per Share."

All outstanding stock options in the amounts of 32,158 and 31,690 as of December 31, 2013 and 2012, respectively, have been excluded from the calculation of the diluted net loss per share because all such securities are anti-dilutive for all periods presented.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

l.	Accounting for stock-based compensation:

The Company applies ASC 718 and ASC 505-50, "Equity-Based Payments to Non-Employees" ("ASC 505-50"), with respect to options issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options. As all options were granted with a negligible exercise price, the fair value of the options is equal to the share price. Through December 31, 2013, there were no grants to employees.

NOTE 3:	ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2013	2012

Government authorities	$89	$161
Advances to suppliers	2	4
Prepaid expenses	13	-

	$104	$165

NOTE 4:        PROPERTY AND EQUIPMENT, NET

	December 31,
	2013	2012
Cost:
Computers and electronic equipment	$12	$8
Office furniture and equipment	(*) -	(*) -
Clinical and medical equipment	6	5

Total cost	18	13

Accumulated depreciation:
Computers and electronic equipment	6	4
Office furniture and equipment	(*) -	(*) -
Clinical and medical equipment	3	2

Total accumulated depreciation	9	6

Depreciated cost	$9	$7

(*)    Represents an amount lower than $ 1.
Depreciation expenses for the years ended December 31, 2013 and 2012 were $ 3 and $ 2, respectively.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 5:	OTHER ACCOUNTS PAYABLE

	December 31,
	2013	2012

Employees and payroll accruals	$96	$81
Accrued expenses	43	6

	$139	$87

NOTE 6:	RESEARCH AND DEVELOPMENT EXPENSES, NET

	December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013

Research and development expenses	$1,657	$1,247	$5,507

Less:
Participation by the Office of the Chief Scientist	$(535)	$(414)	(1,630)
Participation from third-party (*)	-	(46)	(113)

	$1,122	$787	$3,764

(*) In January 2011, the Company entered into an agreement with a third-party in which the Company granted the third-party the use of materials for a study. The total participation received from the third-party amounted to $ 113. There are no further commitments related to this agreement.

NOTE 7:	INCOME TAXES

a.	Tax rates applicable to the Company:

The Company is incorporated in Israel. Taxable income of Israeli companies is subject to tax at the rate of 25% in 2012 and 2013 and 26.5% in 2014 and onwards.

b.	Net operating losses carry forward:

The Company has accumulated losses for tax purposes as of December 31, 2013 in the amount of approximately $ 2,700 which may be carried forward and offset against taxable income in the future for an indefinite period.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 7:	INCOME TAXES (cont.)

c.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2013	2012

Operating loss carry forward	$711	$450
Other	77	11

	788	461

Net deferred tax asset before valuation allowance	788	461
Valuation allowance	(788)	(461)

Net deferred tax asset	$-	$-

As of December 31, 2013, the Company has provided valuation allowances of $ 788 in respect of deferred tax assets resulting from tax loss carry forward and other temporary differences. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry forward and other temporary differences will not be realized in the foreseeable future.

d.	No liability for uncertain tax positions was recorded as a result of implementation of ASC 740.

e.
The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect of deferred taxes due to the uncertainty of the realization of such deferred taxes.

NOTE 8:-	CONTINGENT LIABILITIES AND COMMITMENTS

a.	Office of the Chief Scientist:

Under agreements with the OCS in Israel regarding research and development projects, the Company is committed to pay royalties to the OCS at rates between 3% and 5% of the income resulting from this research and development, at an amount not to exceed the amount of the grants received by the Company as participation in the research and development program, plus interest at LIBOR. The obligation to pay these royalties is contingent on actual income and in the absence of such income no payment is required. As of December 31, 2013, the amount of the aggregate contingent liability was $1,647.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	CONTINGENT LIABILITIES AND COMMITMENTS (cont.)

b.	Lease Agreement:

1.
In October 2013, the Company entered into a five years' operating lease agreement commencing February 1, 2014. Future minimum lease commitment under the existing non-cancelable operating lease agreement is the annual lease fee in the amount of $44.

2.	The Company leases vehicles under standard commercial operating leases ended April 2014. Future minimum lease commitments under various non-cancelable operating lease agreements are amounted to $ 4.

c.	Settlement with shareholders:

In March 2014 two shareholders made certain claims, and, among other things, asked to receive additional shares in connection with a previously closed financing round. On April 2, 2014, the parties agreed that the shareholders will receive an aggregate of 470 ordinary shares of the Company in consideration of settling their claims. Accordingly, the Company recorded a liability and recognized expenses in the amount of $ 39 based on the fair value of the shares as of December 31, 2013. The liability will be re-measured through the settlement date and then will be classified to shareholders' equity.

NOTE 9:-	SHAREHOLDERS' EQUITY

a.	Share capital:

The ordinary shares confer upon their holders the right to participate and vote in general shareholders meetings of the Company and to share in the distribution of dividends, if any declared by the Company.

In March 2014, the Company entered into a share purchase agreement with investors in which the Company issued 7,621 ordinary-1 shares. The holders of the ordinary-1 shares have the same rights as the holders of ordinary shares in the Company. In addition, the holders of ordinary-1 shares have an anti-dilution protection (see also Note 12.b).

b.	Issuances of shares:

1.
In February 2011, the Company entered into a share purchase agreement with investors. Accordingly, as of December 31, 2011, 3,979 ordinary shares were issued in consideration of $ 179. In addition, as part of the agreement, the Company issued the investors warrants to purchase 3,545 ordinary shares for the exercise price of $ 44.94 for each share out of which 1,984 warrants were exercised in 2012. The remaining warrants expired.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-	SHAREHOLDERS' EQUITY (cont.)

2.
On November 30, 2011 the Company entered into a share purchase agreement ("The agreement") with investors in which the Company issued in 2011 and 2012, 9,668 and 14,948 ordinary shares, respectively, for $ 46.16 each, in a total consideration of $ 1,136. In addition, as part of the agreement, the Company issued to the investors warrants to purchase 24,416 ordinary shares for the exercise price of $ 46.16 for each share. Out of the granted warrants, 20,375 warrants have been exercised in 2012. The remaining warrants expired.

3.	As of December 31, 2013 and 2012, no warrants were outstanding.

c.	2013 incentive option plan:

In June 2013, the Board of Directors of the Company authorized its 2013 Share Option Plan (the "2013 Plan"). The Company reserved for grants of options up to 33,828 of the Company's Ordinary shares. The options to be granted under the Plan have generally a four-year vesting term, and are to expire ten years after the grant date. As of December 31, 2013 an amount of 1,670 options are available for future grants.

d.	Options granted to service providers:

Over the years (as described in the table below) the Company granted options to certain service providers. Those option grants were subject to approval of the Board of Directors. Awards made under an arrangement that is subject to board approval were deemed to be granted as approval is essentially a formality (or perfunctory), because management controls enough votes to approve the arrangement in the Board of directors. Accordingly, the "Grant Date" for those grants was determined to be the date at which the Company and the service providers reached a mutual understanding of the key terms and conditions of the option awards.

The outstanding options granted to service providers are as follows:

Grant date	Number of options	Exercise price	Expiration date

February 23, 2009	30,000	$0.01	April 3, 2024
September 1, 2009	638	NIS 0.01(*)
July 1, 2010	526	$0.01
January 4, 2011	526	$0.01
November 26, 2013	468	$0.01

Outstanding as of December 31, 2013	32,158	$0.01

Exercisable as of December 31, 2013	24,395	$0.01

(*) New Israeli Shekels

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-	SHAREHOLDERS' EQUITY (cont.)

Out of the 32,518 outstanding options as of December 31, 2013, 24,395 were vested and 7,763 were expected to vest. On February 9, 2014, the 7,763 were fully vested.

As of December 31, 2013, the weighted-average remaining contractual term of the outstanding and exercisable options was 5.29 and 5.31 years, respectively; the aggregated intrinsic value of the outstanding and exercisable options is $ 2,669 and $ 2,024. As of December 31, 2013, the unrecognized compensation cost was $ 15 to be recognized in 2014.

The weighted average fair value of the unvested options as of December 31, 2013 and 2012 was $83.10 and $40.50, respectively.

The weighted average grant date fair value of the options granted during the year ended December 31, 2013 was $ 83.10. All options granted in 2013 were fully vested upon grant.

f.	Share-based payment:

The share based expense recognized in the financial statements for services received from non-employees is shown in the following table:

	Year ended December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013

Research and development, net	$424	$40	$1,737

NOTE 10:-	RELATED PARTY BALANCES AND TRANSACTIONS

            Related parties' expenses:

	Year ended December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013
Amounts charged to:

Research and development (*)	$168	$142	$537

General and administrative expense (*)	$56	$48	$184

(*) Under the employment agreement, dated December 1, 2008, with the Company's Chief Executive Officer and Director, the CEO is entitled to a gross monthly salary of $ 15.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 11:-	FINANCIAL INCOME, NET

	Year ended December 31,		Period from November 30, 2008 (date of inception) to December 31,
	2013	2012	2013

Financial income:
Interest income	$4	$6	$15
Exchange rates	2	13	24

	6	19	39

Financial expenses:
Interest expense	$(3)	$(4)	$-
Exchange rate	-	-	(11)

	(3)	(4)	(11)

	$3	$15	$28

NOTE 12:-	SUBSEQUENT EVENTS

a.
The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of financial statements to identify matters that require additional disclosure. For its financial statements as of December 31, 2013 and for the year then ended, the Company evaluated subsequent events through May 21, 2014, the date that the financial statements were issued. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

b.
In March 2014, an investment agreement was signed between the Company and certain investors, pursuant to which the Company issued 7,621 ordinary-1 shares for $ 65.61 per share for a total consideration of $500. In addition, as part of the investment agreement, the Company issued to the investors 7,621 warrants to purchase ordinary shares for an exercise price of $65.61 per share. Each ordinary-1 Share shall be converted, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of ordinary shares. In the event that prior to the closing of a Qualified IPO, the Company issues any additional shares at a price per share lower than the applicable conversion price of the ordinary-1 shares in effect immediately prior to such issuance, then the applicable conversion price for such ordinary-1 shares shall be reduced to the price at which such ordinary shares were issued, for no additional consideration. Except of this adjustment to the conversion price, the ordinary-1 shares’ holders have the same rights as the ordinary shares in the Company. According to the terms of the agreement, all the ordinary-1 shares shall be automatically converted into ordinary shares upon the closing of a Qualified IPO.

The Company will classify these warrants as equity according to ASC 815-40-15.

SILENSEED LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 12:-	SUBSEQUENT EVENTS (cont.)

c.
In March 2014, the Company received an approval for an additional Research and Development program from the OCS. The approval allows for a grant of up to approximately $1,383 based on research and development expenses.

d.	During 2014, the Company granted 950 options to ordinary shares to employees and service providers.

e.
During 2014, the Company’s board of directors resolved to issue 1,000 fully vested options to acquire ordinary shares to a consultant, subject to the consummation of the IPO. The exercise price shall be the initial offering price determined in the IPO. The expiration date of the options shall be three years from the grant date.

Ordinary Shares

PROSPECTUS

Aegis Capital Corp

     , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our amended and restated articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the Company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction; and

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the Company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

•	a breach of duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of an office holder;

•
a breach of duty of loyalty to the Company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the Company; and

•	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

The Israeli Securities Law, provides that a company cannot obtain insurance against or indemnify a third party (including its officers and/or employees) for any administrative procedure conducted by the Israeli Securities Authority and/or monetary fine (other than for certain legal expenses and payments of damages to an injured party).  The Israeli Securities Law permits insurance coverage and/or indemnification for certain liabilities incurred in connection with an administrative procedure, such as reasonable legal fees and certain compensation payable to injured parties for damages suffered by them, provided that such insurance and/or indemnification is permitted under the company's articles of association. Our articles of association contain such a provision.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our compensation committee, our Board of Directors and, in certain circumstances, by our shareholders.  We have obtained directors' and officers' liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law, and our articles of association. In addition, we have entered into indemnification agreements with each of our directors and officers providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries', directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

It is our intention to include in our office holders compensation policy to be brought for approval of the shareholders following the initial issuance of the securities hereunder (and as required under the Companies Law) applicable provisions with respect to directors’ and officers’ liability insurance for the benefit of our office holders, as well as with respect to indemnification of office holders.

Item 7.    Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 1, 2011.

•
From February through March 2011, we sold an aggregate of 3,979 ordinary shares in a private placement at a price of $44.94 per share, for an aggregate consideration of $178,816. In connection with the issuance of the ordinary shares, we issued warrants to purchase up to 3,545, at an exercise price of $44.94 per share.

•
On November 30, 2011, we sold an aggregate of 4,313 ordinary shares at a price of $44.94 per share, for an aggregate consideration of $193,826, pursuant to the exercise of warrants issued in December 2010.

•
On November 30, 2011, and in its deferred closings on December  28, 2011 March 29, 2012, April 30, 2012 and July 22, 2012, we sold an aggregate of 24,616 ordinary shares in a private placement at a price of $46.16 per share, for an aggregate consideration of $1,136,262. In connection with the issuance of the ordinary shares, we issued warrants to purchase up to 24,416 ordinary shares, at an exercise price of $46.16 per share.

•	On March 28, 2012, we sold an aggregate of 1,984 ordinary shares at a price of $44.94 per share, for an aggregate consideration of $89,160, pursuant to the exercise of warrants issued in March 2011.

•
On October 17, 2012, we sold an aggregate of 11,276 ordinary shares at a price of $46.16 per share, for an aggregate consideration of $520,494, pursuant to the exercise of warrants issued in November 2011.

•
On February 2013, we sold an aggregate of 9,099 ordinary shares at a price of $46.16 per share, for an aggregate consideration of $420,005, pursuant to the exercise of warrants issued in November 2011 and April 2012.

•
In March 2014, we sold an aggregate of 7,621 ordinary-1 shares in a private placement at a price of $65.61 per share, for an aggregate consideration of $499,986. In connection with the issuance of the ordinary-1 shares, we issued warrants to purchase up to 7,621 ordinary shares at an exercise price of $65.61. The warrants may be exercised for cash or by a cashless mechanism, and will expire seven days following a notice of the closing of an initial public offering and contingent on the closing thereof.

We claimed exemption from registration under the Securities Act for the foregoing transactions under Regulation S under the Securities Act and / or Regulation D under the Securities Act and / or Section 4(a)(2) under the Securities Act. No underwriters were employed in connection with the securities issuances set forth in this Item 7.

Item 8.    Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement by and among the Company and the underwriters named therein.
3.1*	Articles of Association of the Company, as currently in effect.
3.2*	Amended and Restated Articles of Association of the Company, to be in effect upon completion of this offering.
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1).
4.2*	Registration Rights Agreement between the Company and the holders of Ordinary Shares that are parties thereto.
5.1*	Opinion of Zysman, Aharoni, Gayer & Co., Israeli counsel to the Company, as to the validity of the ordinary shares being offered (including consent).
10.1*	Silenseed Ltd. 2013 Incentive Option Plan. (#)
10.2*	Employment Agreement between the Company and Dr. Amotz Shemi, effective December 1, 2008. (#)
10.3*	Independent Contractor Agreement between the Company and Mr. Yoram Bibring, effective May 11, 2014. (#)
10.4*	Consulting Agreement between the Company and Dr. Eithan Galun, effective June 10, 2008. (#)
10.5*	Amendment to Consulting Agreement between the Company and Dr. Eithan Galun, dated March 12, 2012. (#)
10.6∞	Letter of Approval from the Office of the Chief Scientist dated July 9, 2009.
10.7∞	Letter of Approval from the Office of the Chief Scientist dated January 28, 2010.
10.8∞	Letter of Approval from the Office of the Chief Scientist dated December 31, 2010.
10.9∞	Letter of Approval from the Office of the Chief Scientist dated February 2, 2012.
10.10∞	Letter of Approval from the Office of the Chief Scientist dated May 13, 2013.
10.11∞	Letter of Approval from the Office of the Chief Scientist dated March 2, 2014.
10.12∞*
Summary of Lease Agreement dated October 2, 2013, by and among the Company and S.M.L. Solomon Industrial Buildings Ltd. and Infrastructure Management & Development of C.P.M. Ltd., as supplemented on October 2, 2013, and February 10, 2014.

10.13	Agreement for the Rendering of Services Environment by and between the Company and Hadasit Medical Research Services & Development Ltd., dated March 26, 2014.
23.1	Consent of Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global).
23.2*	Consent of Zysman, Aharoni, Gayer & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).
______________________
* To be filed by amendment.
(#) Management contract or compensatory plan.
∞ English translation of original Hebrew document.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9.    Undertakings

(a)           The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrant hereby undertakes that:

(1)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on June 13, 2014.

SILENSEED LTD.

By:	/s/ Amotz Shemi
Amotz Shemi
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Silenseed Ltd. hereby constitute and appoint Amotz Shemi with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Illan Shiloah	Chairman of the Board of Directors	June 13, 2014
Illan Shiloah

/s/ Amotz Shemi	Chief Executive Officer and Director	June 13, 2014
Amotz Shemi	(Principal Executive Officer)

/s/ Yoram Bibring	Chief Financial Officer	June 13, 2014
Yoram Bibring	(Principal Financial Officer and Principal Accounting Officer)

/s/ Shmuel Cabilly	Director	June 13, 2014
Shmuel Cabilly

/s/ Eithan Galun	Director	June 13, 2014
Eithan Galun

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silenseed Ltd., has signed this registration statement on June 13, 2014.

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

ZYSMAN, AHARONI, GAYER AND SULLIVAN & WORCESTER LLP